SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Broadcom Corporation

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BROADCOM CORPORATION
5300 California Avenue
Irvine, California 92617-3038

March 29, 2007

Dear Fellow Shareholder:

We cordially invite you to attend our 2007 Annual Meeting of Shareholders, which will be held at our new corporate headquarters, 5300 California Avenue, Irvine, California, at 10:00 a.m. local time, Wednesday, May 2, 2007. The formal meeting notice and proxy statement are attached.

At this year’s Annual Meeting, shareholders will be asked to elect nine directors, approve an amendment and restatement of our 1998 Employee Stock Purchase Plan, approve our Executive Officer Performance Bonus Plan, approve an amendment and restatement of our 1998 Stock Incentive Plan, and ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007. In addition, shareholders will consider a shareholder proposal, if properly presented, and transact any other business that may properly come before the meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. We urge you to vote promptly by mailing a completed proxy card in the enclosed postage-paid envelope or by voting electronically over the Internet or by telephone. If your shares are held in the name of a brokerage firm or bank, you will receive a voting instruction form in lieu of a proxy card and may also be eligible to vote electronically. Timely voting by any of these methods will ensure your representation at the Annual Meeting.

We look forward to seeing you May 2nd.

Sincerely,

Henry Samueli, Ph.D.	Scott A. McGregor
Chairman of the Board and Chief Technical Officer	President and Chief Executive Officer and Director

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BROADCOM CORPORATION
NOTICE OF THE 2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2007

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Broadcom Corporation, a California corporation, will be held at our new corporate headquarters, 5300 California Avenue, Irvine, California, at 10:00 a.m. local time, May 2, 2007, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect nine directors to serve on our Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified. The nominees for election are George L. Farinsky, Maureen E. Grzelakowski, Nancy H. Handel, John Major, Scott A. McGregor, Alan E. Ross, Henry Samueli, Ph.D., Robert E. Switz and Werner F. Wolfen.

2.	To approve an amendment and restatement of Broadcom’s 1998 Employee Stock Purchase Plan, as previously amended and restated, that would (i) extend the term of the plan through April 30, 2017, (ii) increase the limitation on the amount by which the share reserve of the plan is to automatically increase each year to not more than 10,000,000 shares of Class A common stock, and (iii) effect various technical revisions to facilitate plan administration.

3.	To approve the Broadcom Corporation Executive Officer Performance Bonus Plan under which incentive bonuses, qualifying as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, may be provided to certain executive officers.

4.	To approve an amendment and restatement of Broadcom’s 1998 Stock Incentive Plan, as previously amended and restated, that would (i) extend the term of the plan through March 9, 2017, (ii) eliminate our ability to reduce the exercise price of outstanding options, except in connection with certain changes to our capital structure, (iii) eliminate our ability to grant options with exercise prices less than 100% of the fair market value of our Class A common stock on the date of grant, (iv) increase the limitation on the amount by which the share reserve of the plan is to automatically increase each year to not more than 45,000,000 shares of Class A common stock, and (v) effect various technical revisions to facilitate plan administration.

5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007.

6.	To consider a shareholder proposal, if properly presented at the Annual Meeting.

7.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

All shareholders of record at the close of business March 6, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

We cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card or by voting electronically over the Internet or by telephone. If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, in lieu of a proxy card you should receive from that institution an instruction form for voting by mail, and you may also be eligible to vote your shares electronically. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted. Shareholders who elected to access the 2007 proxy statement and 2006 annual report to shareholders over the Internet will receive an email with information on how to access the shareholder information and voting instructions. For information regarding voting in person at the Annual Meeting, please see “How do I vote?” on page 2 of the proxy statement.

For admission to the Annual Meeting, each shareholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of our common stock as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership.
BY ORDER OF THE BOARD OF DIRECTORS

David A. Dull
Irvine, California March 29, 2007	Senior Vice President, Business Affairs, General Counsel and Secretary

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO BE ABLE TO VOTE YOUR SHARES ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE. FOR THAT PURPOSE, PLEASE REVIEW THE VOTING INSTRUCTIONS INCLUDED WITH THIS MAILING OR ELECTRONIC DISTRIBUTION.

Broadcom®, the pulse logo, Connecting everything® and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. JavaTM is a trademark of Sun Microsystems, Inc. The Nasdaq Stock Market® is a trademark and Nasdaq Global Select MarketSM is a service mark of The Nasdaq Stock Market, Inc. S&P 500® is a trademark of the McGraw-Hill Companies, Inc. Any other trademarks or trade names mentioned are the property of their respective owners.

©2007 Broadcom Corporation. All rights reserved.	This proxy statement is printed on recycled paper.

BROADCOM CORPORATION

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2007

*	These items are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission.

†	Appendices B, C and D to this proxy statement have been filed with the Securities and Exchange Commission but are not printed as part of the proxy solicitation materials. Any shareholder who wishes to obtain a copy of an appendix may do so by accessing the Securities and Exchange Commission’s website at www.sec.gov.

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2007

The enclosed proxy is solicited on behalf of the Board of Directors of Broadcom Corporation, a California corporation, for use at our 2007 Annual Meeting of Shareholders to be held May 2, 2007 and at any adjournment(s) or postponement(s) thereof, referred to in this proxy statement as the Annual Meeting. The Annual Meeting will be held at 10:00 a.m. local time at our new corporate headquarters, 5300 California Avenue, Irvine, California. We anticipate that the proxy solicitation materials will be mailed (or made available electronically, for shareholders who elected to access these materials over the Internet) on or about March 29, 2007 to all shareholders entitled to vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At this year’s Annual Meeting, shareholders will be asked to elect nine directors, approve an amendment and restatement of our 1998 Employee Stock Purchase Plan, approve our Executive Officer Performance Bonus Plan, approve an amendment and restatement of our 1998 Stock Incentive Plan, ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007, consider a shareholder proposal, if properly presented, and transact any other business that may properly come before the meeting. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the preceding notice and are described in more detail in this proxy statement.

Who is entitled to vote?

To be able to vote, you must have been a shareholder on March 6, 2007, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, 474,342,135 shares of our Class A common stock, par value $0.0001 per share, and 73,575,156 shares of our Class B common stock, par value $0.0001 per share, were issued and outstanding. No shares of our preferred stock, par value $0.0001 per share, were outstanding on the record date. The Class A common stock and the Class B common stock are collectively referred to in this proxy statement as the common stock.

Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

Are the numbers in this proxy statement adjusted for the 2006 stock split?

All share numbers and prices reported in this proxy statement have been adjusted to reflect the three-for-two stock split effected February 21, 2006 through the payment of a dividend of one additional share of Class A common stock for every two shares of Class A common stock outstanding, and one additional share of Class B common stock for every two shares of Class B common stock outstanding, to holders as of the dividend record date of February 6, 2006.

How many votes do I have?

Holders of common stock will vote at the Annual Meeting as a single class on all matters. Each holder of Class A common stock is entitled to one vote per share held, and each holder of Class B common stock is entitled to ten votes per share held. As a result, a total of 1,210,093,695 votes may be cast on each matter at the Annual Meeting.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding common stock entitled to vote and representing a majority of the voting power of such shares will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

For Proposal One, the nine nominees receiving the highest number of affirmative votes of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to vote, will be elected as directors to serve until the next annual meeting of shareholders and/or until their successors are duly elected and qualified. Abstentions will have no effect on the outcome of the election of candidates for director. Additionally, the election of directors is a matter on which a broker or other nominee is generally empowered to vote, and therefore no broker non-votes are expected to exist in connection with Proposal One.

Approval of Proposals Two, Three, Four, Five and Six requires a vote that satisfies two criteria: (i) the affirmative vote must constitute a majority of the voting power present or represented by proxy and voting on the proposal, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute the quorum. For purposes of these proposals, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast for or against the proposal. However, abstentions and broker non-votes may affect the outcome under clause (ii) because abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a vote against the proposal. Since proposals concerning modifications to stock incentive plans, cash bonus plans like the Executive Officer Performance Bonus Plan and shareholder proposals are not matters on which brokers are empowered to vote without instructions, there may be broker non-votes on Proposals Two, Three, Four and Six. In contrast, the ratification of the appointment of the independent registered public accounting firm for 2007 is a matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Five.

How do I vote?

You may vote by one of three ways: (i) electronically over the Internet or by telephone, (ii) by mail or (iii) by ballot in person at the meeting.

If you are a “registered holder,” that is your shares are registered in your own name through our transfer agent, you may vote by returning a completed proxy card in the enclosed postage-paid envelope. Instructions for voting over the Internet or by telephone are set forth on the proxy card. If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. A large number of banks and brokerage firms participate in the ADP Investor Communication Services online program, which provides eligible shareholders the opportunity to vote over the Internet or by telephone. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, Tuesday, May 1, 2007.

If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

Shareholders who elected to access our 2007 proxy statement and 2006 annual report to shareholders electronically over the Internet will receive an email, referred to in this proxy statement as an email notice, with information on how to access the shareholder information and voting instructions.

Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

If you are a registered holder, you may also vote your shares in person at the Annual Meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards and voting instruction forms that have been signed, dated and timely returned will be counted in the quorum and voted.

If you registered more than one account for online access of shareholder communications, you will receive more than one email notice with voting instructions. Please follow the electronic voting instructions for each email notice you receive to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If the enclosed proxy card or voting instruction form is properly signed, dated and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions. If you do not specify how the shares represented thereby are to be voted, your shares will be voted FOR the election of each of the nine nominees to our Board listed in the proxy card or voting instruction form, FOR the approval of Proposals Two, Three, Four and Five, and AGAINST Proposal Six. The enclosed proxy card or voting instruction form also grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting including any procedural matters.

Can I change my vote after I have voted?

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our Secretary at Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005. If you attend the Annual Meeting and vote by ballot, any proxy card that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting; please note that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy card issued in your name from the record holder.

How and when may I submit a shareholder proposal for the 2008 Annual Meeting of Shareholders?

In the event that a shareholder desires to have a proposal considered for presentation at our 2008 Annual Meeting of Shareholders, and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Secretary so that it is received no later than November 30, 2007. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act.

If a shareholder, rather than seeking to include a proposal in the proxy statement and proxy card as discussed above, commences his or her own proxy solicitation for the 2008 Annual Meeting of Shareholders or seeks to nominate a candidate for election as a director or to propose business for consideration at that meeting, we must receive notice of the proposal no later than February 13, 2008. If the notice is not received by February 13, 2008, it will be considered untimely under Rule 14a-4(c)(1) promulgated under the Exchange Act and the proxy holders designated by Broadcom will have discretionary voting authority under proxies solicited for the 2008 Annual Meeting of Shareholders with respect to such proposal, if properly presented at the meeting.

Please address any shareholder proposals or notices of proposals to our Secretary at Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005.

How can I sign up to access future shareholder communications electronically?

Shareholders who have email accounts may be able to elect to access our annual reports and proxy materials online through our online delivery service. By using this service, you will improve the speed and efficiency by which you can access these materials and help us reduce the environmental impact and costs of printing and distributing paper copies.

To enroll in the online delivery program, please follow the instructions at www.icsdelivery.com/broadcom.

Who should I contact for additional information regarding the online delivery service or electronic voting?

Please call our Shareholder Services Department at +1.949.926.6400 or contact us by email at shareholder@broadcom.com.

Who will bear the cost of soliciting proxies?

We will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing and distribution of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to those individuals for any such services.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

Nine directors are to be elected to our Board of Directors, referred to in this proxy statement as the Board, at the Annual Meeting, to hold office until the next annual meeting of shareholders and/or until their successors are duly elected and qualified. You cannot vote for a greater number of persons than the nominees named (nine). Each of the nominees listed below has been nominated by our existing Board upon the recommendation of its Nominating & Corporate Governance Committee.

The following table sets forth certain information as of March 6, 2007 concerning the nominees for director:

		Director
Name	Age	Since	Positions with Broadcom

George L. Farinsky(1)	71	2002	Director
Maureen E. Grzelakowski(2)	52	2005	Director
Nancy H. Handel(3)	55	2005	Director
John Major(4)	61	2003	Director
Scott A. McGregor(5)	50	2005	President, Chief Executive Officer and Director
Alan E. Ross	72	1995	Director
Henry Samueli, Ph.D.(6)	52	1991	Chairman of the Board and Chief Technical Officer
Robert E. Switz(7)	60	2003	Director
Werner F. Wolfen(8)	76	1994	Lead Independent Director

(1)	Chair of the Audit Committee.
(2)	Member of the Compensation and Nominating & Corporate Governance Committees.
(3)	Member of the Audit Committee.
(4)	Chair of the Compensation Committee, Member of the Audit, Equity Award and Nominating & Corporate Governance Committees.
(5)	Chair of the Equity Award Committee.
(6)	Member of the Equity Award Committee.
(7)	Chair of the Nominating & Corporate Governance Committee and Member of the Audit Committee.
(8)	Member of the Audit and Compensation Committees.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the nine nominees named above. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our Board. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Following is a brief description of the business experience and educational background of each of the nominees for director, including the capacities in which he or she has served during the past five years:

George L. Farinsky has been a director since February 2002. Mr. Farinsky has been retired since 1991 and served as a consultant until 2000. From 1987 to 1991 he was Executive Vice President and Chief Financial Officer of Ashton-Tate Corporation. Prior to joining Ashton-Tate, Mr. Farinsky held executive management positions at the Bank of British Columbia, Dysan Corporation, Kaiser Industries Corporation, Kaiser Resources, Ltd., Mattel, Inc. and Teledyne, Inc. Mr. Farinsky holds a B.S. in Business Administration from the University of San Francisco and is a certified public accountant licensed in California, but is not engaged in public practice.

Maureen E. Grzelakowski has been a director since November 2005. Since May 2003, Ms. Grzelakowski has been a senior advisor to Investor Growth Capital, Inc., a venture capital and private equity firm, and is a technology consultant for companies in the Internet and telecommunications industries. From 1996 to 1999 Ms. Grzelakowski held senior management positions with Motorola, Inc., including Senior Vice President and General Manager of Strategic Marketing, Corporate Vice President and General Manager of the Cellular Systems Group, and Vice President and General Manager of the International Cellular Infrastructure Division. From 1992 to 1995 she held several executive positions at AT&T Corp., including Vice President and General Manager of the multi-billion dollar global Switching

Systems business. In addition, during her career at AT&T she served in several positions at Bell Laboratories, now a subsidiary of Lucent Technologies Inc. In 2000 Ms. Grzelakowski served briefly as Senior Vice President, Wireless, Office of the Chairman at Dell Inc., where she worked with Founder and Chairman Michael Dell. Ms. Grzelakowski is also a director of Kemet Electronics Corporation, a manufacturer of solid-state tantalum, multilayer ceramic and aluminum capacitors. Ms. Grzelakowski received a B.S. in Electrical Engineering, an M.S. in Computer Science and an M.B.A. from Northwestern University.

Nancy H. Handel has been a director since November 2005. Ms. Handel was the Senior Vice President, Chief Financial Officer of Applied Materials, Inc., a supplier of equipment and services to the global semiconductor industry, from October 2004 through November 2006. From November 2006 to January 2007, Ms. Handel served as Senior Vice President, Finance at Applied Materials and assisted in the transition with their new chief financial officer. She retired from Applied Materials in January 2007. From 1985 to October 2004 she served in various key financial leadership positions at Applied Materials, including four years as Deputy Chief Financial Officer, Corporate Controller and Principal Accounting Officer, and 13 years as Treasurer. Prior to joining Applied Materials, Ms. Handel held various financial management positions with Raychem Corporation, an electronics manufacturer, Crown Zellerbach Corporation, a paper manufacturing company, and two private early stage companies. Ms. Handel received a B.S. in Economics from Purdue University and an M.B.A. from The Ohio State University, and is a graduate of the Stanford Executive Program.

John Major has been a director since January 2003. In January 2003 he founded MTSG, a strategic consulting and investment company of which he also serves as President. From April 2004 to October 2006, Mr. Major served as Chief Executive Officer of Apacheta Corporation, a privately-held mobile, wireless software company whose products are used to manage retail inventory, service and deliveries. From August 2000 until January 2003, Mr. Major was Chairman and Chief Executive Officer of Novatel Wireless, Inc., a wireless data access solutions company. Prior to August 2000, he was the founder and Chief Executive Officer of the Wireless Internet Solutions Group, a strategic consulting firm. From November 1998 to November 1999, Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a joint venture of Qualcomm Incorporated and Microsoft Corporation. From 1997 until 1998 he served as President of the Wireless Infrastructure Division of Qualcomm. Prior to that, for approximately 18 years, he held various positions at Motorola, Inc., the most recent of which was Senior Vice President and Chief Technology Officer. Mr. Major is a director of two other public companies: Lennox International, Inc., a provider of climate control solutions, and Littelfuse Inc., a provider of circuit protection solutions. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, an M.S. in Mechanical Engineering from the University of Illinois, an M.B.A. from Northwestern University and a J.D. from Loyola University.

Scott A. McGregor has served as our President and Chief Executive Officer and as a director since January 2005. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining us, Mr. McGregor was President and Chief Executive Officer of Philips Semiconductors, a diversified semiconductor supplier and a division of Netherlands-based Royal Philips Electronics, from September 2001 through October 2004, and a member of the Group Management Committee of Royal Philips Electronics from September 2001 through December 2004. From February 1998 until September 2001, Mr. McGregor served as the head of the Emerging Business unit of the Philips Semiconductors division and as Executive Vice President of Philips Semiconductors’ Communications Businesses. Prior to his employment at Philips, Mr. McGregor held senior positions at the Xerox Palo Alto Research Center, Microsoft Corporation, Digital Equipment Corporation (now a part of Hewlett-Packard Company) and the Santa Cruz Operation Inc. (SCO). Mr. McGregor is a director of Progress Software Corporation, a publicly-held software company. He received a B.A. in Psychology and an M.S. in Computer Science and Computer Engineering from Stanford University.

Alan E. Ross has been a director since November 1995. He is currently an independent venture capitalist. From January 2003 until January 2005, Mr. Ross served as Broadcom’s President and Chief Executive Officer. Previously he served as our Chief Operating Officer from November 2002 until January 2003. Mr. Ross served as Chairman of the Board and Chief Executive Officer of Worldwide Semiconductor Manufacturing Corporation from 1996 until April 1999. In addition, he served as Chief Executive Officer of Gambit Automated Design, Inc., an integrated circuit and tool manufacturer, from 1997 until 1998, and as President of Rockwell Telecommunications Group from 1990 to 1995. Mr. Ross received a B.S. in Industrial Management from San Diego State University.

Henry Samueli, Ph.D. is our co-founder and has served as a director and as Chief Technical Officer since Broadcom’s inception in 1991, as Chairman of our Board of Directors since May 2003, and as Co-Chairman of the Board until May 2003. He served as Vice President of Research & Development from our inception until March 2003. Dr. Samueli is also a director and officer of certain Broadcom subsidiaries. Since 1985 Dr. Samueli has been a professor in the Electrical Engineering Department at the University of California, Los Angeles, where he has supervised advanced research programs in broadband communications circuits. Dr. Samueli has been on a leave of absence from UCLA since 1995. Dr. Samueli was the Chief Scientist and one of the founders of PairGain Technologies, Inc., a telecommunications equipment manufacturer, and he consulted for PairGain from 1988 to 1994. From 1980 until 1985 Dr. Samueli was employed in various engineering management positions in the Electronics and Technology Division of TRW, Inc. Dr. Samueli received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles. Dr. Samueli is a named inventor in 40 U.S. patents. He is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), a Fellow of the American Academy of Arts and Sciences, and a Member of the National Academy of Engineering.

Robert E. Switz has been a director since May 2003. Mr. Switz has been President and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of broadband network equipment and software, since August 2003, and from 1994 until August 2003 he served in various senior management positions at ADC, including Chief Financial Officer, Executive Vice President and Senior Vice President. Mr. Switz was appointed a director of ADC in August 2003. Mr. Switz was President of ADC’s former Broadband Access and Transport Group from November 2000 until April 2001. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision microelectronics, most recently as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. Mr. Switz is also a director of Micron Technology, Inc., a publicly-held semiconductor company. Mr. Switz received a B.S. in Business Administration from Quinnipiac University and an M.B.A. from the University of Bridgeport.

Werner F. Wolfen has been a director since July 1994. Mr. Wolfen was elected our Lead Independent Director in May 2003. Since January 1999 Mr. Wolfen has served as President of Capri Investments, LLC, an investment advisory firm owned by him. Previously, Mr. Wolfen served as a Senior Partner of the law firm of Irell & Manella LLP until 1998 and was Co-Chairman of that firm’s Executive Committee from 1982 to 1992. Mr. Wolfen has served as a director of several public and private companies and currently serves as a director of Calhoun Vision, Inc., Pre-Cash Corporation, and The Schrillo Company, all private companies. Mr. Wolfen received a B.S. in Business Administration from the University of California, Berkeley and a J.D. from the University of California Boalt Hall School of Law.

Corporate Governance

Our Board believes that good corporate governance is paramount to ensure that Broadcom is managed for the long-term benefit of our shareholders. Over the past five years, the Board and management have undertaken a comprehensive and continuous effort to review and enhance our governance policies and practices. In conducting this review, they have looked to suggestions by various authorities on corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act of 2002, various new and proposed rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, and the listing standards of The Nasdaq Stock Market®, referred to in this proxy statement as Nasdaq. As a result, the Board and management have instituted a number of initiatives to improve our corporate governance policies and practices.

Our Board has adopted Corporate Governance Guidelines that guide its actions with respect to, among other things, the composition of the Board and its decisionmaking processes, Board meetings and involvement of management, the Board’s standing committees and procedures for appointing members of the committees, and its performance evaluation for our Chief Executive Officer. In addition, the Board has adopted a Code of Ethics and Corporate Conduct, referred to in this proxy statement as the Code of Ethics, that applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer and other senior financial officers. The Code of Ethics, as applied to our principal executive officer, principal financial officer and principal accounting officer constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of Nasdaq. You may view our Code of Ethics and our Corporate Governance Guidelines on our website at www.broadcom.com/investors or request copies of these documents, which will be provided free of charge, by writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013. We intend to disclose any future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the SEC or listing standards of Nasdaq, at the same location on our website.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Nominating & Corporate Governance Committees of the Board will be independent. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Broadcom in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Following completion of these questionnaires, the Board, with the assistance of the Nominating & Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by Nasdaq, additional criteria set forth in our Corporate Governance Guidelines, and consideration of any other material relationship a director may have with Broadcom.

In March 2007 the Board determined that all of its directors and nominees for election at the Annual Meeting are independent under these standards, except for (i) Mr. McGregor, who serves full-time as our President and Chief Executive Officer, (ii) Mr. Ross, who served full-time as our Chief Operating Officer from November 2002 until January 2003 and as President and Chief Executive Officer from January 2003 until January 2005, and (iii) Dr. Samueli, who serves full-time as our Chief Technical Officer. Under applicable Nasdaq rules, Mr. Ross, who served as an independent director until November 2002, will become independent again on the third anniversary of the termination of his employment with Broadcom, which will occur January 3, 2008.

Shareholder Communications with the Board

The Board has implemented a process by which shareholders may send written communications directly to the attention of the Board or any individual Board member. The Lead Independent Director, currently Mr. Wolfen, with the assistance of our internal Legal Department, is primarily responsible for monitoring communications from shareholders and providing copies of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Lead Independent Director considers important for the directors to consider. Shareholders who wish to communicate with the Board may write to Lead Independent Director, Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005.

Board Committees and Meetings

The Board held 12 meetings during 2006. With the exception of Mr. Wolfen, each director attended 75% or more of the aggregate number of (i) meetings of the Board and (ii) meetings of those committees of the Board on which he or she served during 2006. Mr. Wolfen did not meet the 75% attendance rate solely because he voluntarily recused himself from 24 of the Audit Committee meetings at which the committee discussed the status of the voluntary review of our past equity award practices, which review began in May 2006. As Mr. Wolfen was a member of the Equity Award Committee and the Compensation Committee during portions of the period under review, he believed, and the other members of the Audit Committee concurred, that his presence at such meetings would not have been appropriate.

Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2006. Additionally, the independent members of the Board met in executive session regularly without the presence of management. The Lead Independent Director presides over executive sessions of the independent members of the Board.

We typically schedule a Board meeting in conjunction with our annual meeting of shareholders and expect that all of our directors will attend the annual meeting, absent a valid reason. All nine individuals then serving as directors attended our 2006 Annual Meeting of Shareholders.

The Board has established a standing Audit Committee, Compensation Committee, Equity Award Committee and Nominating & Corporate Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on our website at www.broadcom.com/investors.  Additionally, a copy of the Audit Committee Charter is attached to this proxy statement as Appendix A. The current chairs and members of the committees are identified in the following table:

Due to his past employment with Broadcom, Mr. Ross will not be eligible to serve as a member of our Audit, Compensation or Nominating & Corporate Governance Committees until January 3, 2008.

(1)	Mr. Farinsky also served as a member of the Nominating & Corporate Governance Committee through April 26, 2006.
(2)	Ms. Grzelakowski was appointed to the Compensation and Nominating & Corporate Governance Committees April 27, 2006.
(3)	Ms. Handel was appointed to the Audit Committee April 27, 2006.
(4)	Mr. Major was appointed to the Audit Committee August 2, 2006 and to the Equity Award Committee April 27, 2006. He became Chair of the Compensation Committee April 27, 2006.
(5)	Mr. Wolfen served as Chair of the Compensation Committee and as a member of the Equity Award Committee through April 26, 2006.

The Board and its committees will be reconstituted following the Annual Meeting, and the composition and/or chairs of one or more committees may change at that time or in the future.

Audit Committee.  The Board has determined that each member of the Audit Committee is “independent” under the current Nasdaq listing standards and satisfies the other requirements under Nasdaq listing standards and SEC rules regarding audit committee membership. The Board has also determined that each member of the Audit Committee (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee and (ii) satisfies the “financial sophistication” requirements of the Nasdaq listing standards. The committee held 38 meetings during 2006. Thirty of those meetings were held in connection with our voluntary review of past equity award practices and the related restatement of our financial statements for periods up to and including the three months ended March 31, 2006 described in amended quarterly and annual reports filed with the SEC January 23, 2007.

The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to shareholders and others; (ii) the functioning of our systems of internal accounting and financial controls; (iii) the engagement, compensation, performance, qualifications and independence of our independent registered public accounting firm; and (iv) the portions of our Code of Ethics that relate to the integrity of accounting and financial reporting. The report of the Audit Committee for 2006 may be found on pages 71-72 of this proxy statement. The committee’s procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting and financial controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices, may be found on our website at www.broadcom.com/investors.

The Audit Committee meets privately with our independent registered public accounting firm, and the independent registered public accounting firm has unrestricted access and reports directly to the committee. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007, and the Board is recommending that the shareholders ratify that appointment at the Annual Meeting.

Compensation Committee.  The Board has determined that each member of the Compensation Committee is “independent” under the current Nasdaq listing standards. The Compensation Committee held 16 meetings during 2006.

Among other responsibilities set forth in its charter, the Compensation Committee determines our overall policies on compensation and the compensation to be provided to our executive officers, including, among other things, annual salaries and bonuses, stock options, restricted stock unit awards, referred to in this proxy statement as RSUs, other stock-based awards, and other incentive compensation arrangements. In addition, the committee reviews the philosophy and policies behind the salary, bonus and stock compensation arrangements for all other employees. The committee has the exclusive authority to administer and grant stock options, RSUs and stock appreciation rights, and to make direct stock issuances and other stock-based awards under the Discretionary Grant and Stock Issuance Programs of our 1998 Stock Incentive Plan, as amended and restated, referred to in this proxy statement as our 1998 Incentive Plan, with respect to executive officers. The committee also has authority to grant equity awards to all other individuals.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our General Counsel and our Senior Vice President, Global Human Resources. Compensation Committee meetings are regularly attended by our Chief Executive Officer, our General Counsel and our Senior Vice President, Global Human Resources. Under its charter, the Compensation Committee, with the concurrence of our Lead Independent Director, has the authority to retain outside counsel or other advisors. Pursuant to that authority, the Compensation Committee has retained Frederic W. Cook & Co., Inc. as its independent compensation consultant.

The Senior Vice President, Global Human Resources supports the committee in its duties and, together with the Chief Executive Officer, may be given authority to fulfill certain administrative duties regarding our compensation programs. Frederic W. Cook & Co. works with our Human Resources Department to compile and acquire compensation surveys for review by the committee and to compare compensation paid to our executive officers with compensation paid for comparable positions at companies included in the surveys. Our Human Resources Department also compiles annual compensation data for each executive officer. In addition, our Chief Executive Officer annually reviews the compensation of each of our other executive officers, measuring their compensation levels against individual performance objectives developed annually by him and the respective executive officer. The conclusions reached and recommendations based on this review, including with respect to salary adjustments, bonus amounts and annual equity awards, are presented by our Chief Executive Officer to the committee. The committee reviews these materials and recommendations and has full authority to exercise its judgment in determining the final compensation payable to each executive officer.

Equity awards, cash bonuses and salary increases to incumbent executive officers are typically made on an annual basis after an extensive review of the prior year’s individual performance of each officer. Such equity awards are made subject to guidelines that have been approved by the Compensation Committee in advance and are made during an open trading window, following the public release of our financial results for a completed fiscal period. The annual employee review schedule and the grant date of the equity awards for each year are typically discussed and determined by the Compensation Committee before the end of the prior year. When setting total compensation for each of the executive officers named in the Summary Compensation Table on page 61, referred to in this proxy statement as our named executive officers, the Compensation Committee reviews “tally sheets” that show the executive’s current compensation, including equity- and non-equity-based compensation. Additional information concerning the compensation policies and objectives established by the Compensation Committee is included under the heading “Executive Compensation and Other Information — Compensation Discussion and Analysis.” The Compensation Committee report for 2006 may be found on page 60 of this proxy statement.

Equity Award Committee.  The Equity Award Committee is responsible for administering the Discretionary Grant and Stock Issuance Programs under our 1998 Incentive Plan with respect to eligible individuals other than our officers and directors. The Equity Award Committee acts on a frequent basis to assure that newly-hired employees receive their initial equity compensation awards promptly after their hire dates. In 2006, the committee held eight meetings and acted by written consent on a number of occasions.

In August 2006 the Compensation and the Equity Award Committees adopted new equity award processes and procedures as follows:

•	Both committees generally meet monthly on the fifth day of the month, or on the next earlier business day if the fifth day falls on a weekend or holiday, to consider proposed equity awards.

•	Before each meeting, each committee receives a report detailing proposed new hire, patent incentive and other equity awards. The report lists (i) the proposed grants by employee name and position, (ii) the number of options and/or RSUs proposed to be granted, (iii) proposed vesting schedules, and (iv) whether the grant is within the equity award guidelines set by the Compensation Committee. This report is delivered to the members of each committee before each meeting.

•	Each meeting convenes after the close of regular trading hours on the Nasdaq Global Select Market and is attended by an in-house attorney.

•	The committees review the pre-circulated list of proposed grants and consider and act upon the proposals. If the equity awards are approved, the employees are notified promptly of the awards granted to them.

•	Annual equity awards made to continuing employees are made in connection with our annual employee reviews as described above and in the Compensation Discussion and Analysis section of this proxy statement.

Nominating & Corporate Governance Committee.  The Board has determined that each member of the Nominating & Corporate Governance Committee is “independent” under the current Nasdaq listing standards. The committee held five meetings during 2006.

The Nominating & Corporate Governance Committee assists the Board in overseeing the implementation and monitoring the effectiveness of our Corporate Governance Guidelines, Code of Ethics and Conflicts of Interest Policy and in developing and recommending to the Board modifications and/or additions to those and other corporate policies. The committee reviews our overall corporate governance as well as Board policies and procedures and recommends improvements as needed. The committee is also responsible for recommending director nominees for election at each annual meeting of shareholders and for the review and approval of related party transactions.

Additionally, the committee periodically reviews the compensation payable to non-employee directors and administers the selection process for nominees for appointment or election to the Board. The committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time candidates are considered and recommends candidates to be nominated for appointment or election to the Board.

Criteria for Director Nominees.  The Board believes that it should be composed of directors with varied, complementary backgrounds, and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their chosen fields and have the ability to quickly grasp complex principles of business, finance, and wired and wireless communications technologies. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders.

When considering a candidate for director, the committee takes into account a number of factors, including the following:

•	Independence from management;

•	Depth of understanding of technology, manufacturing, sales and marketing, finance and/or other elements directly relevant to our business;

•	Education and professional background;

•	Judgment, skill, integrity and reputation;

•	Existing commitments to other businesses as a director, executive or owner;

•	Personal conflicts of interest, if any; and

•	The size and composition of our existing Board.

In general, candidates who hold or who have held an established executive-level position in a high technology company are preferred.

Prior to nominating a sitting director for re-election at an annual meeting of shareholders, the committee will consider the director’s past attendance at, and participation in, meetings of the Board and its committees and the director’s formal and informal contributions to the work of the Board and its committees.

When seeking candidates for director, the committee may solicit suggestions from incumbent directors, management, shareholders and others. Additionally, the committee has in the past used and may continue to use the services of third party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the committee will interview that candidate if it believes the candidate might be suitable. The committee may also ask the candidate to meet with other members of the Board and with management. If the committee believes a candidate would be a valuable addition to the Board, it may recommend to the Board that candidate’s appointment or election.

Shareholder Recommendations for Nominations to the Board of Directors.  The Nominating & Corporate Governance Committee will consider candidates for director recommended by any shareholder that is the beneficial owner of shares representing more than one percent (1%) of the then outstanding shares of common stock of Broadcom and that has beneficially owned those shares for at least one year. The committee will evaluate such recommendations applying its regular nominee criteria and considering the additional information set forth below. Eligible shareholders wishing to recommend a candidate for nomination as a director are requested to send the recommendation in writing to the Chair, Nominating & Corporate Governance Committee, Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005. Prior to making such a recommendation, shareholders are requested to contact the Chair of the Nominating & Corporate Governance Committee to obtain a list of backgrounds that the committee would consider for potential director nominees, given the Board’s then current composition. A shareholder recommendation must contain the following information:

•	Documentation supporting that the writer is a shareholder of Broadcom and has been a beneficial owner of shares representing more than one percent (1%) of our then outstanding shares of common stock for at least one year, and a statement that the writer is recommending a candidate for nomination as a director;

•	A resume of the candidate’s business experience and educational background that also includes the candidate’s name, business and residence addresses, and principal occupation or employment and an explanation of how the candidate’s background and qualifications are directly relevant to our business;

•	The number of shares of our common stock beneficially owned by the candidate;

•	A statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of Broadcom, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board or jeopardize the independent standing of our independent registered public accounting firm;

•	Detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing shareholder, the candidate, and any affiliate of the proposing shareholder and the candidate;

•	Any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; and

•	A signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation of director candidates, the Nominating & Corporate Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The committee has discretion to decide which individuals, if any, to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating & Corporate Governance Committee by any shareholder in connection with the election of directors at the Annual Meeting. Any shareholder that desires to recommend a candidate for nomination to the Board to be considered for election at our 2008 Annual Meeting of Shareholders is strongly encouraged to do so no later than November 30, 2007, the date that annual meeting proposals meeting the requirements of Rule 14a-8 promulgated under the Exchange Act are due. See “Information about the Annual Meeting and Voting.”

Compensation of Non-Employee Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting the compensation of non-employee directors, we consider the significant amount of time that the Board members expend in fulfilling their duties to Broadcom as well as the experience level we require to serve on the Board. The Board, through its Nominating & Corporate Governance Committee, annually reviews the compensation and compensation policies for non-employee Board members. Pursuant to our Corporate Governance Guidelines, in recommending non-employee director compensation the Nominating & Corporate Governance Committee is guided by three goals: (i) compensation should fairly pay directors for work required in a company of our size and scope; (ii) compensation should align directors’ interests with the long-term interests of our shareholders; and (iii) the structure of the compensation should be clearly disclosed to our shareholders.

Cash Compensation

In February 2006 the Board, upon recommendation of the Nominating & Corporate Governance Committee, approved a new cash compensation plan for non-employee directors, which increased annual retainer fees and replaced fees payable for attendance at Board or committee meetings. The new compensation plan, effective as of January 1, 2006, provides to each non-employee director an annual cash retainer fee of $75,000. The Chair of the Audit Committee receives an additional $25,000 annual cash retainer fee, and the Chairs of the Compensation and Nominating & Corporate Governance Committees and the Lead Independent Director each receive an additional $10,000 annual cash retainer fee. The retainer fees are paid in quarterly installments in arrears, and are prorated as appropriate based upon the capacities in which each individual non-employee director serves from time to time. There are no additional cash fees payable for attendance at Board or Board committee meetings. The intent of the February 2006 change in cash compensation was to recognize that additional cash compensation was appropriate for the chairs of the Board’s committees, particularly the Audit Committee, and to simplify director compensation recordkeeping by eliminating the payment of per meeting fees.

Equity Compensation

Current Program.  In February 2006 the Nominating & Corporate Governance Committee also recommended, and the Board approved, a revised Director Automatic Grant Program under our 1998 Incentive Plan.

Under the current Director Automatic Grant Program, our non-employee directors receive annual automatic equity grants over their period of Board service. Grants under the current Director Automatic Grant Program are made as follows:

•	Annual Award. On the date of each annual meeting of shareholders, each individual who is to continue to serve as a non-employee director after the annual meeting will automatically be granted an option to purchase 10,000 shares of Class A common stock and an award of RSUs covering 5,000 shares of Class A common stock.

•	Initial Grant. Each individual first elected or appointed as a non-employee director on or after February 24, 2006, other than at an annual meeting of shareholders, will, on the date he or she commences service as a non-employee director, automatically be granted the annual award described above, prorated for the number of months that will elapse between the date he or she commences service as a non-employee director and the next May 5th.

Each option grant under the program will have an exercise price per share equal to the fair market value per share of Class A common stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee’s cessation of service on the Board. Each option will be immediately exercisable for all of the shares underlying the option; however, any unvested shares purchased under such option will be subject to repurchase, at the original exercise price paid per share, should the optionee cease service on the Board prior to vesting in those shares. The option and RSU shares will vest in a series of one or more successive equal quarterly installments over the period measured from the grant date of the equity awards and ending no later than the date of the next scheduled annual meeting of shareholders. The quarterly vesting dates will occur on the 5th day of February, May, August and November each year, with the first such quarterly vesting date to be at least 30 days after the grant date of the equity awards and the final vesting date to be the earlier of (i) the last quarterly vesting date determined for the option and RSUs in accordance with the foregoing specified schedule or (ii) the day immediately prior to the date of the first annual meeting of shareholders following the grant date. A non-employee director will not vest in any additional option or RSU shares following the date of his or her cessation of Board service, unless such cessation of Board service should occur because of his or her death or disability, in which case all outstanding unvested option and RSU shares will immediately vest. The option and RSU shares will also vest in full on an accelerated basis upon the occurrence of certain changes in control during the period of Board service. As the RSUs vest in one or more installments, the shares of Class A common stock underlying those vested units will be promptly issued without the payment of any cash consideration, and will not be subject to any restrictions other than restrictions under any applicable securities law.

Prior Programs.  The February 2006 amendment to our Director Automatic Grant Program significantly reduced the number of equity awards that our non-employee directors earn on an annual basis. Under our prior equity compensation programs, non-employee directors received a much larger initial grant, a larger annual grant, and a renewal grant equal to the amount of the initial grant once the initial grant was fully vested. The renewal grant has now been eliminated. The following table illustrates the number of shares subject to such awards made since 2003, including, for comparison, the number of shares subject to such awards under the current program:

	Type of Initial	Type of Annual	Type of Renewal	Maximum Number
	Award & Number of	Award & Number of	Award & Number of	of Shares Vesting
	Shares Subject to	Shares Subject to	Shares Subject to	under Applicable Program
Year	Initial Award	Annual Award	Renewal Award	in Twelve Month Period

2003 & 2004(*)	Option to purchase 150,000 shares	Option to purchase 22,500 shares	Option to purchase 150,000 shares	60,000 shares (options)
2005(*)	Option to purchase 75,000 shares and RSU covering 25,002 shares	Option to purchase 11,250 shares and RSU covering 3,750 shares	Option to purchase 75,000 shares and RSU covering 25,002 shares	30,000 shares (options) 10,000 shares (RSUs)
2006 (current program in effect)	Prorata portion of Annual Award	Option to purchase 10,000 shares and RSU covering 5,000 shares	Not Applicable	10,000 shares (options) 5,000 shares (RSUs)

(*)	For a further description of the Director Automatic Grant Program as in effect in 2003, 2004 and 2005, including the vesting of the awards described above, please see the Director Compensation section of our proxy statements filed with the SEC on April 17, 2003, March 29, 2004 and March 28, 2005, respectively. In 2003 Messrs. Farinsky and Wolfen were also awarded special stock options under the Discretionary Grant Program of the 1998 Incentive Plan. For further information on those options, please see the Director Compensation section of our proxy statement filed with the SEC on April 17, 2003.

Compensation of Employee Directors

Mr. McGregor and Dr. Samueli were each compensated as a full-time employee and officer but received no additional compensation for service as a Board member during 2006. Information regarding the compensation awarded to each of Mr. McGregor and Dr. Samueli is included in the Summary Compensation Table on page 61 of this proxy statement.

Non-Employee Director Compensation Table

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2006:

	Fees Earned or Paid	Stock
Director	in Cash(1)	Awards(2)(4)	Option Awards(3)(4)	Total

George L. Farinsky	$225,000	$158,058	$188,517	$571,575
Maureen E. Grzelakowski	75,000	325,993	248,108	649,101
Nancy H. Handel	125,000	333,662	254,832	713,494
John Major	131,667	158,058	275,875	565,600
Alan E. Ross	75,000	158,058	254,452	487,510
Robert E. Switz	135,000	158,058	416,875	709,933
Werner F. Wolfen	88,333	158,058	254,452	500,843

(1)	For a description of annual non-employee director retainer fees and retainer fees for chair positions and for service as Lead Independent Director, see the disclosure above under “Cash Compensation.”

In addition to the standard cash compensation provided to our non-employee directors, on February 5, 2007 the Board approved special cash payments to four members of its Audit Committee. These payments were in recognition of the extraordinary amount of time and effort expended by such individuals in connection with our voluntary review of our equity award practices, as well as the restatement of our financial statements for the three months ended March 31, 2006 and prior periods included in amended reports filed with the SEC on January 23, 2007. During the course of the review, conducted over an eight-month period in 2006-2007, the members of the Audit Committee held more than 30 formal meetings and participated in numerous additional working sessions and informal telephonic and face-to-face meetings. Mr. Wolfen recused himself from 24 of the formal meetings as well as various working sessions and informal meetings because he served as a member of the Equity Award Committee and the Compensation Committee during portions of the period under review. The four members of the Audit Committee were also responsible for reviewing the work of our outside legal counsel in the portion of the review related to determining appropriate measurement dates for our equity awards and for directing and reviewing the work of the committee’s independent legal counsel in the portion of the review related to the conduct and performance of our officers, employees and directors who were involved in the stock option granting process. The latter counsel reviewed more than six million pages of documents and electronic information and interviewed more than forty individuals, some more than once.

The following table sets forth the amount of the special cash payment received by each of the affected directors for 2006, which amount is included in the table above for each affected director:

Amount of
Audit Committee Member	Payment

George L. Farinsky, Chair	$125,000
Nancy H. Handel	50,000
John Major	50,000
Robert E. Switz	50,000

Substantially all of these special payments were attributable to work performed during 2006; however, as our amended SEC reports were not filed until January 23, 2007, a portion of these payments may be deemed attributable to work performed in 2007. The affected directors received no other special compensation for their work on the equity award review.

(2)	The amounts shown are the compensation costs recognized in our financial statements for 2006 related to RSUs awarded to each non-employee director in 2006 and prior years, to the extent we recognized compensation cost in 2006 for such awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, referred to in this proxy statement as SFAS 123R. The fair values of the RSUs awarded were calculated based on the fair market value of our Class A common stock on the respective grant dates. The following table shows the portion of the overall amount of the compensation cost in 2006 attributable to each RSU award:

		Number of Shares of
		Stock Underlying
		RSUs Associated
		with Compensation	Compensation
Director	RSU Award Date	Cost in 2006	Cost in 2006($)

George L. Farinsky	April 28, 2005	1,195	$23,542
	April 27, 2006	3,261	134,516
Maureen E. Grzelakowski	November 15, 2005	6,235	191,477
	April 27, 2006	3,261	134,516
Nancy H. Handel	November 22, 2005	6,235	199,146
	April 27, 2006	3,261	134,516
John Major	April 28, 2005	1,195	23,542
	April 27, 2006	3,261	134,516
Alan E. Ross	April 28, 2005	1,195	23,542
	April 27, 2006	3,261	134,516
Robert E. Switz	April 28, 2005	1,195	23,542
	April 27, 2006	3,261	134,516
Werner F. Wolfen	April 28, 2005	1,195	23,542
	April 27, 2006	3,261	134,516

The RSUs shown in the above table were issued under our 1998 Incentive Plan. On April 27, 2006, the date of our 2006 Annual Meeting of Shareholders, each of our non-employee directors received, upon his or her re-election to the Board, RSUs covering 5,000 shares of Class A common stock, pursuant to the Director Automatic Grant Program under our 1998 Incentive Plan. The grant date fair value of the RSUs was $41.25 per share. Each RSU entitles the director to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other consideration. The actual value that a director will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by a director will be at or near the grant date fair value of the RSUs awarded. For the vesting schedule in effect for such RSUs, please see “Compensation of Non-Employee Directors — Equity Compensation” above.

For a description of the Director Automatic Grant Program as in effect in April 2005 and November 2005, including information with respect to the vesting schedules of RSUs awarded pursuant to such program, please see the Director Compensation section of our proxy statement filed with the SEC on March 28, 2005.

(3)	The amounts shown are the compensation costs recognized in our financial statements for 2006 related to grants of stock options to each non-employee director in 2006 and prior years, to the extent we recognized compensation cost in 2006 for such awards in accordance with the provisions of SFAS 123R. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2006, referred to in this proxy statement as our 2006 Form 10-K. The following table shows the portion of the overall amount of the compensation cost in 2006 attributable to each award:

			Number of Shares of
			Stock Underlying
			Options Associated
			with Compensation	Compensation
Director	Option Grant Date	Exercise Price	Cost in 2006	Cost in 2006($)

George L. Farinsky	February 28, 2002	$20.4333	4,849	$53,726
	April 25, 2002	23.3533	2,363	29,916
	April 28, 2005	19.7067	3,627	22,306
	April 27, 2006	41.2500	6,522	82,569
Maureen E. Grzelakowski	November 15, 2005	30.7133	18,705	165,539
	April 27, 2006	41.2500	6,522	82,569
Nancy H. Handel	November 22, 2005	31.9467	18,704	172,263
	April 27, 2006	41.2500	6,522	82,569
John Major	January 30, 2003	8.4200	37,500	171,000
	April 28, 2005	19.7067	3,627	22,306
	April 27, 2006	41.2500	6,522	82,569
Alan E. Ross	April 25, 2002	23.3533	11,815	149,577
	April 28, 2005	19.7067	3,627	22,306
	April 27, 2006	41.2500	6,522	82,569
Robert E. Switz	May 28, 2003	15.3467	37,500	312,000
	April 28, 2005	19.7067	3,627	22,306
	April 27, 2006	41.2500	6,522	82,569
Werner F. Wolfen	April 25, 2002	23.3533	11,815	149,577
	April 28, 2005	19.7067	3,627	22,306
	April 27, 2006	41.2500	6,522	82,569

The options shown in the above table were issued under our 1998 Incentive Plan. The grant date fair value of the options to purchase 10,000 shares of our common stock granted April 27, 2006 pursuant to the Director Automatic Grant Program was $12.66 per share, estimated using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R. The exercise price of these options is equal to the fair market value on the date of grant, which was $41.25 per share. The actual value, if any, that a director may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by a director will be at or near the value estimated by the Black-Scholes model. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2006 Form 10-K. For the vesting schedule in effect for such options, please see “Compensation of Non-Employee Directors — Equity Compensation” above.

For a description of the Director Automatic Grant Program as in effect in February 2002, April 2002, April 2005 and November 2005, including information with respect to the vesting schedules of options granted pursuant to such program, please see the Director Compensation section of our proxy statements filed with the SEC on April 27, 2001, March 25, 2002 and March 28, 2005, respectively.

(4)	The following table shows the total number of shares of our Class A common stock subject to RSU awards and option awards outstanding for each non-employee director as of December 31, 2006:

	Total RSU Awards	Total Option Awards
Director	Outstanding(*)	Outstanding

George L. Farinsky	3,750	156,250
Maureen E. Grzelakowski	28,752	85,000
Nancy H. Handel	28,752	85,000
John Major	3,750	81,250
Alan E. Ross	3,750	58,750
Robert E. Switz	3,750	118,750
Werner F. Wolfen	3,750	186,250

(*)	The number of shares subject to RSUs outstanding as of December 31, 2006 includes the following RSUs that vested on November 5, 2006: 1,250 RSUs for each of Messrs. Farinsky, Major, Ross, Switz and Wolfen, and 7,500 RSUs for each of Ms. Grzelakowski and Ms. Handel. The shares underlying the vested RSUs were not released as scheduled November 5, 2006 because our registration statement on Form S-8 was not available for use on such date. The shares underlying the vested RSUs were released February 5, 2007, following the restatement of our financial statements for certain prior periods.

Litigation Involving Directors, Officers and Affiliates

All current members of the Board, our General Counsel, our Acting Chief Financial Officer, our Senior Vice President of Global Manufacturing Operations, Dr. Henry T. Nicholas III (our former President and Chief Executive Officer and former Co-Chairman of the Board), and certain other former officers and/or directors each were sued in some or all of a series of shareholder derivative actions, purportedly brought on Broadcom’s behalf, and consolidated as In re Broadcom Corp. Derivative Litigation, Case No. CV06-3252 R (CWx), in United States District Court for the Central District of California and In Re Broadcom Corporation Derivative Litigation, Case No. 06-CC-00124, in Orange County Superior Court. The plaintiffs in those actions contend, among other things, that the defendants improperly dated certain Broadcom employee stock option grants and that the defendants’ conduct violated United States and California securities laws, breached defendants’ fiduciary duties, wasted corporate assets, unjustly enriched the defendants, and caused errors in our financial statements. The plaintiffs seek, among other things, unspecified damages and disgorgement of profits from the alleged conduct, to be paid to Broadcom. In January 2007 the Superior Court granted defendants’ motion to stay the state derivative action pending resolution of the federal derivative action. In March 2007 the court denied defendants’ motion to dismiss the federal derivative action, which argued that the shareholder plaintiffs lack standing to assert claims on behalf of Broadcom. The individual defendants’ are expected to move to dismiss the complaint on various grounds during the last week of March 2007. We and each of the individual defendants intend to defend each of these actions vigorously.

Broadcom, Dr. Samueli, Mr. McGregor, Bruce E. Kiddoo, our Acting Chief Financial Officer, and William J. Ruehle (our former Chief Financial Officer) were sued in a purported consolidated shareholder class action, In re Broadcom Corp. Securities Litigation, Case No. CV06-5036 R (CWx), in United States District Court for the Central District of California, alleging violations of the Exchange Act. The essence of the plaintiffs’ allegations is that Broadcom improperly backdated stock options, resulting in false or misleading disclosures concerning, among other things, Broadcom’s business and financial condition. Plaintiffs also allege that Broadcom failed to account for and pay taxes on stock options properly, that the individual defendants sold Broadcom stock while in possession of material nonpublic information, and that the defendants’ conduct caused artificial inflation in Broadcom’s stock price and damages to the putative plaintiff class. In March 2007, the lead plaintiff sought and obtained from the Ninth Circuit a stay of this action pending resolution of its petition for a writ of mandate concerning appointment of lead counsel for the class representative. The plaintiffs’ consolidated amended complaint will be due 60 days after the filing of the consolidated complaint. We intend to defend this action vigorously.

We have entered into indemnification agreements with each of our present and former directors and officers. Under these agreements, Broadcom is required to indemnify each such director or officer against expenses, including attorney’s fees, judgments, fines and settlements, paid by such individual in connection with the securities litigation described above (other than indemnified liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest).

For further information regarding the foregoing litigation and related requests for information from the SEC and the United States Attorney’s Office, see Note 11 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2006 Form 10-K.

Required Vote

The nine nominees receiving the highest number of affirmative votes of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to be voted for them, will be elected as directors to serve until the next annual meeting of shareholders and/or until their successors are duly elected and qualified. No broker non-votes are expected to exist in connection with this proposal, and abstentions will not affect the outcome of the vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of the nine nominees listed above. Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of each of the nominees listed above.

PROPOSAL TWO:

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN

Introduction

At the Annual Meeting shareholders are being asked to approve an amendment and restatement to our 1998 Employee Stock Purchase Plan, referred to in this proxy statement as the 1998 ESPP, that will (i) extend the term of the 1998 ESPP by approximately nine years, through April 30, 2017, (ii) increase the limitation on the amount by which the share reserve is to automatically increase each year to not more than 10,000,000 shares of Class A common stock, and (iii) create a common share pool to fund stock purchases under both the 1998 ESPP and the new 2007 International Employee Stock Purchase Plan, referred to as the IESPP, that became effective on February 1, 2007.

The Board adopted the amendment and restatement March 9, 2007, subject to shareholder approval at the Annual Meeting.

The purpose of this amendment is to ensure that we will continue to have a sufficient reserve of Class A common stock available under the 1998 ESPP and IESPP and to ensure that we will continue to be able to offer participation in an employee stock purchase plan that provides eligible employees of Broadcom or our participating affiliates (whether now existing or subsequently established) with the opportunity to purchase shares of Class A common stock at semi-annual intervals through their accumulated periodic payroll deductions.

The following is a summary of the principal features of the 1998 ESPP, as amended and restated March 9, 2007, which is filed with the SEC as Appendix B to this proxy statement. The following summary does not purport to be a complete description of all provisions of the amended and restated 1998 ESPP. Any shareholder who wishes to obtain a copy of the actual plan documents may do so upon written request to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013, or may access the documents from the SEC’s website at www.sec.gov.

Administration

The 1998 ESPP is administered by the Compensation Committee of the Board. Such committee, as Plan Administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the 1998 ESPP.

Share Reserve

The number of shares of Class A common stock reserved for issuance under the 1998 ESPP and the IESPP taken together is currently limited to 28,041,764 shares. As of March 6, 2007, 16,124,312 shares of Class A common stock had been issued under the 1998 ESPP, and 11,917,452 shares were available in total for future issuance under the 1998 ESPP and the IESPP. The number of shares of Class A common stock reserved for issuance in total under the 1998 ESPP and the IESPP automatically increases on the first trading day of January each year by an amount equal to one percent (1%) of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 10,000,000 shares of Class A common stock (or 4,500,000 shares if this Proposal is not approved by our shareholders).

The shares issuable under the 1998 ESPP and the IESPP may be made available from authorized but unissued shares of the Company’s Class A common stock or from shares of Class A common stock repurchased by the Company, including shares repurchased on the open market.

Changes in Capitalization

In the event any change is made to the outstanding shares of Class A common stock because of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without Broadcom’s receipt of consideration or should the value of outstanding shares of our Class A common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, equitable adjustments will be made (i) the total maximum number and class of securities issuable under the 1998 ESPP and the IESPP, (ii) the maximum total number and class of securities by which the shares reserved for issuance under the 1998 ESPP and the IESPP are to increase automatically each year, (iii) the maximum number and class of securities purchasable per participant on any one semi-annual purchase date, (iv) the maximum number and class of securities purchasable in total by all participants in the 1998 ESPP and the IESPP on any purchase date and (v) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments will be made in such manner as the Plan Administrator deems appropriate to prevent the dilution or enlargement of benefits under the 1998 Incentive Plan and the outstanding purchase rights thereunder, and such adjustments will be final, binding and conclusive.

Offering Periods and Purchase Rights

Shares of Class A common stock will be offered under the 1998 ESPP through a series of successive offering periods, each generally with a maximum duration of 24 months, subject to an additional 3-month extension under certain circumstances. The current offering period began February 1, 2007 and is scheduled to end the last business day in April 2009 (or April 2008 if shareholders do not approve this Proposal at the Annual Meeting), unless sooner terminated pursuant to the automatic restart feature of the 1998 ESPP described below. The next offering period will commence on the first business day following the end of the current offering period, and subsequent offering periods will commence in the same fashion unless designated otherwise by the Plan Administrator.

At the time an eligible employee elects to join an offering period under the 1998 ESPP, he or she is granted a purchase right to acquire shares of Class A common stock at semi-annual intervals over the remainder of that offering period. The purchase dates occur on the last business days of April and October of each year, and all payroll deductions collected from the participant for the period ending with each such semi-annual purchase date are automatically applied to the purchase of Class A common stock, subject to certain limitations. The next purchase date under the 1998 ESPP will be April 30, 2007.

Automatic Restart

Should the fair market value per share of Class A common stock on any purchase date be less than the fair market value per share on the start date of the offering period, immediately following the purchase of shares of Class A common stock on that purchase date, the offering period will automatically terminate, and a new offering period will begin on the next business day, and all participants in the terminated offering will be automatically transferred to the new offering period.

Eligibility and Participation

Any individual who is employed on a basis under which he or she is regularly expected to work for more than 20 hours per week for more than five months per calendar year in our employ or any participating parent or subsidiary corporation (including any corporation that subsequently becomes such at any time during the term of the 1998 ESPP) is eligible to participate in the 1998 ESPP.

An individual who is an eligible employee on the start date of any offering period may join that offering period at that time or on any subsequent quarterly entry date (the first business day in February, May, August or November of each year) within that offering period. An individual who first becomes an eligible employee after such start date may join the offering period on any quarterly entry date within that offering period on which he or she is an eligible employee.

As of March 6, 2007, approximately 5,390 employees, including five executive officers, were eligible to participate in the 1998 ESPP.

Purchase Price

The purchase price of the Class A common stock purchased on behalf of participants in the 1998 ESPP on each semi-annual purchase date will be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of Class A common stock on the participant’s entry date into the offering period or (ii) the fair market value on the semi-annual purchase date.

The fair market value per share of Class A common stock on any particular date under the 1998 ESPP will be deemed equal to the closing selling price per share of Class A common stock on such date as reported on the Nasdaq Global Select Market. On March 6, 2007 the closing selling price per share of Class A common stock as reported on the Nasdaq Global Select Market was $33.24.

Payroll Deductions and Stock Purchases

Each participant may authorize periodic payroll deductions in any multiple of one percent (1%) up to a maximum of fifteen percent (15%) of his or her total eligible cash compensation (base salary plus bonus, overtime and commissions) to be applied to the acquisition of Class A common stock at semi-annual intervals. Accordingly, on each semi-annual purchase date (the last business day in April and October of each year), the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of Class A common stock at the purchase price in effect for the participant for that purchase date.

Special Limitations

The 1998 ESPP imposes certain limitations upon a participant’s right to acquire Class A common stock, including the following limitations:

•	Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of Class A common stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

•	Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock representing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•	No participant may purchase more than 9,000 shares of Class A common stock on any purchase date.

•	The maximum number of shares of Class A common stock purchasable in total by all participants in the 1998 ESPP and the IESPP on any purchase date is limited to 2,250,000 shares.

The Plan Administrator will have the discretionary authority, exercisable prior to the start of any offering period, to increase or decrease the limitations to be in effect for the number of shares purchasable per participant or in total by all participants on each purchase date within that offering period.

Termination of Purchase Rights

A participant may withdraw from the 1998 ESPP at any time, and his or her accumulated payroll deductions will, at the participant’s election, be applied to the purchase of shares on the next semi-annual purchase date or refunded.

A participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions that the participant may have made for the semi-annual period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of Class A common stock.

Shareholder Rights

No participant has any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and issued by us. Other than in connection with changes to our capitalization as described above, no adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

Purchase rights are not assignable or transferable by the participant, and the purchase rights are exercisable only by the participant.

Change in Control or Ownership

In the event we are acquired by merger, sale of all or substantially all of our assets or sale of securities representing more than fifty percent (50%) of the total combined voting power of our outstanding securities, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of Class A common stock on the participant’s entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of Class A common stock immediately prior to such acquisition. The limitation on the maximum number of shares purchasable in total by all participants on any one purchase date will not be applicable to any purchase date attributable to such an acquisition.

Share Proration

Should the total number of shares of Class A common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the total number of shares then available for issuance under the 1998 ESPP and the IESPP, the Plan Administrator will make a prorata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Class A common stock prorated to such individual, will be refunded.

Amendment and Termination

The 1998 ESPP will terminate upon the earliest of (i) the last business day in April 2017 (or the last business day of April 2008 if this Proposal is not approved by our shareholders), (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with an acquisition of the Company.

The Board may at any time alter, suspend or terminate the 1998 ESPP. However, the Board may not, without shareholder approval, (i) increase the number of shares issuable under the 1998 ESPP, (ii) alter the purchase price formula to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the 1998 ESPP.

Plan Benefits

The following table shows, as to the listed individuals and specified groups, the number of shares of Class A common stock purchased under the 1998 ESPP between January 1, 2006 and April 30, 2006, the most recent purchase date(1), together with the weighted average purchase price paid per share:

	Number of
	Purchased	Weighted Average
Name and Position	Shares(#)	Purchase Price($)

Scott A. McGregor	1,182	$17.99
President and Chief Executive Officer
Henry Samueli, Ph.D.(2)	—	—
Chairman of the Board and Chief Technical Officer
William J. Ruehle	1,392	15.28
Former Senior Vice President and Chief Financial Officer (until September 19, 2006)
Bruce E. Kiddoo	1,778	15.28
Vice President, Corporate Controller & Acting Chief Financial Officer
David A. Dull	1,390	15.28
Senior Vice President, Business Affairs, General Counsel and Secretary
Thomas F. Lagatta	1,672	15.28
Senior Vice President, Worldwide Sales
Vahid Manian	1,391	15.28
Senior Vice President, Global Manufacturing Operations
All current executive officers as a group (6 persons)	8,805	15.64
All employees as a group	1,602,956	16.40

(1)	The purchase regularly scheduled for October 31, 2006 did not occur as our registration statement on Form S-8 was not available for use on such date.

(2)	Dr. Samueli did not participate in the 1998 ESPP because the federal tax laws applicable to such plan do not allow participation by individuals owning 5% or more of a company’s common stock.

New Plan Benefits

As of March 6, 2007 no purchase rights have been granted, and no shares have been issued, on the basis of the proposed increase to the maximum number of shares by which the share reserve may increase each year which forms part of the changes to the 1998 ESPP covered by this Proposal.

Federal Tax Consequences

The 1998 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Broadcom, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 1998 ESPP or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after his or her entry date into the offering period in which such shares were acquired or within one year after the actual semi-annual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and Broadcom will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal in amount to such excess. The participant will also recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If the participant sells or disposes of the purchased shares more than two years after his or her entry date into the offering period in which the shares were acquired and more than one year after the actual semi-annual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the participant’s entry date into that offering period; and any additional gain upon the disposition will be taxed as a long-term capital gain. Broadcom will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Accounting Treatment

Under the accounting principles currently applicable to employee stock purchase plans such as the 1998 ESPP the fair value of each purchase right granted under the ESPP will be charged as a direct compensation cost to Broadcom’s reported earnings over the offering period to which that purchase right pertains. The fair value of each such purchase right will be determined as of its grant date.

Broadcom must have a sufficient number of shares approved for issuance under the 1998 ESPP at the beginning of each offering period for all purchases made during the offering period. If additional shares need to be authorized during an offering period, this may result in a delayed measurement date for the compensation cost of the purchase rights granted in that offering period and may result in a greater charge to our reported earnings for that offering period. The measurement date for the compensation cost associated with such purchase rights will be delayed until the date the share increase is approved.

Required Vote

The affirmative vote of the holders of common stock representing a majority of the voting power of the outstanding Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and voting at the annual meeting, which shares voting affirmatively must also constitute at least a majority of the voting power required to constitute the quorum, is required for approval of the amendment and restatement of the 1998 ESPP. For the effects of abstentions and broker non-votes on this Proposal see, “Information about the Annual Meeting and Voting — What vote is required for each item?” on page 2 of this proxy statement.

Should such shareholder approval not be obtained the proposed extension to the term of the 1998 ESPP and the proposed revision to the automatic annual share increase will not be implemented. The 1998 ESPP will, however, continue in effect until the total shares available for issuance under the 1998 ESPP and the IESPP have been issued or until the plan terminates on its currently scheduled April 30, 2008 expiration date.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this Proposal. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of the amendment and restatement of the 1998 ESPP as provided in Proposal Two.

PROPOSAL THREE

APPROVAL OF THE EXECUTIVE OFFICER PERFORMANCE BONUS PLAN

On March 19, 2007 our Compensation Committee unanimously approved, subject to shareholder approval at the Annual Meeting, the Executive Officer Performance Bonus Plan, referred to as the Performance Bonus Plan. Shareholder approval of the Performance Bonus Plan will allow bonuses paid under the plan to qualify as performance-based compensation, which is not subject to the $1 million per person limitation imposed under Section 162(m) of the Internal Revenue Code, referred to as Section 162(m), on the income tax deductibility of compensation paid to certain executive officers.

Summary of the Performance Bonus Plan

The following is a summary of the principal features of the Performance Bonus Plan, which is filed with the SEC as Appendix C to this proxy statement. The following summary does not purport to be a complete description of all the provisions of the Performance Bonus Plan. Any shareholder who wishes to obtain a copy of the actual plan document may do so upon written request to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013, or may access the documents from the SEC’s website at www.sec.gov

General.  The purpose of the Performance Bonus Plan is to provide our executive officers with the opportunity to earn incentive bonuses tied to the achievement of specific goals based on Broadcom’s performance. Provided certain requirements are satisfied, the bonuses paid under the Performance Bonus Plan will qualify as performance-based compensation not subject to the limitations on income tax deductibility imposed under Section 162(m). The Performance Bonus Plan will be in effect for the year ending December 31, 2007 and for each of the next four years through the year ending December 31, 2011.

Eligibility.  Participation in the Performance Bonus Plan will be limited to our executive officers.

Administration.  The Performance Bonus Plan will be administered by the Compensation Committee. Each member of that committee qualifies as an “outside director” for purposes of Section 162(m). The Compensation Committee will have the authority to (i) establish the specific performance objectives that must be attained for a given year at one or more designated levels (e.g. threshold, above-threshhold, target and above-target) for bonuses to be earned under the plan for that year, (ii) select the eligible individuals who are to participate in the plan for such year, (iii) set the bonus potential for each participant at each designated level of performance, (iv) determine the actual bonus for each participant in an amount not to exceed the participant’s bonus potential for the actual level of performance attained for the year, and (v) reduce the actual bonus payable to any participant below the bonus potential for the attained level of performance for the year. The Compensation Committee will also have the authority to interpret the Performance Bonus Plan and adopt rules and regulations for the administration of the Performance Bonus Plan. All determinations of the Compensation Committee will be final and binding on all persons.

Performance Objectives.  Under the Performance Bonus Plan, participants will be eligible to receive cash awards each year during the term of the plan based upon the attainment of the performance objectives established by the Compensation Committee for such year. For the year ending December 31, 2007, the performance objectives will be based on the following measures: (i) net revenue, (ii) gross margin, (iii) operating margin, (iv) earnings per share, and (v) free cash flow. In determining whether the measures set forth in (ii)-(v) are attained, the Compensation Committee will apply the dollar amounts that we report for those items in accordance with U.S. generally accepted accounting principles, referred to as GAAP, as adjusted for certain non-cash, non-recurring, extraordinary and other items, as described further below.

For each subsequent year during the term of the Performance Bonus Plan, the performance objectives may include one or more of the measures used as the 2007 performance objectives as well as one or more of the following: (i) return on total shareholder equity; (ii) net income or operating income; (iii) earnings before interest, taxes, deprecation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (iv) return on assets, capital or investment; (v) market share in one or more markets; (vi) cost reduction goals; (vii) budget comparisons; (viii) implementation or completion of projects or processes strategic or critical to our business operations; (ix) measures of customer satisfaction; (x) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base; (xi) completion of project milestones; and (xii) any combination of, or a specified increase in, any of the foregoing; provided, however, that for purposes of items (ii) and (vi) of the foregoing, as they apply to any plan year, the Compensation Committee may, at the time the performance objects are established, specify certain adjustments to such items as reported in accordance with GAAP, which will exclude from the calculation of those performance objectives one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by Broadcom on a non-GAAP basis. In addition, such performance objectives may be based upon the attainment of specified levels of Broadcom’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of Broadcom’s business groups or any division thereof or any parent or subsidiary.

Establishment of Performance Objectives.  The Compensation Committee will, within the first ninety days of each year during the term of the plan, establish the specific performance objectives for that year. In no event may a performance objective be established at a time when no substantial uncertainty exists as to its attainment.

Total Bonus Pool.  For each performance objective, the Compensation Committee may establish up to four potential levels of attainment: threshold, above-threshold, target and above-target levels of attainment. At the time the performance objectives for a particular year are established, the Compensation Committee will also set the bonus potential for each participant at each of the designated levels of performance.

The Compensation Committee will also establish the maximum total bonus pool to be paid under the Performance Bonus Plan for each designated level of performance. For the year ending December 31, 2007, the maximum total bonus pool payable at each potential level of performance will be as follows: for performance at the threshold level, the pool will be $0, for performance at the above-threshold level, the pool will be $250,000, for performance at the target level, the pool will be $1,000,000, and for above-target level performance, the pool will be $1,500,000. For each subsequent year during the term of the Performance Bonus Plan, the maximum total bonus pool payable will be limited to $10,000,000.

The total actual bonus amount to be paid for each year the Performance Bonus Plan is in effect will be determined by the Compensation Committee on the basis of our actual performance relative to each of the performance objectives established for that year. Accordingly, each performance objective will be measured separately in terms of actual level of attainment and shall be weighted, equally or in such other proportion as the Compensation Committee determines at the time such performance objectives are established, in determining the actual total bonus pool. For example, if five (5) performance objectives are established and weighted equally, each of those objectives attained at target level will contribute to the total bonus pool for the year an amount equal to twenty percent (20%) of the total bonus pool payable at target level for that year, and each objective attained at the above-target level will contribute to the total bonus pool for that year an amount equal to twenty percent (20%) of the above-target bonus pool payable at that level. However, no bonus amount will be payable with respect any performance objective, unless we attain more than the specified threshold level for that objective.

Actual Bonus Awards.  No bonuses will be paid until the Compensation Committee has certified the actual level of attained performance for the year. The bonus to be paid to each participant will be based on the bonus potential established for such individual at the certified level of performance for the year. If the actual level of performance for a year is between two of the designated performance levels, the participant’s bonus amount will be interpolated on a straight-line basis. In no event will any participant receive a bonus in excess of amount determined on the basis of the bonus potential (as so interpolated) established for the particular level of performance attained for the year. However, the Compensation Committee will have the discretion to reduce or eliminate the bonus that would otherwise be payable to one or more participants based upon the certified level of attained performance.

Payment of Awards.  The bonuses earned for each year will be paid in cash as soon as practicable following the determination and certification of the actual financial performance levels for the year, but in no event later than two and a half months after the end of such year or, in the event the audit of our financial statements for such year cannot be completed by our independent registered public accounting firm by that date, as soon as administratively practicable following completion of such audit.

Maximum Award.  The maximum bonus payment that any one participant may receive under the Performance Bonus Plan for a particular year is limited to $2,000,000.

Prorated Awards.  A participant will not be entitled to any bonus payment under the Performance Bonus Plan for a particular year if that participant’s employment with Broadcom (or its subsidiaries) ceases for any reason prior to the date that bonuses are paid for that year under the Performance Bonus Plan. However, the following participants will receive a portion of the bonus to which they would otherwise have been entitled under the Performance Bonus Plan on the basis of our actual performance had they continued in the employ of Broadcom (or one of our subsidiaries) through the bonus payment date: (i) any participant who ceases employment due to death or disability, (ii) any participant whose employment terminates under circumstances that would entitle such individual to a full or prorata bonus pursuant to the express terms of any agreement or arrangement to which that individual and Broadcom are parties and (iii) any participant whose employment terminates under special circumstances that warrant, in the Compensation Committee’s sole discretion, a prorated bonus award under the Performance Bonus Plan.

Term of Performance Bonus Plan.  The Performance Bonus Plan will in be effect for the year ending December 31, 2007 and for each of the next four years, unless the plan is earlier terminated by the Compensation Committee.

Amendment and Termination.  The Compensation Committee may amend, suspend or terminate the Performance Bonus Plan at any time, provided such amendment, suspension or termination does not adversely affect the rights and interests of participants accrued to date under the Performance Bonus Plan or otherwise impair their ability to earn bonus awards based on the performance objectives established by the Compensation Committee for the then current year. Any amendment or modification of the Performance Bonus Plan will be subject to shareholder approval to the extent required under Section 162(m) or any other applicable law, regulation or listing requirement of any securities exchange on which our Class A common stock is at the time listed for trading.

Federal Income Tax Consequences.  Under present federal income tax laws, participants will recognize taxable income equal to the bonus payment that they receive under the Performance Bonus Plan. Such taxable income will be recognized in the year the bonus payment is made to them. We will be entitled to an income tax deduction, equal to the amount of the taxable income recognized by the participants, for the taxable year for which the bonus is earned, provided such payment is made within two and one-half months following the close of that year; otherwise, the deduction will be deferred to the taxable year of payment. The bonus payments should qualify as performance-based compensation, which is not subject to the $1 million limitation on the income tax deductibility of compensation paid per executive officer imposed under Section 162(m).

Past Bonus Awards

For 2006 year, we implemented an incentive performance plan that was similar in structure to the Performance Bonus Plan to be in effect for 2007. The bonuses paid under that plan for 2006 to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers, and the other indicated individuals and groups were as follows:

Name and Position	Bonus Amount

Scott A. McGregor	$240,000
President and Chief Executive Officer
Henry Samueli, Ph.D.	—
Chairman of the Board and Chief Technical Officer
William J. Ruehle	—
Former Senior Vice President & Chief Financial Officer (until September 19, 2006)
Bruce E. Kiddoo	100,000
Vice President, Corporate Controller & Acting Chief Financial Officer
David A. Dull	100,000
Senior Vice President, Business Affairs, General Counsel and Secretary
Thomas F. Lagatta	100,000
Senior Vice President, Worldwide Sales
Vahid Manian	100,000
Senior Vice President, Global Manufacturing Operations
All current executive officers as a group (6 persons)	640,000

All employees, including current officers who are not executive officers, as a group	10,628,309

New Plan Benefits

The potential bonuses under the Performance Bonus Plan for 2007 at above-threshold, target and above-target levels of performance are as follows for our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers, and the other indicated individuals and group:

	Bonus Amount
	at	Bonus Amount	Bonus Amount at
	Above-Threshold	at	Above-Target
Name and Position	Level	Target Level	Level

Scott A. McGregor	$81,250	$325,000	$487,500
President and Chief Executive Officer
Henry Samueli, Ph.D.	—	—	—
Chairman of the Board and Chief Technical Officer
Bruce E. Kiddoo	26,500	106,000	159,000
Vice President, Corporate Controller & Acting Chief Financial Officer
David A. Dull	30,000	120,000	180,000
Senior Vice President, Business Affairs, General Counsel and Secretary
Thomas F. Lagatta	28,500	114,000	171,000
Senior Vice President, Worldwide Sales
Vahid Manian	30,000	120,000	180,000
Senior Vice President, Global Manufacturing Operations
All current executive officers as a group (6 persons)	250,000	1,000,000	1,500,000

Required Vote

The affirmative vote of the holders of common stock representing a majority of the voting power of the outstanding Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and voting at the annual meeting, which shares voting affirmatively must also constitute at least a majority of the voting power required to constitute the Quorum, is required for approval of the Performance Bonus Plan. For the effects of abstentions and broker non-votes on this Proposal see, “Information about the Annual Meeting and Voting — What vote is required for each item?” on page 2 of this proxy statement.

Should such shareholder approval not be obtained, the Performance Bonus Plan will not be implemented, and no other similar incentive bonus plan will be implemented for 2007 for our executive officers or any other person whose compensation for 2007 will be subject to the deduction limitation of Section 162(m).

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this Proposal. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of the Performance Bonus Plan which is the subject of this Proposal Three.

PROPOSAL FOUR:

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 1998 STOCK INCENTIVE PLAN

Introduction

At the Annual Meeting shareholders are being asked to approve an amendment and restatement of our 1998 Stock Incentive Plan, as previously amended and restated, referred to as our 1998 Incentive Plan, that will (i) extend the term of the 1998 Incentive Plan through March 9, 2017, (ii) eliminate our ability to reduce the exercise price of outstanding options, except in connection with certain changes to our capital structure, as explained below, (iii) eliminate our ability to grant options with exercise prices less than 100% of the fair market value of our Class A common stock on the date of grant, (iv) increase the limitation on the amount by which the share reserve is to automatically increase each year to not more than 45,000,000 shares of Class A common stock, and (v) effect various technical revisions to facilitate plan administration.

The Board adopted the amendment and restatement March 9, 2007, subject to shareholder approval at the Annual Meeting.

The proposed extension of the term of the 1998 Incentive Plan will ensure that we will have the continuing ability to utilize the plan for an additional three-year period beyond its currently scheduled expiration date and that we will continue to have a sufficient reserve of Class A common stock available for equity awards under the 1998 Incentive Plan. We rely significantly on equity incentives in the form of stock options and RSUs to attract and retain key employees and other personnel and believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. Equity awards to newly-hired and continuing employees will be based on both competitive market conditions and individual performance.

The following is a summary of the principal features of the 1998 Stock Incentive Plan, as amended and restated March 9, 2007, which is filed with the SEC as Appendix D to this proxy statement. The following summary does not purport to be a complete description of all provisions of the amended and restated 1998 Incentive Plan. Any shareholder who wishes to obtain a copy of the actual plan documents may do so upon written request to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013, or may access the documents from the SEC’s website at www.sec.gov.

Equity Incentive Programs

The amended and restated 1998 Incentive Plan consists of three equity incentive programs: (i) the Discretionary Grant Program, (ii) the Stock Issuance Program, and (iii) the Director Automatic Grant Program for non-employee members of the Board. The principal features of each program are described below.

The Compensation Committee of the Board has the exclusive authority to administer the Discretionary Grant and Stock Issuance Programs with respect to option grants, restricted stock units, stock appreciation rights, direct stock issuances and other stock-based awards, referred to in this proposal as Equity Awards, made to executive officers and non-employee directors, and also has the authority to make Equity Awards under those programs to all other eligible individuals. However, any Equity Awards made to members of the Compensation Committee, other than pursuant to the Director Automatic Grant Program, must be authorized and approved by a disinterested majority of the Board. Neither the Compensation Committee nor any secondary committee will exercise any administrative discretion under the Director Automatic Grant Program. All Equity Awards under such program will be made in strict compliance with the express provisions of that program.

The Board may at any time appoint a second committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make Equity Awards under the Discretionary Grant and Stock Issuance Programs to individuals other than executive officers and non-employee directors. The Board has established such a committee, the Equity Award Committee, and has authorized that committee to make Equity Awards under the Discretionary Grant and Stock Issuance Programs to eligible individuals other than executive officers and non-employee directors. The term Plan Administrator, as used in this summary, means the Compensation Committee and the Equity Award Committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the 1998 Incentive Plan.

Share Reserve

From inception of the 1998 Incentive Plan through March 6, 2007, 371,165,259 shares of Class A common stock and 47,689,368 shares of Class B common stock have been reserved for issuance over the term of the 1998 Incentive Plan. The number of shares of Class A common stock reserved for issuance under the 1998 Incentive Plan automatically increases on the first trading day of January each year by an amount equal to four and one-half percent (4.5%) of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 45,000,000 shares of Class A common stock (or 37,500,000 shares if this Proposal is not approved by our shareholders).

As of March 6, 2007, 118,694,975 shares of Class A common stock and 2,038,596 shares of Class B common stock were subject to outstanding options under the 1998 Incentive Plan; 12,147,739 shares of Class A common stock were subject to outstanding RSUs; 113,099,304 shares of Class A common stock and 43,548,740 shares of Class B common stock had been issued under the 1998 Incentive Plan; and 81,751,780 shares of Class A common stock remained available for future issuance. No shares of Class B common stock remain available for future issuance under the 1998 Incentive Plan (other than as a result of future changes to our capital structure) because any shares of Class B common stock that are subject to options which expire or terminate unexercised or that are repurchased by us pursuant to our repurchase rights under the 1998 Incentive Plan can only be reissued as shares of Class A common stock. In connection with the option cancellation and exchange program that we implemented in October 2003, referred to as the 2003 Option Exchange Program, options covering 47,237,910 shares of Class A common stock were cancelled, and the shares subject to those cancelled options were not returned to the share reserve under the 1998 Incentive Plan and are not available for future issuance under such plan. An additional 357,708 shares of Class A common stock subject to outstanding options were cancelled and not returned to the share reserve under the 1998 Incentive Plan after Broadcom made cash payments to certain option holders in lieu of permitting certain options to be exercised. An additional 22,125 shares were repurchased by Broadcom under a predecessor plan and were added to the share reserve available for future issuance under the 1998 Incentive Plan.

No participant in the 1998 Incentive Plan may be granted Equity Awards for more than 9,000,000 shares of Class A common stock per calendar year. Shareholder approval of this Proposal will also constitute a reapproval of the 9,000,000 share limitation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code. This share-limitation will assure that any deductions to which we would otherwise be entitled, either upon the exercise of stock options or stock appreciation rights granted under the Discretionary Grant Program with an exercise price per share equal to the fair market value per share of the Class A common stock on the grant date or upon the subsequent sale of the shares purchased under those options, will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m). In addition, shares issued under the Stock Issuance Program may qualify as performance-based compensation that is not subject to the Section 162(m) limitation, if the issuance of those shares is approved by the Compensation Committee and the vesting is tied to the attainment of the corporate performance objectives discussed below in the summary description of that program.

The shares of Class A common stock and Class B common stock issuable under the 1998 Incentive Plan may be drawn from shares of our authorized but unissued shares or from shares reacquired by us, including shares repurchased on the open market.

Shares subject to any outstanding Equity Awards under the 1998 Incentive Plan that expire or otherwise terminate before those shares are issued will be available for subsequent awards. Unvested shares issued under the 1998 Incentive Plan and subsequently repurchased by us, at the option exercise or direct issue price paid per share, pursuant to our repurchase rights under the 1998 Incentive Plan, will be added back to the number of shares reserved for issuance under the 1998 Incentive Plan and will accordingly be available for subsequent issuance.

Should the exercise price of an option under the 1998 Incentive Plan be paid with shares of Class A common stock or Class B common stock, as applicable, the authorized reserve of Class A or Class B common stock under the 1998 Incentive Plan will be reduced only by the net number of new shares issued under the exercised stock option.

Since March 23, 2004 the following additional share counting provisions have been in effect under the 1998 Incentive Plan:

•	Should shares of Class A common stock (or Class B common stock, as applicable) otherwise issuable under the 1998 Incentive Plan be withheld in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or vesting of an Equity Award, the number of shares of Class A common stock (or Class B common stock, as applicable) available for issuance under the 1998 Incentive Plan will be reduced only by the net number of shares issued pursuant to that Equity Award. The withheld shares will not reduce the share reserve.

•	Upon the exercise of any stock appreciation right granted under the 1998 Incentive Plan, the share reserve will only be reduced by the net number of shares actually issued upon such exercise, and not by the gross number of shares as to which such stock appreciation right is exercised.

Eligibility

Officers, employees, non-employee members of the Board and independent consultants in the service of Broadcom or its parent or subsidiaries, whether now existing or subsequently established, are eligible to participate in the Discretionary Grant and Stock Issuance Programs. Non-employee members of the Board will also participate in the Director Automatic Grant Program.

As of March 6, 2007, six executive officers, seven non-employee members of the Board and 5,385 other employees were eligible to participate in the 1998 Incentive Plan.

Valuation

The fair market value per share of our Class A common stock on any relevant date under the 1998 Incentive Plan will be deemed to be equal to the closing selling price per share of our Class A common stock at the close of regular hours trading on the Nasdaq Global Select Market on that date, as such price is reported by The Wall Street Journal. If there is no closing selling price for our Class A common stock on the date in question, the fair market value will be the closing selling price on the last preceding date for which such quotation exists. On March 6, 2007 the fair market value determined on such basis was $33.24 per share.

Discretionary Grant Program

The Plan Administrator has discretion under the Discretionary Grant Program, within the parameters of the 1998 Incentive Plan, to determine which eligible individuals are to receive Equity Awards under that program, the time or times when those Equity Awards are to be made, the number of shares subject to each such award, the time or times when each Equity Award is to vest and become exercisable, the maximum term for which the Equity Award is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.

Stock Options.  Each granted option will have an exercise price per share determined by the Plan Administrator, but in no event will such exercise price be less than one hundred percent (100%) of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, options may be structured so that they will be immediately exercisable for any or all of the option shares. Any unvested shares acquired under those immediately exercisable options will be subject to repurchase, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

Should the optionee cease service with us, he or she will have a limited period within which to exercise his or her outstanding options for any shares for which those options are vested and exercisable at the time of such cessation of service. The Plan Administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

Stock Appreciation Rights.  The Plan Administrator has the authority to issue the following two types of stock appreciation rights under the Discretionary Grant Program:

•	Tandem stock appreciation rights, which provide the holders with the right to surrender their options for an appreciation distribution in an amount equal to the excess of (i) the fair market value of the vested shares of Class A common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

•	Standalone stock appreciation rights, which allow the holders to exercise those rights as to a specific number of shares of Class A common stock and receive in exchange an appreciation distribution in an amount equal to the excess of (i) the fair market value of the shares of Class A common stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of the Class A common stock on the date the standalone stock appreciation right is granted, and the right may not have a term in excess of ten years.

Payments with respect to exercised tandem or standalone stock appreciation rights may, at the discretion of the Plan Administrator, be made in cash or in shares of Class A common stock. Upon cessation of service with us, the holder of one or more stock appreciation rights will have a limited period within which to exercise those rights as to any shares as to which those stock appreciation rights are vested and exercisable at the time of such cessation of service. The Plan Administrator will have complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of such stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation rights remain outstanding, whether before or after the holder’s actual cessation of service.

In August 2006 and January 2007 the Plan Administrator issued stock appreciation rights to a small number of employees in connection with stock options that were nearing expiration due to their ten year term. Such employees were unable to exercise those options because our Form S-8 registration statement covering the shares otherwise purchasable under those options was not available during the period of our then pending equity award review and restatement of our financial statements for certain prior periods. Accordingly, each stock appreciation right was structured to provide each such employee with a cash payment on the expiration date of the option term equal to the number of shares subject to his or her expiring option multiplied by the dollar amount by which the closing selling price per share of our Class A common stock on the expiration date exceeded the option exercise price payable per share.

Repricing.  Effective with the March 9, 2007 amendment and restatement of the 1998 Incentive Plan, the plan will no longer allow options or stock appreciation rights to be repriced to a lower exercise price, except in connection with certain changes to our capital structure, as explained in the “Changes in Capitalization” section that appears later in this Proposal.

2007 Option Exchange Program.  We recently completed a voluntary review of our past equity award practices. Based on the results of the review, the Audit Committee concluded that, pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, referred to in this proxy statement as APB 25, and related interpretations, the applicable measurement dates for most of the stock options awarded during the period between June 1998 and May 2003 differed from the measurement dates previously used in accounting for such awards. As a result, revised measurement dates were applied to the affected option grants and we restated our historical financial statements for the three months ended March 31, 2006 and prior periods. One or more of those affected options may be deemed to have been granted with below-market exercise prices, which could potentially subject the portion of each such option that was not vested as of December 31, 2004 to adverse taxation under Section 409A of the Internal Revenue Code, referred to in this proxy statement as Section 409A.

To provide Broadcom employees holding those options with an opportunity to avoid such adverse taxation, we commenced a special tender offer March 21, 2007. The tender offer allows those employees to tender options that are potentially subject to Section 409A for amendment or replacement. Following the completion of the offer, currently expected to occur in April 2007, and subject to the paragraph immediately below, each tendered option will be amended to increase the exercise price to the lower of (i) the closing selling price per share of our Class A common stock on the revised measurement date applied to that option or (ii) the closing selling price per share of our Class A common stock on the amendment date. In addition, Broadcom will pay each eligible employee whose tendered options are so amended a cash payment in January 2008 equal to the total increase to the exercise price in effect for his or her amended option(s).

If the adjusted exercise price for any tendered option would be the same or lower than the current exercise price in effect for that option, that option will not be amended. Instead, that option will be cancelled immediately following the close of the offer and replaced with a new option for the same number of shares, with the same exercise price per share, vesting schedule and expiration date as the cancelled option, but with a new grant date. Any option so granted will be granted under our 1998 Incentive Plan. The cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to a tendered option whose current exercise price is not increased. No cash payment will be made with respect to any such cancelled and regranted option.

Stock Issuance Program

Shares of Class A common stock may be issued under the Stock Issuance Program for such valid consideration under the California Corporations Code as the Plan Administrator deems appropriate, including cash, securities or other property or services. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. In addition, restricted shares of Class A common stock may be issued that vest in one or more installments over the recipient’s period of service or upon attainment of specified performance objectives. Shares of Class A common stock may also be issued under such program pursuant to RSUs or other stock-based awards that entitle the recipients to receive the shares underlying those awards upon the attainment of designated performance goals, the satisfaction of specified service requirements and/or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the recipient’s service with Broadcom.

The Plan Administrator will have discretion under the Stock Issuance Program, within the parameters of the 1998 Incentive Plan, to determine which eligible individuals are to receive Equity Awards under such program, the time or times when those Equity Awards are to be made, the number of shares subject to each such Equity Award, the applicable vesting and issuance schedules to be in effect for the Equity Award and the consideration (if any) payable per share. The shares issued pursuant to such Equity Award may be fully vested upon issuance or may vest upon the completion of a designated service period and/or the attainment of pre-established performance goals.

To assure that the compensation attributable to one or more Equity Awards under the Stock Issuance Program will qualify as performance-based compensation that will not be subject to the $1.0 million limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Section 162(m), the Compensation Committee will also have the discretionary authority to structure one or more Equity Awards under the Stock Issuance Program so that the shares subject to those particular awards will vest only if certain pre-established corporate performance goals are achieved. Such goals may be based on one or more of the following criteria: (i) return on total shareholder equity; (ii) earnings or net income per share; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to our business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base; provided, however, that for purposes of items (ii), (iii), (vii) and (ix) above, the Compensation Committee may, at the time the Equity Awards are made, specify certain adjustments to such items as reported in accordance with generally accepted accounting principles in the U.S., referred to in this proxy statement as GAAP, which will exclude from the calculation of those performance goals one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by Broadcom on a non-GAAP basis. In addition, such performance goals may be based upon the attainment of specified levels of Broadcom’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of Broadcom’s business groups or divisions thereof or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned. The Compensation Committee may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the award attributable to that performance objective will be interpolated on a straight-line basis.

The Plan Administrator will have the discretionary authority at any time to accelerate the vesting of any and all shares of restricted stock or other unvested shares outstanding under the Stock Issuance Program. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Internal Revenue Code Section 162(m), except in the event of certain involuntary terminations or changes in control or ownership.

Outstanding RSUs or other stock-based awards under the Stock Issuance Program will automatically terminate, and no shares of Class A common stock will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained. The Plan Administrator, however, will have the discretionary authority to issue shares of Class A common stock in satisfaction of one or more outstanding RSUs or other stock-based awards as to which the designated performance goals or service requirements are not attained. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards that were intended at the time of issuance to qualify as performance-based compensation under Internal Revenue Code Section 162(m), except in the event of certain involuntary terminations or changes in control or ownership.

Director Automatic Grant Program

Under the terms of the Director Automatic Grant Program, non-employee directors will receive a series of automatic equity grants consisting of stock options and RSUs over their period of Board service. All grants under the Director Automatic Grant Program will be made in strict compliance with the express provisions of such program, and shareholder approval of this Proposal will also constitute pre-approval of each option grant and RSU award made under the Director Automatic Grant Program on or after the date of the Annual Meeting and the subsequent exercise of those options and the subsequent issuance of the shares subject to those RSUs in accordance with the terms of the program summarized below.

Grants under the Director Automatic Grant Program will be made in accordance with the following specified parameters:

•	Annual Award. On the date of each annual meeting of shareholders each individual who is to continue to serve as a non-employee director after the annual meeting will automatically be granted an option to purchase 10,000 shares of Class A common stock and an award of RSUs covering 5,000 shares of Class A common stock. There will be no limit on the number of such option grants and RSU awards any one non-employee director may receive over his or her period of Board service, and non-employee directors who have previously been in our employ will be eligible to receive one or more such annual option grants and RSU awards over their periods of continued Board service.

•	Initial Grant. Each individual first elected or appointed as a non-employee director on or after February 24, 2006, other than at an annual meeting of shareholders, will, on the date he or she commences service as a non-employee director, automatically be granted the following awards, provided such individual has not previously been in our employ: a prorated option based on a grant for 10,000 shares of Class A common stock and a prorated RSU award based on an award covering 5,000 shares of Class A common. Each such prorated award will be calculated on the basis of the number of months (including any partial month, expressed as a fraction) that will elapse between the date such individual commences service as a non-employee director and the next May 5th.

Each option grant under the program will have an exercise price per share equal to the fair market value per share of Class A common stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee’s cessation of service on the Board. Each option will be immediately exercisable for all of the shares underlying the option; however, any unvested shares purchased under such option will be subject to repurchase, at the original exercise price paid per share, should the optionee cease service on the Board prior to vesting in those shares. The option and RSU shares will vest in a series of one or more successive equal quarterly installments over the period measured from the date of the equity awards and ending no later than the date of the next scheduled annual meeting of shareholders. The quarterly vesting dates will occur on the 5th day of February, May, August and November each year, with the first such quarterly vesting date to be at least 30 days after the grant date of the equity awards and the final vesting date to be the earlier of (i) the last quarterly vesting date determined for such equity award in accordance with the foregoing specified schedule or (ii) the day immediately prior to the date of the first annual meeting of shareholders following the grant date. A non-employee director will not vest in any additional option or RSU shares following his or her cessation of Board service, unless such cessation of Board service should occur because of his or her death or disability, in which case all outstanding unvested option and RSU shares will immediately vest. The option and RSU shares will also vest in full on an accelerated basis upon the occurrence of certain changes in control during the period of Board service. As the RSUs vest in one or more installments, the shares of Class A common stock underlying those vested units will be promptly issued without the payment of any cash consideration, and will not be subject to any restrictions, other than under any applicable securities law.

Equity Awards since January 1, 2006

The following table sets forth, as to our Chief Executive Officer, our Chief Technical Officer, our Acting Chief Financial Officer, each of our three most highly compensated executive officers, and our former Chief Financial Officer, referred to in this proxy statement as our named executive officers, and the other individuals and groups indicated: (i) the number of shares of Class A common stock subject to option grants made under the 1998 Incentive Plan from January 1, 2006 through March 6, 2007 together with the weighted average exercise price payable per share for such option grants, and (ii) the number of shares of Class A common stock subject to RSUs awarded under the Stock Issuance Program from January 1, 2006 through March 6, 2007. Each RSU will entitle the holder to one share of Class A common stock without payment of any cash consideration.

EQUITY AWARD TRANSACTIONS

	Number of Shares		Weighted Average
	Underlying		Exercise Price		Number of Shares
Name	Options Granted(#)		Per Share($)		Underlying RSUs

Named Executive Officers
Scott A. McGregor	250,000		$ 32.39		124,999
President and Chief Executive Officer
Henry Samueli, Ph.D.	125,000		41.15		62,500
Chairman of the Board and Chief Technical Officer
William J. Ruehle	75,000		41.15		37,500
Former Senior Vice President & Chief Financial Officer (until September 19, 2006)
Bruce E. Kiddoo	40,000		41.15		20,000
Vice President, Corporate Controller & Acting Chief Financial Officer	4,649	(*)	12.85	(*)
David A. Dull	75,000		41.15		37,500
Senior Vice President, Business Affairs, General Counsel and Secretary	199,750	(*)	12.27	(*)
Vahid Manian	75,000		41.15		37,500
Senior Vice President, Global Manufacturing Operations
Thomas F. Lagatta	50,000		41.15		25,000
Senior Vice President, Worldwide Sales	173,132	(*)	15.76	(*)
Non-Employee Directors
George L. Farinsky	10,000		41.25		5,000
Maureen E. Grzelakowski	10,000		41.25		5,000
Nancy H. Handel	10,000		41.25		5,000
John Major	10,000		41.25		5,000
Alan E. Ross	10,000		41.25		5,000
Robert E. Switz	10,000		41.25		5,000
Werner F. Wolfen	10,000		41.25		5,000
All current executive officers as a group (6 persons)	992,531	(*)	28.57	(*)	307,499
All current non-employee directors as a group (7 persons)	70,000		41.25		35,000
All employees, including current officers who are not executive officers, as a group	19,676,514		39.24		10,352,105

(*)	Includes the following options that were amended December 29, 2006 to increase the per share exercise prices previously in effect for those options: (i) 4,649 shares for Mr. Kiddoo; (ii) 199,750 shares for Mr. Dull; and (iii) 173,132 shares for Mr. Lagatta. The options were originally granted in years prior to 2006. For purposes of the Exchange Act, the option amendments are deemed the cancellation of the lower-priced option and the grant of a replacement option at the higher exercise price per share. For further information on the option amendments, see Footnote 4 to the Grants of Plan-Based Awards Table on page 64.

Information regarding the vesting schedules of the stock options and RSUs awarded in 2006 to Messrs. McGregor, Kiddoo, Dull, Lagatta, and Manian and Dr. Samueli is included in this proxy statement under the heading “Executive Compensation and Other Information — Outstanding Equity Awards at Fiscal Year End.” Additional information regarding features applicable to all Equity Awards granted to Messrs. Dull, Kiddoo, Lagatta, Manian and McGregor is included in this proxy statement under the heading “Executive Compensation and Other Information — Potential Payments upon Termination or Change in Control.”

Information regarding the vesting schedules of the automatic options and RSUs granted to Mr. Farinsky, Ms. Grzelakowski, Ms. Handel and Messrs. Major, Ross, Switz and Wolfen is included in this proxy statement under the heading “Proposal One: Election of Directors — Compensation of Non-Employee Directors.”

New Plan Benefits under the Amendment and Restatement

As of March 6, 2007 no stock options or RSUs had been granted, and no shares had been issued, under the 1998 Incentive Plan on the basis of the increase to the limitation on the amount by which the share reserve may be automatically increased each year that forms part of this Proposal.

General Provisions

Acceleration.  In the event that a change in control occurs, each outstanding Equity Award under the Discretionary Grant Program will automatically accelerate in full unless (i) that award is assumed by the successor corporation or otherwise continued in effect or (ii) the award is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that Equity Award (the excess of the fair market value of those shares over the exercise or base price in effect for the shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares. In addition, all unvested shares outstanding under the Discretionary Grant and Stock Issuance Programs will immediately vest upon the change in control, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continue in effect. Each outstanding Equity Award under the Stock Issuance Program will vest as to the number of shares of Class A common stock subject to that award immediately prior to the change in control, and the underlying shares will become issuable, unless that Equity Award is assumed by the successor corporation or otherwise continued in effect or replaced with a cash retention program similar to the program described in clause (ii) above.

The Plan Administrator will have the discretion to structure one or more Equity Awards under the Discretionary Grant and Stock Issuance Programs so that those Equity Awards will vest in full either immediately upon a change in control or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction, whether or not those Equity Awards are to be assumed or otherwise continued in effect or replaced with a cash retention program. The shares subject to each option grant and RSU award made under the Director Automatic Grant Program will immediately vest upon a change in control transaction.

A change in control will be deemed to occur upon (i) a shareholder-approved acquisition of Broadcom by merger or consolidation, (ii) a shareholder-approved sale of all or substantially all of Broadcom’s assets, (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities, or (iv) any other acquisition by any party or group of securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities.

The acceleration of vesting in the event of a change in the ownership or control of Broadcom may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of Broadcom.

Shareholder Rights and Option Transferability.  The holder of an option or stock appreciation right will have no shareholder rights with respect to the shares subject to that option or stock appreciation right unless and until such person will have exercised the option or stock appreciation right and become a holder of record of shares of common stock distributed upon exercise of such award. Incentive options are not assignable or transferable other than by will or the laws of inheritance following the optionee’s death, and during the optionee’s lifetime, may only be exercised by the optionee. However, non-statutory options and stock appreciation rights may be transferred or assigned during the holder’s lifetime to one or more members of the holder’s family or to a trust established for the benefit of the holder and/or one or more such family members or to the holder’s former spouse, to the extent such transfer is in connection with the holder’s estate plan or pursuant to a domestic relations order.

A participant will have certain shareholder rights with respect to the shares of Class A common stock issued to him or her under the Stock Issuance Program, whether or not his or her interest in those shares is vested. Accordingly, the participant will have the right to vote such shares and to receive any regular cash dividends paid on such shares, but will not have the right to transfer such shares prior to vesting. A participant will not have any shareholder rights with respect to the shares of Class A common stock subject to RSUs or other stock-based award until that award vests and the shares of Class A common stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Class A common stock, on outstanding RSUs or other stock-based awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

Changes in Capitalization.  In the event any change is made to the outstanding shares of Class A common stock because of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without Broadcom’s receipt of consideration or should the value of outstanding shares of our Class A common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, equitable adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1998 Incentive Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Equity Awards under the 1998 Incentive Plan per calendar year, (iii) the number and/or class of securities for which stock option grants and RSUs are subsequently to be made under the Director Automatic Grant Program to new and continuing non-employee members of the Board, (iv) the number and/or class of securities and the exercise price or base price per share in effect under each outstanding option or stock appreciation right, (v) the number and/or class of securities subject to each outstanding RSU or other stock-based award under the 1998 Incentive Plan and the cash consideration (if any) payable per share and (vi) the maximum number and/or class of securities by which the share reserve under the 1998 Incentive Plan is to increase automatically each year. Similar adjustments will be made to the number of shares of Class B common stock issuable under the 1998 Incentive Plan and the number of shares subject to outstanding stock options for Class B shares and the exercise price per share in effect under those options in the event of any similar changes to the outstanding shares of Class B common stock. The adjustments will be made in such manner as the Plan Administrator deems appropriate to prevent the dilution or enlargement of benefits under the 1998 Incentive Plan and the outstanding Equity Awards thereunder, and such adjustments will be final, binding and conclusive.

Special Tax Election.  The Plan Administrator may annually provide that any or all holders of Equity Awards utilize either or both of the following methods to satisfy all or part of the federal and state income and employment withholding taxes to which they may become subject in connection with the issuance, exercise or vesting of those Equity Awards:

•	Stock Withholding: The election to have Broadcom withhold, from the shares otherwise issuable upon the issuance, exercise or vesting of such Equity Award, a portion of those shares with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed one hundred percent (100%)) designated by the holder and make a cash payment equal to such fair market value directly to the appropriate taxing authorities on such individual’s behalf. The shares so withheld will not reduce the number of shares authorized for issuance under the 1998 Incentive Plan.

•	Stock Delivery: The election to deliver to Broadcom certain shares of Class A common stock previously acquired by such holder (other than in connection with the issuance, exercise or vesting that triggered the withholding taxes) with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed one hundred percent (100%)) designated by the holder. The shares of Class A common stock so delivered will not be added to the shares of Class A common stock authorized for issuance under the 1998 Incentive Plan.

Similar provisions are also in effect under the 1998 Incentive Plan for Class B common stock delivered in payment of the applicable withholding taxes.

Amendment and Termination.  The Board may amend or modify the 1998 Incentive Plan at any time, subject to any required shareholder approval. Shareholder approval will be required for any amendment that (i) materially increases the number of shares available for issuance under the 1998 Incentive Plan, (ii) materially expands the class of individuals eligible to receive Equity Awards under the 1998 Incentive Plan, (iii) materially increases the benefits accruing to optionees and other participants under the 1998 Incentive Plan or materially reduces the price at which shares of the Class A common stock may be issued or purchased under the 1998 Incentive Plan, (iv) materially extends the term of the 1998 Incentive Plan, (v) expands the types of awards available for issuance under the 1998 Incentive Plan, or (vi) is otherwise required by applicable law or the requirements of the stock exchange on which the shares of Class A common stock are at the time primarily traded. Unless sooner terminated by the Board, the amended and restated 1998 Incentive Plan will terminate on the earliest of (i) March 9, 2017, if shareholder approval of this Proposal is obtained, (ii) the date on which all shares available for issuance under the 1998 Incentive Plan have been issued as fully-vested shares or (iii) the termination of all outstanding Equity Awards in connection with certain changes in control or ownership. Should the 1998 Incentive Plan terminate on March 9, 2017, all Equity Awards outstanding at that time will continue to have force and effect in accordance with the provisions of the documents evidencing those awards.

Federal Income Tax Consequences

The following discussion summarizes income tax consequences of the 1998 Incentive Plan under current federal income tax law and is intended for general information only. In addition, the tax consequences described below are subject to the limitations of Section 162(m), as discussed in further detail below. Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending upon individual circumstances and from locality to locality.

Option Grants.  Options granted under the 1998 Incentive Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory stock options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options.  No taxable income is recognized by the optionee at the time of the option grant, and, if there is no disqualifying disposition at the time of exercise, no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares.

The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two requirements is not satisfied, a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or any loss recognized upon the disposition will be taxable as a capital gain or capital loss.

If the optionee makes a disqualifying disposition of the purchased shares, Broadcom will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, Broadcom will not be entitled to any income tax deduction.

Non-Statutory Stock Options.  No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will, in general, recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and Broadcom will be required to collect certain withholding taxes applicable to such income from the optionee.

Broadcom will be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the optionee with respect to an exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase in the event of the optionee’s cessation of service prior to vesting in those shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when Broadcom’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If a timely Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses. Broadcom will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the acquisition or vesting of the purchased shares. The deduction will be allowed for the taxable year in which the optionee recognizes such ordinary income.

Stock Appreciation Rights.  No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and Broadcom will be required to collect certain withholding taxes applicable to such income from the holder.

Broadcom will be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the holder in connection with the exercise of a stock appreciation right. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the holder.

Direct Stock Issuances.  The holder will recognize ordinary income in the year in which shares are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and Broadcom will be required to collect certain withholding taxes applicable to such income from the holder.

Broadcom will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the holder.

RSUs.  No taxable income is recognized upon receipt of a RSU award. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and Broadcom will be required to collect certain withholding taxes applicable to such income from the holder.

Broadcom will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the holder.

Deductibility of Executive Compensation

We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or the exercise of non-statutory stock options or stock appreciation rights with exercise prices or base prices equal to or greater than the fair market value of the underlying shares on the grant date will qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, all compensation deemed paid with respect to those options or stock appreciation rights should remain deductible without limitation under Section 162(m). However, it is possible that one or more option grants for which revised measurement dates have been determined for accounting purposes as a result of the recently completed voluntary review of our past equity award practices may not qualify as performance-based awards for purposes of Section 162(m). Consequently, the income tax deductions to which we become entitled upon the exercise of one or more of those options may be subject to the aggregate $1 million limit on the deductibility of the non-performance-based compensation paid to each named executive officer in a taxable year.

In light of our federal net operating loss and tax credit carryforwards (approximately $3.63 billion and $254 million, respectively, as of December 31, 2006), we do not believe that the amount of any tax deductions lost as a result of the application of Section 162(m) would have a meaningful impact upon our annual financial results.

Any compensation deemed paid by Broadcom in connection with shares issued under the Stock Issuance Program will be subject to the $1.0 million limitation on deductibility per covered individual, except to the extent the vesting of those shares is based solely on one or more of the performance milestones specified above in the summary of the terms of the Stock Issuance Program.

Accounting Treatment

Pursuant to the accounting standards established by SFAS 123R Broadcom is required to recognize all share-based payments, including grants of stock options, RSUs and employee stock purchase rights, in our financial statements.

Accordingly, stock options that are granted to our employees and non-employee directors are valued at fair value as of the grant date under an appropriate valuation formula, and that value is charged as stock-based compensation expense against our reported GAAP earnings over the designated service period. Similar option expensing was required for any unvested options outstanding on January 1, 2006, with the grant date fair values of those unvested options expensed against our reported earnings over the remaining service periods. For shares issuable upon the vesting of RSUs awarded under the 1998 Incentive Plan, we are required to expense over the service period compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, the fair market value of those shares at that time will be charged to our reported earnings ratably over the applicable service period. Such accounting treatment for RSUs and direct stock issuances will be applicable whether vesting is tied to service periods or performance goals. The issuance of a fully-vested stock bonus will result in an immediate charge to our earnings equal to the fair market value of the bonus shares on the issuance date.

Stock options and stock appreciation rights granted to non-employee consultants will result in a direct charge to our reported earnings based on the fair value of the grant measured on the vesting date of each installment of the underlying shares. Accordingly, such charge will take into account the appreciation in the fair value of the grant over the period between the grant date and the vesting date of each installment comprising that grant.

Required Vote

The affirmative vote of the holders of common stock representing a majority of the voting power of the outstanding Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and voting at the annual meeting, which shares voting affirmatively must also constitute at least a majority of the voting power required to constitute the quorum, is required for approval of the amendment and restatement of the 1998 Incentive Plan. For the effects of abstentions and broker non-votes on this Proposal see, “Information about the Annual Meeting and Voting — What vote is required for each item?” on page 2 of this proxy statement.

Should such shareholder approval not be obtained, the proposed extension to the term of the 1998 Incentive Plan and the proposed revision to the automatic annual share increase will not be implemented. The 1998 Incentive Plan will, however, continue in effect, and Equity Awards will continue to be made under the 1998 Incentive Plan until all the shares available for issuance under the 1998 Incentive Plan have been issued or until the plan terminates on its currently scheduled February 28, 2014 expiration date. In addition, the prohibition on the repricing of stock options and stock appreciation rights and the requirement that all options be granted with exercise prices not less than the fair market value per share of our Class A common stock on the grant date will remain in effect, whether or not shareholder approval of this Proposal is obtained.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this Proposal. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of the amendment and restatement of the 1998 Incentive Plan as provided in Proposal Four.

PROPOSAL FIVE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP, our independent registered public accounting firm during 2006, to serve in the same capacity for the year ending December 31, 2007, and has requested the Board to submit this appointment for ratification by our shareholders at the Annual Meeting.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

Required Vote

The affirmative vote of the holders of common stock representing a majority of the voting power of the outstanding Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and voting at the Annual Meeting, which shares voting affirmatively must also constitute at least a majority of the voting power required to constitute the quorum, is required to ratify the appointment of Ernst & Young LLP. No broker non-votes are expected to exist on this proposal. For the effect of abstentions on this Proposal see, “Information about the Annual Meeting and Voting — What vote is required for each item?” on page 2 of this proxy statement.

In the event that the shareholders do not ratify the selection of Ernst & Young LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our and our shareholders’ best interests.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of Ernst & Young LLP as provided in Proposal Five.

PROPOSAL SIX:

SHAREHOLDER PROPOSAL

The International Brotherhood of Teamsters has submitted a shareholder proposal for consideration at the Annual Meeting. The shareholder’s address is 25 Louisiana Avenue, NW, Washington, DC 20001. The shareholder has represented to Broadcom that it held 72,440 shares of our common stock as of November 9, 2006. We are not responsible for the contents of the shareholder proposal or the accuracy thereof. If properly presented at the Annual Meeting, the Board of Directors unanimously recommends a vote AGAINST the following shareholder proposal submitted by the International Brotherhood of Teamsters:

RESOLVED: The shareholders of Broadcom Corporation (the “Company”) urge the Board of Directors to adopt a policy under which the Board will award any standard stock options that are granted to their senior executives at an exercise price equal to an average of the opening and closing prices of the underlying stock on the date that the option is granted (the “grant date”), with any grant dates in a given fiscal year to be established and disclosed in advance; after a fiscal year has begun the Company may select another grant date when hiring outside executives, provided that any such grant date is not coordinated with the release of material non-public information that has been disclosed or will be disclosed within 30 days of any such grant date.

SUPPORTING STATEMENT: Broadcom Corporation is currently one of several dozen companies that are a target of federal investigation by the Securities and Exchange Commission over practices concerning the timing and dating of stock options.

Backdating often consists of selecting or recording a grant date that occurred before the grant date was actually determined, so as to take advantage of the stock price on the earlier date being lower than on the determination date. As a result, options are “in the money” on the date the grant was determined. Such backdating can have significant tax and economic consequences for a company, whose results may have to be restated.

Our Company has said it would record more than $750 million in added expenses and restate past earnings related to the illegal backdating of stock options between 2000-2002. The Corporate Library, a leading independent source for investors on corporate governance and executive pay issues, reported that shares of Broadcom declined over 31 percent when news of the backdating circulated to the public.

Related practices include “springloading” or “bullet dodging,” in which a company coordinates a grant date with the release of material non-public information that could have a positive or negative impact on the stock price.

In our view, corporate efforts to game the timing of options can distort a core purpose of options, which is to motivate executives to improve long-term performance for the benefit of all shareholders. We thus deem it important for the Company to have a policy that standard stock options are awarded “at the money,” using grant dates that are selected and disclosed in advance, for example, 45 days after the end of the fiscal year.

This policy would provide flexibility when hiring outside executives, provided that the Company does not coordinate such grant dates with the release of material non-public information. This policy would not affect awards of options that tie the exercise price to future performance levels such as premium-priced options.

For these reasons, [the International Brotherhood of Teamsters] urge shareholders to vote FOR this proposal.

Board of Directors’ Statement against the Shareholder Proposal

The Board opposes the first tenet of the shareholder proposal, which is that we should use the average of the opening and closing prices of our stock to determine the exercise price for an option granted to a senior executive. Under our 1998 Incentive Plan, as recently amended and restated by the Board, we can only grant options with exercise prices not less than 100% of the fair market value of our common stock on the grant date. For such purpose, the fair market value of our common stock will be the closing selling price per share at the close of regular trading hours on the Nasdaq Global Select Market on the grant date. This is a widely recognized and accepted valuation methodology that has been in common use for many years. Moreover, the new SEC compensation disclosure rules provide that if a company sets the option exercise price at a price other than the closing market price on the grant date, that company must explain the methodology used to determine the exercise price (see instruction 3 to Item 402(d) of Regulation S-K). It is expected that many companies will utilize the closing market price standard, rather than the valuation methodology suggested in the shareholder proposal, to avoid such additional disclosure. In addition, if the exercise price resulting from the valuation methodology suggested in the shareholder proposal is lower than the closing market price on the date of grant, the new SEC compensation disclosure rules would require us to provide additional tabular disclosure indicating the closing market price on the grant date. We believe that such additional disclosure would be confusing to our shareholders and could lead them to mistakenly conclude that we are making below-market option grants to our executive officers and employees. Accordingly, we believe that the valuation methodology proposed by the International Brotherhood of Teamsters would make it more difficult to assure our shareholders of our intent to set the exercise price of all option grants at not less than the fair market value of the underlying shares on the grant date.

The second tenet of the shareholder proposal is that we establish and disclose in advance the date on which prospective option grants are to be made to our senior executives. As noted earlier in this proxy statement, annual equity awards to our senior executives and all other employees are typically made after a review of the prior year’s performance of each employee. The annual employee review schedule and the grant date of the focal equity awards for each year are typically discussed and determined by the Compensation Committee before the end of the prior year. The chosen grant date is during an open trading window following the public release of our financial results for a completed fiscal period. We do not believe, however, that disclosing the date chosen for these annual equity awards in advance of the award date would be prudent. As our policy is to make annual awards to senior executives at the same time as annual equity awards to all of our other employees are made, the aggregate size of equity awards issued on such date could be substantial. Given this fact, we are concerned that advance disclosure of the proposed grant date for our annual equity awards could result in hedging or other activities by third parties that may adversely affect the price of our Class A common stock or otherwise adversely effect the interests of our shareholders. We also believe that advance disclosure of this information would unnecessarily remove discretion from our Compensation Committee that may be needed to address unforeseen circumstances.

Finally, as disclosed in detail in our amended 2005 annual report on Form 10-K, filed with the SEC January 23, 2007, we recently completed a voluntary review of our equity award practices. The voluntary review covered all grants of options to purchase shares of our common stock and other equity awards made since our initial public offering in April 1998. In connection with this review, which was directed by our Audit Committee with the assistance of outside counsel and forensic accountants, the Audit Committee concluded that each option grant made by Broadcom after May 2003 has complied with prevailing accounting rules and that our current equity award granting processes are appropriate.

Required Vote

The affirmative vote of the holders of common stock representing a majority of the voting power of the outstanding Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and voting at the Annual Meeting, which shares voting affirmatively must also constitute at least a majority of the voting power required to constitute the quorum, is required for approval of the shareholder proposal. For the effects of abstentions and broker non-votes on this proposal see, “Information about the Annual Meeting and Voting — What vote is required for each item?” on page 2 of this proxy statement.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Proposal. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby AGAINST the shareholder proposal as provided in Proposal Six.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other business is expressly granted by the completion of the enclosed proxy card, or voting instruction form or by submitting your vote electronically. The proxy holders will vote at their discretion on any procedural matters that may come before the meeting.

AUDIT MATTERS

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed for the indicated services performed by Ernst & Young LLP during 2006 and 2005:

	2006	2005

Audit Fees	$4,435,000	$2,414,000
Audit-Related Fees	38,000	132,000
Tax Fees	117,000	195,000
All Other Fees	0	0

Total Fees	$4,590,000	$2,741,000

Audit Fees.  Audit Fees consist of fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual consolidated financial statements for 2006 and 2005, statutory audits required internationally, the review of our internal accounting and reporting controls as required under Section 404 of the Sarbanes-Oxley Act, the review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for 2006 and 2005, and other regulatory filings. In 2006 such fees also included $1.9 million attributable to Ernst & Young LLP’s services performed in connection with the voluntary review of our past equity award practices, for their audit of the related restatement of our financial statements included in our amended 2005 annual report on Form 10-K, and for their review of our amended quarterly report on Form 10-Q for the three months ended March 31, 2006, each filed with the SEC on January 23, 2007.

Audit-Related Fees.  Audit-Related Fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” Such fees include, among other things, acquisition-related work, non-statutory compliance audits, employee benefit plan audits, and certain consultations concerning financial accounting and reporting standards.

Tax Fees.  Tax Fees consist of fees for professional services for tax compliance activities, including the preparation of federal, state and international tax returns and related compliance matters.

All Other Fees.  There were no fees billed by Ernst & Young LLP for other services in 2006 or 2005.

The Audit Committee has determined that all non-audit services provided by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP’s audit independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. In 2003 the Audit Committee adopted a policy requiring the pre-approval of all services to be provided by our independent registered public accounting firm. Any proposed services exceeding pre-approved cost parameters also require specific pre-approval. The Audit Committee has delegated to its Chair and, in his absence, to individual members of the Audit Committee, the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. All services provided by our independent registered public accounting firm during 2006 were pre-approved in accordance with these policies.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 6, 2007 by (i) all persons known to us to beneficially own five percent (5%) or more of either class of our common stock, (ii) each director and each nominee for director, (iii) the named executive officers, and (iv) all of our current directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table or for shares of our common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

					Percentage
	Shares Beneficially Owned(1)				of Total
	Class A	Class B	Class A		Voting
Beneficial Owner	Common Stock	Common Stock	Percent(2)		Power(1)(2)

Named Executive Officers
David A. Dull(3)	893,959	249,544	*	%	*	%
Bruce Kiddoo(4)	92,424	0		*	*
Thomas F. Lagatta(5)	587,739	0		*	*
Vahid Manian(6)	328,980	38,649
Scott A. McGregor(7)	1,448,210	0		*	*
William J. Ruehle(8)	27,587	287,397		*	*
Henry Samueli, Ph.D.(9)	791,613	35,895,597	7.18		29.71
Non-Employee Directors
George L. Farinsky(10)	166,500	0		*	*
Maureen E. Grzelakowski(11)	96,250	0		*	*
Nancy H. Handel(11)	96,250	0		*	*
John Major(12)	81,500	0		*	*
Alan E. Ross(13)	13,956	0		*	*
Robert E. Switz(14)	129,000	0		*	*
Werner F. Wolfen(15)	195,000	240,107		*	*
All current directors and executive officers as a group (13 persons)(16)	4,921,381	36,423,897	8.02		30.38
5% Holders Not Listed Above
The AXA Group(17)	59,629,497	0	12.57		4.93
FMR Corp.(18)	46,502,899	0	9.80		3.84
Nicholas Broadcom Trust(19)	0	35,420,868	6.95		29.27
Sands Capital Management LLC(20)	24,689,691	0	5.21		2.04
Wellington Management Company, LLP(21)	23,600,495	0	4.98		1.95

*	Less than one percent.

(1)	Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. In some instances, the beneficially owned shares include unvested shares subject to currently exercisable options. If unvested shares are in fact purchased under those options, Broadcom will have the right to repurchase those shares, at the exercise price paid per share, should the optionee’s service terminate prior to vesting in those shares.

(2)	The percentage of shares beneficially owned is based on 474,342,135 shares of Class A common stock outstanding as of March 6, 2007. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 6, 2007 and shares of common stock subject to RSUs that will vest and be issued within 60 days after March 6, 2007 are deemed to be outstanding and beneficially owned by the person holding such options or RSUs for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. On March 6, 2007 there were 73,575,156 shares of Class B common stock outstanding. Each share of Class B common stock is immediately convertible into one share of Class A common stock. Accordingly, for the purpose of computing the percentage of Class A shares beneficially owned by each person who holds Class B common stock, each share of Class B common stock is deemed to have been converted into a share of Class A common stock, but such shares of Class B common stock are not deemed to have been converted into Class A common stock for the purpose of computing the percentage ownership of any other person.

Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Holders of common stock vote together as a single class on all matters submitted to a vote of shareholders, except (i) as otherwise required by law; and (ii) in the case of a proposed issuance of additional shares of Class B common stock, which issuance requires the affirmative vote of the holders of the majority of the outstanding shares of Class B common stock voting separately as a class, unless such issuance is approved by at least two-thirds of the members of the Board then in office. For the purpose of computing the percentage of total voting power, each share of Class B common stock is deemed not to have been converted into a share of Class A common stock.

(3)	Includes 12,204 shares of Class B common stock held by Mr. Dull as custodian for his children and as to which Mr. Dull disclaims beneficial ownership. Also includes (i) 828,281 shares of Class A common stock and 61,866 shares of Class B common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 6, 2007; and (ii) 3,561 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Dull.

(4)	Includes (i) 81,799 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days after March 6, 2007; and (ii) 2,093 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Kiddoo.

(5)	Includes (i) 570,780 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days after March 6, 2007; and (ii) 2,968 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Lagatta.

(6)	Includes 750 shares of Class A common stock held by Mr. Manian as custodian for his children. Also includes (i) 250,519 shares of Class A common stock issuable upon exercise of options that are currently exercisable; and (ii) 3,561 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Manian.

(7)	Includes (i) 1,289,215 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days after March 6, 2007; and (ii) 32,812 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. McGregor.

(8)	Includes 1,125 shares of Class B common stock held by Mr. Ruehle as custodian for his grandchildren.

(9)	Includes (i) 1,500,473 shares of Class B common stock owned by HS Management, L.P., which is beneficially owned by Dr. Samueli; (ii) 24,339,602 shares of Class B common stock held by HS Portfolio L.P., which is beneficially owned by Dr. Samueli; (iii) 1,762,500 shares of Class B common stock held by HS Portfolio II, L.P., which is beneficially owned by Dr. Samueli; and (iv) 8,293,022 shares of Class B common stock held by H&S Investments I, L.P., which is beneficially owned by Dr. Samueli. Dr. Samueli disclaims beneficial ownership of the shares held by HS Management, L.P. and HS Portfolio L.P., except to the extent of his pecuniary interest therein. Also includes (i) 778,645 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 6, 2007; (ii) 3,906 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Dr. Samueli; and (iii) 9,062 shares of Class A common stock that are directly held by Dr. Samueli. The address for Dr. Samueli is 5300 California Avenue, Irvine California 92617-3038. 4,100,000 of the shares held by H& S Investments I, L.P. and 15,100,000 shares held by HS Portfolio L.P. are currently being used as collateral for certain outstanding loans by those entities.

(10)	Includes (i) 9,000 shares of Class A common stock held by a revocable living trust as to which shares Mr. Farinsky, as co-trustee of such trust, shares voting and dispositive power; (ii) 156,250 shares of Class A common stock issuable upon exercise of options held by such trust that are currently exercisable; and (iii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Farinsky.

(11)	Includes (i) 85,000 shares of Class A common stock issuable upon exercise of options that are currently exercisable; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by such director.

(12)	Includes (i) 71,250 shares of Class A common stock issuable upon exercise of options that are currently exercisable; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Major.

(13)	Includes (i) 10,000 shares of Class A common stock issuable upon exercise of options that are currently exercisable; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Ross.

(14)	Includes (i) 118,750 shares of Class A common stock issuable upon exercise of options that are currently exercisable; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Switz.

(15)	Includes (i) 210,106 shares of Class B common stock held by a family trust as to which shares Mr. Wolfen, as co-trustee of such trust, shares voting and dispositive power; and (ii) 30,001 shares of Class B common stock owned by the Lawrence P. Wolfen Testamentary Trust, of which Mr. Wolfen serves as trustee and as to which Mr. Wolfen disclaims beneficial ownership. Also includes (i) 186,250 shares of Class A common stock issuable upon exercise of options that are currently exercisable; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Wolfen.

(16)	Includes (i) 4,511,739 shares of Class A common stock; and (ii) 61,866 shares of Class B common stock issuable upon exercise of options held by the current directors and executive officers as a group that are currently exercisable or will become exercisable within 60 days after March 6, 2007. Also includes 57,651 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by held by the current directors and executive officers as a group. Does not include shares of our common stock beneficially owned by Mr. Ruehle.

(17)	The information provided with respect to the holdings of AXA Group is based on its SEC filing on Schedule 13G.

According to a Schedule 13G filed with the SEC on February 13, 2007 by (i) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), (ii) AXA, and (iii) AXA Financial, Inc. (“AXA Financial”). Mutuelles AXA controls AXA, which is the parent holding company of AXA Financial, which is the parent holding company of AllianceBernstein L.P. (“Alliance”), an investment adviser, and AXA Equitable Life Insurance Company (“Equitable”), an insurance company and an investment adviser includes; 58,439,787 shares held by Alliance on behalf of client discretionary investment advisory accounts, as to which Alliance has sole power to dispose 58,398,412 shares and shared power to dispose 41,375 shares, and sole power to vote 36,198,589 shares and shared power to vote 6,682,459 shares. Also includes: (a) 1,155,340 shares held by Equitable (with sole power to dispose all such shares and sole power to vote 571,068 shares); (b) 31,904 shares held by AXA Rosenberg Investment Management LLC (with sole power to dispose of all such shares and sole power to vote 21,664 shares); and (c) 2,466 shares held by AXA Investment Managers Den Haag (with sole power to dispose of and shared power to vote all 2,466 shares). The addresses are: Mutuelles AXA — 26, rue Drouot, 75009 Paris, France; AXA — 25, avenue Matignon, 75008 Paris, France; and AXA Financial — 1290 Avenue of the Americas, New York, New York 10104.

The Schedule 13G filed by AXA Group contained information as of December 31, 2006 and may not reflect current holdings of our Class A common stock.

(18)	The information provided with respect to the holdings of FMR Corp. is based on its SEC filing on Schedule 13G.

According to a Schedule 13G filed with the Commission on February 14, 2007 by FMR Corp., includes: (A) 44,567,928 shares beneficially owned by Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR Corp. (“Fidelity”), as a result of acting as investment adviser to various registered investment companies (the “Funds”), of which Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 44,567,928 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders of FMR Corp. have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees; (B) 1,436 shares beneficially owned by Strategic Advisers, Inc., an investment adviser and a wholly-owned subsidiary of FMR Corp., as a result of its providing investment advisory services to individuals; (C) 218,923 shares beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), a registered investment adviser and an indirect wholly-owned subsidiary of FMR Corp., as a result of its serving as investment adviser of institutional accounts, non-U.S. mutual funds or registered investment companies owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of PGALLC, each has sole dispositive power over 218,923 shares and sole power to vote or to direct the voting of 218,923 shares owned by the institutional accounts or funds advised by PGALLC; (D) 435,676 shares beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), a bank and an indirect wholly-owned subsidiary of FMR Corp., as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of PGATC, each has sole dispositive power over 435,676 shares and sole power to vote or to direct the voting of 435,676 shares owned by the institutional accounts managed by PGATC; and (E) 1,278,936 shares beneficially owned by Fidelity International Limited (“FIL”), a qualified institution, and various foreign-based subsidiaries, as a result of their providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Partnerships controlled by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to vote approximately 47% of the total votes of the outstanding FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities with their Boards of Directors general composed of different individuals. FIL has sole dispositive power over 1,278,936 shares, sole power to vote or direct the voting of 1,260,736 shares and no power to vote or direct the voting of 18,200 shares owned by the International Funds. The address for FMR Corp., Fidelity and Strategic Advisers, Inc. is 82 Devonshire Street, Boston, Massachusetts 02109, the address for PGALLC and PGATC is 53 State Street, Boston, Massachusetts 02109, and the address for FIL is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.

The Schedule 13G filed by FMR Corp. contained information as of December 31, 2006 and may not reflect current holdings of our Class A common stock.

(19)	Includes (i) 35,418,798 shares of Class B common stock held by Dr. Nicholas and Stacey E. Nicholas, as co-beneficiaries of the Nicholas Broadcom Trust, and (ii) 2,070 shares of Class B common stock held by Dr. Nicholas as custodian for his children. The address for the Nicholas Broadcom Trust is 15 Enterprise, Aliso Viejo, California 92656.

(20)	The information provided with respect to the holdings of Sands Capital Management LLC is based on its SEC filing on Schedule 13G.

According to a Schedule 13G filed with the Commission on February 14, 2007 by Sands Capital Management, LLC, an investment adviser (“Sands”), includes 24,689,691 shares beneficially owned by clients of Sands, which clients may include registered investment companies, and/or employee benefit plans, pension funds, endowment funds or other institutional clients, of which Sands has sole dispositive power over 24,569,691 shares and sole power to vote or direct the vote of 15,107,750 shares. The address for Sands is 1100 Wilson Blvd., Suite 3050, Arlington, VA 22209.

The Schedule 13G filed by Sands Capital Management LLC contained information as of December 31, 2006 and may not reflect current holdings of our Class A common stock.

(21)	The information provided with respect to the holdings of Wellington Management Company, LLP is based on its SEC filing on Schedule 13G.

According to a Schedule 13G filed with the Commission on February 14, 2007 by Wellington Management Company, LLP, an investment adviser (“Wellington”), includes 23,600,495 shares beneficially held of record by clients of Wellington, of which Wellington has shared dispositive power over 23,600,495 shares, sole power to vote or direct the vote of none of such shares and shared power to vote or direct the vote of 21,198,595 shares. The address for Wellington is 75 State Street, Boston, MA 02109.

The Schedule 13G filed by Wellington Management Company, LLP contained information as of December 31, 2006 and may not reflect current holdings of our Class A common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, our executive officers and persons who beneficially own more than 10% of our outstanding common stock are subject to the requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC with respect to their ownership and changes in their ownership of the Class A common stock and other derivative Broadcom securities. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their transactions in 2006 in the common stock and their common stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for 2006, we believe that all reporting requirements under Section 16(a) for such year were met in a timely manner by our directors, executive officers and beneficial owners of greater than 10% of our common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our common stock subject to outstanding options or other equity awards granted under equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally granted those options or awards. However, Footnote 7 to the table sets forth the total number of shares of our common stock issuable upon the exercise or vesting of those assumed options or awards as of December 31, 2006, and the weighted average exercise price of such assumed options. Except for the adjustments described in Footnote 7 with respect to the outstanding assumed options or awards, no additional options or other equity awards may be granted under those assumed plans.

		A		B		C
						Number of Shares of
						Common Stock
		Number of Shares of				Remaining Available
		Common Stock to be				for Future Issuance
		Issued upon Exercise		Weighted-Average		under Equity
		of Outstanding		Exercise Price of		Compensation Plans
	Class of	Options, Warrants		Outstanding Options,		(Excluding Securities
Plan Category	Common Stock	and Rights		Warrants and Rights		Reflected in Column A)

Equity Compensation Plans Approved by Shareholders(1)	Class A	133,242,395	(2)	$20.9672	(3)	67,559,237	(4)(5)
	Class B	2,389,801		1.0073		0
Equity Compensation Plans Not Approved by Shareholders(6)	Class A	284,729		10.5041		0
Total(7)	Class A	133,527,124		20.9449		67,559,237	(4)(5)
Total(7)	Class B	2,389,801		1.0073		0

(1)	Consists of our 1998 Incentive Plan and our 1998 ESPP.

(2)	Includes 12,647,164 shares of our Class A common stock subject to RSUs that will entitle each holder to one share of Class A common stock for each such unit that vests over the holder’s period of continued service. Excludes purchase rights accruing under the 1998 ESPP and IESPP. For further information concerning the 1998 ESPP, see Proposal Two: Approval of Amendment and Restatement of the 1998 Employee Stock Purchase Plan.

(3)	Calculated without taking into account 12,647,164 shares of Class A common stock subject to outstanding RSUs that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(4)	Includes shares of Class A common stock available for future issuance under the 1998 Incentive Plan, the 1998 ESPP and the IESPP. As of December 31, 2006, 60,141,785 shares of Class A common stock were available for issuance under the 1998 Incentive Plan. Shares reserved for issuance under the 1998 Incentive Plan may be issued upon the exercise of stock options or stock appreciation rights, through direct stock issuances or pursuant to RSUs that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. For further information concerning the 1998 Incentive Plan, see Proposal Four: Approval of Amendment and Restatement of the 1998 Incentive Plan. As of December 31, 2006, 7,417,452 shares of Class A common stock in total were available for issuance under the 1998 ESPP and the IESPP.

(5)	Both the 1998 Incentive Plan and the 1998 ESPP contain annual automatic share renewal provisions. Accordingly, the number of shares of Class A common stock reserved for issuance under the 1998 Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to four and one-half percent (4.5%) of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 45,000,000 shares (or 37,500,000 shares if our shareholders do not approve Proposal Four). The total share reserve under the 1998 ESPP and the IESPP automatically increases on the first trading day of January each calendar year by an amount equal to one percent (1%) of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 10,000,000 shares (or 4,500,000 shares if our shareholders do not approve Proposal Two).

(6)	Consists solely of the 1999 Special Stock Option Plan, as described below. Options under the 1999 Special Stock Option Plan cannot be granted to directors or executive officers. By resolution adopted February 23, 2005, the Board decided not to grant any additional stock options under the 1999 Special Stock Option Plan. This resolution also granted the plan administrator continued authority to make any changes to the terms and provisions of the options currently outstanding under the 1999 Special Stock Option Plan at any time which the plan administrator may deem appropriate.

(7)	The table does not include information with respect to equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally established those plans or agreements. As of December 31, 2006, 2,527,309 shares of Class A common stock and 88,324 shares of Class B common stock were issuable upon exercise of outstanding options under those assumed plans, and an additional 52,600 shares of Class A common stock were subject to outstanding RSUs that will become issuable as those units vest, without any cash consideration or other payment required for such shares. The weighted average exercise price of the outstanding options to acquire shares of Class A common stock is $5.4932 per share and the weighted average exercise price of the outstanding options to acquire shares of Class B common stock is $4.1241 per share. No additional options or RSUs may be granted under any of those assumed plans.

The 1999 Special Stock Option Plan

The 1999 Special Stock Option Plan was implemented by the Board in October 1999. The 1999 Special Stock Option Plan is a non-shareholder approved plan under which options have been granted to employees of the company (and any parent or subsidiary) who were neither Broadcom executive officers nor directors at the time of grant. The Board originally authorized 1,500,000 shares of Class A common stock for issuance under the 1999 Special Stock Option Plan.

In February 2005 the Board adopted a resolution to reduce the share reserve under the 1999 Special Stock Option Plan to the number of shares needed to cover the currently outstanding options under that plan. Accordingly, no additional stock option grants are to be made under the 1999 Special Stock Option Plan, and to the extent any of the currently outstanding options under the plan terminate or expire unexercised, the shares of Class A common stock subject to those options will not be available for reissuance under the 1999 Special Stock Option Plan. The Equity Award Committee, as plan administrator, is authorized to make revisions or modifications to the terms and provisions (including the exercise price) of any option currently outstanding under the 1999 Special Stock Option Plan as it may deem appropriate from time to time, and such revisions or modifications will not be deemed to constitute the termination or expiration of those options and the grant of new options for purposes of the foregoing prohibition against future option grants under the 1999 Special Stock Option Plan.

Existing option grants under the 1999 Special Stock Option Plan may have an exercise price per share greater than, equal to or less than the fair market value per share of Class A common stock on the grant date. No option granted under the 1999 Special Stock Option Plan has a term in excess of ten years, and each will be subject to earlier termination within a specified period following the optionee’s cessation of service with Broadcom (and any parent or subsidiary). Each granted option vests in one or more installments over the optionee’s period of service. However, the options will vest on an accelerated basis in the event Broadcom is acquired and those options are not assumed, replaced or otherwise continued in effect by the acquiring entity. All options granted under the 1999 Special Stock Option Plan were granted as non-statutory stock options under the federal tax laws.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Elected Officers

The following table sets forth certain information regarding our executive officers and other elected officers as of March 6, 2007:

Name	Age	Positions with Broadcom

Executive Officers
David A. Dull	58	Senior Vice President, Business Affairs, General Counsel and Secretary
Bruce E. Kiddoo	46	Vice President, Corporate Controller and Acting Chief Financial Officer
Thomas F. Lagatta	49	Senior Vice President, Worldwide Sales
Vahid Manian	46	Senior Vice President, Global Manufacturing Operations
Scott A. McGregor	50	President, Chief Executive Officer and Director
Henry Samueli, Ph.D.	52	Chairman of the Board and Chief Technical Officer
Other Elected Officers
Yossi Cohen	42	Senior Vice President & General Manager, Mobile Platforms Group
Dianne Dyer-Bruggeman	57	Senior Vice President, Global Human Resources
Edward H. Frank, Ph.D.	50	Vice President, Research & Development
Neil Y. Kim	48	Senior Vice President, Central Engineering
Daniel A. Marotta	46	Senior Vice President & General Manager, Broadband Communications Group
Robert A. Rango	49	Senior Vice President & General Manager, Wireless Connectivity Group
Ford G. Tamer, Ph.D.	45	Senior Vice President & General Manager, Enterprise Networking Group
Kenneth E. Venner	44	Senior Vice President and Chief Information Officer

Following is a brief description of the business experience and educational background of each of our executive officers and other elected officers, including the capacities in which each has served during the past five years. The descriptions for Mr. McGregor and Dr. Samueli appear earlier in this proxy statement under the section entitled “Proposal One: Election of Directors.”

Executive Officers

David A. Dull joined Broadcom as Vice President of Business Affairs and General Counsel in March 1998 and was elected Secretary in April 1998. He became Senior Vice President, Business Affairs, General Counsel and Secretary in April 2005. He also serves as a director and officer of certain Broadcom subsidiaries. From 1985 until 1998 Mr. Dull was a Partner in the law firm of Irell & Manella LLP, where as a business lawyer he represented a number of public and private companies and individuals in the entertainment and high technology industries, including Broadcom. Irell & Manella LLP has represented and continues to represent Broadcom in various transactional and litigation matters. Mr. Dull received a B.A. in American Studies and a J.D. from Yale University.

Bruce E. Kiddoo joined Broadcom as Controller of the Broadband Communications Business Unit in December 1999. In July 2002 he was elected Corporate Controller and Principal Accounting Officer, in January 2003 he was elected a Vice President, and in September 2006 he was elected Acting Chief Financial Officer and Principal Financial Officer. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining Broadcom, Mr. Kiddoo held various senior financial management positions for over five years at LSI Logic Corporation, a semiconductor manufacturer. Before joining LSI Logic, Mr. Kiddoo held various financial positions at IBM and in the United States Navy. Mr. Kiddoo received a B.S. in Applied Science from the United States Naval Academy and an M.B.A. from the College of William and Mary.

Thomas F. Lagatta joined Broadcom in May 2002 and became Vice President and General Manager of the Client Server Networking Business Unit in July 2002. In September 2003 Mr. Lagatta was elected Group Vice President, Enterprise Computing Group, and in April 2005 he was elected Senior Vice President & General Manager, Enterprise Computing Group. In June 2006 he became Senior Vice President, Worldwide Sales. He also serves as a director and officer of certain Broadcom subsidiaries. Previously, from August 1999 to February 2002 Mr. Lagatta served as Vice

President and General Manager of Anadigics, Inc., a semiconductor manufacturer, where he led the Fiber Communications Products Business Unit. Before joining Anadigics, from 1998 to July 1999, Mr. Lagatta served as Vice President of Business Development at Avnet, Inc., an electronic component manufacturer. Prior to Avnet, Mr. Lagatta served in various senior management and technical positions for more than 11 years at Symbios Logic, a storage systems company. Mr. Lagatta received a B.S.E.E. from Ohio State University and an M.S.E.E. from the University of Southern California.

Vahid Manian joined Broadcom in January 1996 as Director of Operations and became Vice President of Manufacturing Operations in December 1997. He became Senior Vice President, Global Manufacturing Operations in April 2005. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining us, Mr. Manian served in a number of positions for approximately 12 years at Silicon Systems, Inc., a semiconductor manufacturer, including over six years as Director of Operations. At Silicon Systems he led the implementation, production ramp and qualification of advanced PRML-read channel integrated circuits. Mr. Manian received a B.S.E.E. and an M.B.A. from the University of California, Irvine.

Other Elected Officers

Yossi Cohen joined Broadcom in December 1997 and became Senior Vice President & General Manager of Mobile Platforms in October 2005. Mobile Platforms became a separate business group in January 2006, and Mr. Cohen now serves as Senior Vice President & General Manager of that group. Previously, from December 1997 to October 2005 Mr. Cohen managed a number of successful businesses at Broadcom, most recently as Vice President & General Manager in charge of our Bluetooth products and earlier as the Executive Director of Marketing for our Gigabit Controller business unit and as the Director of Marketing of our Networking Business Unit. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining us, Mr. Cohen held various management positions at National Semiconductor Corporation, including Director of Product Management of the Networking Business Unit. He holds a B.S.E.E. from Technion – Israel Institute of Technology in Israel.

Dianne Dyer-Bruggeman joined Broadcom in April 2004 as Vice President of Human Resources. She became Senior Vice President, Global Human Resources in April 2005. Previously, from 1995 to April 2004 Ms. Dyer-Bruggeman served as Vice President of Human Resources at The Titan Corporation, a developer and systems integrator for the Department of Defense, the Department of Homeland Security, and intelligence and other government agencies. Ms. Dyer-Bruggeman received a B.A. in Language and Education from Ithaca College.

Edward H. Frank, Ph.D. joined Broadcom as Senior Director of Engineering of Home & Wireless Networking in May 1999 following our acquisition of Epigram, Inc., a developer of advanced semiconductor products for high-speed home networking. In March 2003 Dr. Frank was elected Vice President, Research & Development. Dr. Frank was a co-founder and Executive Vice President of Epigram from 1996 to 1999. From 1993 to 1996 he was a co-founder and Vice President Engineering of NeTpower Inc., a computer workstation manufacturer. From 1988 to 1993 he was a Distinguished Engineer at Sun Microsystems, Inc., where he co-architected several generations of Sun SPARCstations and was a principal member of Sun’s Green Project, which developed the precursor to the JavaTM cross-platform web programming language. Dr. Frank received a B.S.E.E. and an M.S.E.E. from Stanford University and a Ph.D. in Computer Science from Carnegie Mellon University. Dr. Frank is a named inventor in 41 U.S. patents and is a Trustee of Carnegie Mellon University.

Neil Y. Kim joined Broadcom as Director of Engineering in January 2000 and became Vice President of Central Engineering in October 2001. He became Senior Vice President, Central Engineering in April 2005. Prior to joining us, from 1993 to 2000 Mr. Kim held a series of progressively senior technical and management positions at Western Digital Corporation, a data storage manufacturer, where his last position was Vice President of Engineering. Mr. Kim received a B.S.E.E. from the University of California, Berkeley.

Daniel A. Marotta joined Broadcom in October 2002 and became Vice President & General Manager of the Broadband Communications Business Unit in January 2003. In September 2003 Mr. Marotta was elected Group Vice President, Broadband Communications Group. He became Senior Vice President & General Manager, Broadband Communications Group in April 2005. He also serves as a director and officer of certain Broadcom subsidiaries. Previously, from March 1999 to April 2002 Mr. Marotta served in various senior management positions in the Digital Information Division at Conexant Systems, Inc., a semiconductor manufacturer, the most recent of which was Senior Vice President and General Manager. In May 2002 Mr. Marotta was promoted to Chief Operating Officer of the Broadband Communications Segment at Conexant, where he served until October 2002. Prior to joining Conexant, from 1996 to 1999 Mr. Marotta served as Director of Engineering at Brooktree Corporation, a semiconductor manufacturer, and later as Vice President of Engineering at Rockwell Semiconductor Systems, a semiconductor manufacturer, after Rockwell Semiconductor acquired Brooktree in 1996. Mr. Marotta received a B.S.E.E. from the State University of New York at Buffalo.

Robert A. Rango joined Broadcom in March 2002 and became Vice President & General Manager of the Network Infrastructure Business Unit in October 2002. In September 2003 Mr. Rango was elected Group Vice President, Mobile & Wireless Group. He became Senior Vice President & General Manager, Mobile & Wireless Group in April 2005, and Senior Vice President & General Manager, Wireless Connectivity Group in January 2006. He also serves as a director and officer of certain Broadcom subsidiaries. From 1995 to 2002 Mr. Rango held several Vice President and General Manager positions at Lucent Microelectronics, a networking communications company, and Agere Systems, a semiconductor manufacturer, in its Optical Access, New Business Initiatives and Modem/Multimedia Divisions. Previously, Mr. Rango held various positions with AT&T Bell Laboratories for over ten years. Mr. Rango received a B.S.E.E. from the State University of New York at Stony Brook and an M.S.E.E. from Cornell University.

Ford G. Tamer, Ph.D. joined Broadcom in June 2002 and became Vice President and General Manager of the Switch and Security Business Unit in July 2002. In September 2003 Dr. Tamer was elected Group Vice President, Networking Infrastructure Group. He became Senior Vice President & General Manager, Networking Infrastructure Group in April 2005, and Senior Vice President & General Manager, Enterprise Networking Group in June 2006. He also serves as a director and officer of certain Broadcom subsidiaries. Previously, from 1998 to 2002 Dr. Tamer co-founded and served as the President and Chief Executive Officer of Agere, Inc., a semiconductor manufacturer, until it was acquired by Lucent Microelectronics, a networking communications company. Following the acquisition, he served as Vice President, Processing, Aggregation and Switching of Lucent’s Agere Systems business unit. Prior to founding Agere, he was part of the founding executive teams at Dazel Corporation (which was acquired by Hewlett-Packard Company) and MegaKnowledge (which was acquired by IntelliCorp). Dr. Tamer received an M.S. and a Ph.D. in Engineering from the Massachusetts Institute of Technology.

Kenneth E. Venner joined Broadcom as Chief Information Officer in August 2000. In February 2002 he was elected a Vice President. He became Senior Vice President & Chief Information Officer in April 2005. Previously, Mr. Venner was Vice President of Product Management and Chief Information Officer of Rockwell Electronic Commerce from 1997 to August 2000. Prior to that, Mr. Venner held a number of information sciences/information technology management positions for over 11 years at Lucent Technologies/AT&T Bell Laboratories. Mr. Venner received a B.E. from the Stevens Institute of Technology, an M.E. from Carnegie Mellon University and an M.B.A. from New Hampshire College.

Appointment of New Chief Financial Officer

On March 11, 2007 we entered into an agreement with Eric K. Brandt, pursuant to which Mr. Brandt will serve as our Senior Vice President and Chief Financial Officer. We currently anticipate that Mr. Brandt will assume these positions on a full-time basis in late March 2007.

From September 2005 until March 2007, Mr. Brandt, 44, served as President and Chief Executive Officer of Avanir Pharmaceuticals. Prior to Avanir, Mr. Brandt was Executive Vice President – Finance and Technical Operations, Chief Financial Officer of Allergan, Inc., a global specialty pharmaceutical company, where he also held a number of other senior positions after joining Allergan in 1999. Previously, Mr. Brandt spent 10 years with The Boston Consulting Group, a privately-held global business consulting firm, most recently serving as Vice President and Partner and as a senior member of the firm’s heath care practice. In addition, while at BCG he led the North American operations practice and had experience advising computer and telecommunications clients. He is also a director of Dentsply International, Inc., a dental products company, and Vertex Pharmaceuticals, Inc., a global biotechnology company, where he chairs the audit committee. Mr. Brandt received a B.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

Compensation Discussion and Analysis

We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through competitive compensation arrangements. The Compensation Committee of the Board, referred to in this Compensation Discussion and Analysis as the committee, administers the compensation programs for our executive officers with this competitive environment in mind. However, we believe that the compensation paid to our executive officers should also be substantially dependent upon our financial performance and the value that we create for our shareholders. For this reason, the committee structures our compensation programs to provide meaningful incentives for the attainment of our short-term and long-term strategic objectives and, accordingly, rewards those executive officers who make substantial contributions to the attainment of those objectives.

Compensation Policy for Executive Officers.  The committee has designed the various elements that comprise the compensation of our executive officers to achieve the following objectives:

•	To attract, retain, motivate and engage executive officers with superior leadership and management capabilities;

•	To provide total direct compensation to each executive officer that is externally competitive, internally equitable and primarily performance-driven; and

•	To ensure that total compensation levels are reflective of our financial performance and provide our executive officers with the opportunity to earn above-market total compensation for exceptional business performance.

For 2006 each executive officer’s compensation, other than the compensation for Dr. Samueli, generally consisted of three elements: (i) a base salary, (ii) a cash bonus based upon participation in a bonus pool tied to our attainment of pre-established objectives and the executive officer’s individual performance, and (iii) long-term stock-based incentive awards, in the form of stock options and RSUs designed to align and strengthen the mutuality of interests between our executive officers and our shareholders. The equity awards made to our Chief Executive Officer in 2006 were determined by the terms of the letter agreement that we entered into with him prior to the commencement of his employment with Broadcom in January 2005, as amended in December 2005.

In determining the appropriate level for each element of compensation, the committee has consistently followed the practice of setting the levels of total cash compensation (in the form of salaries and bonuses) for most of our executive officers substantially below the 50th percentile of total cash compensation paid to similarly-situated executives at surveyed companies and utilizing a substantial equity component with a projected net present value designed to provide each executive officer with total direct compensation for the year that is targeted between the 75th and 90th percentiles of the total compensation paid to similarly-situated executives at surveyed companies. Accordingly, the total compensation of each of our executive officers is driven primarily by our financial results and stock price appreciation and reflects our commitment to a pay-for-performance compensation philosophy. The committee is also concerned with internal pay equity considerations, and the equity awards that represent the major component of each executive officer’s total annual compensation are designed to be in a fair and equitable relationship to the equity awards made to our Chief Executive Officer for the year.

Our Chief Executive Officer reviews the compensation of each of the other executive officers annually, measuring their compensation levels against individual business objectives established for the prior year, which objectives are developed annually by him and the respective executive officers. The conclusions reached and recommendations based on this review, including salary adjustments, bonus amounts and annual equity awards, are presented by our Chief Executive Officer to the committee for consideration. The committee reviews these materials and recommendations and has full authority to exercise its judgment in determining the final compensation payable to each executive officer.

When setting total compensation for each of the executive officers, the committee reviews “tally sheets” that show the executive officer’s current compensation, including equity- and non-equity-based compensation.

Comparative Framework.  In making executive officer compensation decisions for 2006, the committee compared each element of total compensation against statistics for a peer group of publicly-traded and privately-held semiconductor companies. The committee relied primarily on the 2006 Radford survey of executive officer compensation levels at semiconductor companies with more than one billion dollars of annual revenue (21 companies surveyed), referred to in this Compensation Discussion and Analysis as the 2006 Radford Semiconductor Survey. For supplemental market data, the committee reviewed the 2006 Radford survey of executive officer compensation levels at high technology companies with greater than one billion dollars of annual revenue (481 companies surveyed), the 2006 CHiPS survey of executive officer and senior management compensation levels at high technology companies with approximately three billion dollars of annual revenue (70 companies), and executive officer compensation data obtained from the most current proxy statements of 22 specific semiconductor companies with annual revenue ranging from one to five billion dollars. The latter survey was compiled by Frederic W. Cook & Co., Inc., referred to in this Compensation Discussion and Analysis as FWC, the committee’s independent compensation consultant during 2006.

Comparative Compensation Methodology.  In analyzing the comparative market data for 2006, the committee reviewed the compensation data in each survey at the 25th, 50th, 75th and 90th percentiles with respect to the following elements of compensation: base salary, total cash compensation and total direct compensation (total cash plus equity). For purposes of this analysis, the value of the equity component is determined in the following manner:

•	For each survey, RSUs are valued at their market value on the award date;

•	For the CHiPS survey, stock options are valued at their grant date fair values determined pursuant to the Black-Scholes option pricing model;

•	For each of the Radford surveys, stock options are valued pursuant to a net present value formula, which assumes an annual stock price growth of 12%, a four-year period between grant and exercise, and a discount rate of 3.5%; and

•	For the proxy statement peer group, the equity awards were valued at the dollar levels disclosed in the proxy statement for the most recently completed fiscal year of each company in the group.

It is the committee’s goal to target base salary and total cash compensation for each executive officer at below the 50th percentile and to target total direct compensation between the 75th and 90th percentiles, as compared with surveyed companies.

We believe that our methodology provides a sound basis for establishing executive compensation levels. The primary source of market data used for our 2006 comparative analysis was the 2006 Radford Semiconductor Survey, an independently-constructed survey consisting solely of companies in our industry chosen by Radford that have annual revenue comparable to Broadcom. In addition, the actual compensation of our executive officers is heavily dependent upon our financial performance and stock price appreciation. The salary component, which is not based on financial performance to any meaningful extent, represents a small portion of the executive officer’s total direct compensation for the year, ranging from a low of 6.7% for our Chief Executive Officer to a high of 12.1% among the other executive officers. The principal component of each executive officer’s compensation consists of long-term equity incentives tied to actual company performance measured in terms of our stock price. As a result, although the committee uses benchmarking in determining the equity awards made to executive officers, it is only as our stock price appreciates over time that the projected levels of compensation based on the surveyed market data will be attained.

Comparative Analysis for 2006.  When compared to the data drawn from the 2006 Radford Semiconductor Survey of semiconductor companies, using the valuation methodologies employed in that survey to determine the then net present value of options and market value of RSUs, the various elements of compensation provided to our executive officers for 2006 were at the following approximate percentiles for most of our executive officers:

Base Salary	25th to 50th Percentile
Total Cash Compensation	25th Percentile
Total Direct Compensation	75th to 90th Percentile

As explained below, because of his current voluntary agreement to maintain annual cash compensation of $1, there is no comparative data that can be realistically utilized for Dr. Samueli.

Comparative Analysis for 2007.  In 2007 the committee is continuing to use FWC as its independent compensation consultant, and began using a new survey prepared by FWC. This survey provides competitive comparisons against a group of 15 publicly-traded U.S.-based semiconductor companies. Broadcom’s net revenue, earnings and market capitalization are generally near the median levels for this peer group. The committee believes that the new survey reflects a reasonable cross-section of our market for executive talent. In general, when comparing the total cash compensation and total direct compensation earned by our executive officers during 2006 against this survey data, as opposed to that in the 2006 Radford Semiconductor Survey, our executive officers were compensated at less than the 25th and 75th percentiles, respectively. In addition to the new FWC survey, the committee will continue its practice of consulting a variety of other surveys to ensure balanced comparative data.

Elements of Compensation.  Each of the three major elements that comprise total compensation for executive officers (salary, bonus and equity) is designed to achieve one or more of our overall objectives to create a competitive level of compensation, tie compensation to the attainment of one or more strategic business objectives, and base a substantial portion of executive officer compensation on our financial success, measured in terms of stock price performance. The manner in which the committee has structured each element of compensation is described below. The portion of the description concerning Salary and Long-Term Incentive Compensation excludes compensation for Mr. McGregor, our Chief Executive Officer, and Dr. Samueli, our Chief Technical Officer, who are discussed separately below.

     Salary.  The committee reviews the base salary level for executive officers at a pre-determined time each year. The base salaries for executive officers are determined on the basis of their levels of responsibility, experience and individual performance. In setting the base salaries, the committee solicits from our Chief Executive Officer his evaluations of the individual performance of the other executive officers and their recommended salary increases based on that performance. The salary level for this group of executive officers, which collectively increased by approximately 10.2% in 2006 from the level in effect for 2005, is generally set in relative parity with that of our other elected officers. For 2006, the base salary levels for this group ranged from a high of $285,000 to a low of $242,000. These base salaries were generally between the 25th and 50th percentiles of the 2006 Radford Semiconductor Survey and comprised 8.2% to 12.1% of the executive officers’ total direct compensation. By maintaining base salaries at such levels, the committee continued its longstanding practice of tying the major portion of each executive officer’s total compensation to our financial performance and stock price growth. Accordingly, salary has not traditionally served as a major component of compensation but has provided an element of stability to the executive officers’ total compensation each year. In March 2007, following a review of individual performances by this group of executive officers during 2006, the committee approved increases to annual base salaries. The amount of those increases ranged from a high of $23,000 to a low of $15,000. Additional information regarding these increases is set forth in our Current Report on Form 8-K filed with the SEC March 7, 2007. We anticipate that the pay-for-performance components of our executive compensation arrangements will remain the predominant element of each executive officer’s total compensation in future years.

     Incentive Compensation.  In April 2006 the committee approved an incentive bonus plan, the 2006 Performance Bonus Plan, designed to advance our pay-for-performance policy by focusing the attention of our executive officers on the attainment of key financial objectives for the year. The 2006 Performance Bonus Plan provided our executive officers with a direct financial incentive in the form of a cash bonus award tied to our achievement of six pre-established performance goals. The 2006 Performance Bonus Plan provided for a target potential bonus pool of $14 million and a maximum bonus pool of $21 million. The actual dollar amount of the bonus pool under the plan was determined on the basis of our actual performance relative to threshold, target and above-target levels of attainment established by the committee for each of the performance goals.

The performance goals were tied to the following measures of our financial performance in 2006, and each was given equal weighting: (i) net revenue, (ii) gross margin, (iii) operating margin, (iv) earnings per share, (v) stock price appreciation, as compared to that of a separately-defined peer group, and (vi) free cash flow. For the purposes of determining whether the gross margin, operating margin, earnings per share and free cash flow objectives had been met, the committee used numbers reported by Broadcom in accordance with generally accepted accounting principles in the U.S. (GAAP), adjusted for non-cash, non-recurring, extraordinary and certain other items. As originally structured, no bonuses were to be payable under the 2006 Performance Bonus Plan unless we achieved at least a threshold level of performance under one or more of the predetermined goals. However, the committee reserved the discretion to determine an executive officer’s actual bonus to reflect his or her individual performance for the year. At the time the goals were set in April 2006, we believed that they were attainable at the established target levels, but substantial uncertainty nevertheless existed as to the actual attainment of the goals at any of the established levels.

Our actual financial performance for 2006 was adversely affected by the unforeseen slowdown in the semiconductor industry in the second half of the year and a number of unanticipated events that resulted in the need to incur substantial unexpected expenses. We incurred substantial legal, accounting and other professional expenses in connection with the extensive review of our past equity award practices and the restatement of our historical financial statements. We also incurred substantially higher than expected research and development expenses in connection with unforeseen business development opportunities and substantially higher than expected expenses related to major litigation matters. As a consequence, a total bonus pool of $3.67 million resulted from our actual performance as compared to the six pre-established performance criteria. Notwithstanding the substantial unexpected expenses and their negative impact upon a number of the performance goals established for 2006, our financial performance for the year was significantly stronger than for the previous year. As compared with 2005, our net revenue increased by more than 37%, or almost $1 billion, our non-GAAP earnings per share increased by more than 37%, our non-GAAP net income increased by nearly 50%, and our cash and marketable securities position increased by more than $926 million.

Based on the foregoing economic considerations and financial results, the committee decided to allocate a larger percentage of the bonus pool under the plan to the executive officers so that their individual bonuses would be substantially the same as if all the performance objectives under the 2006 Performance Bonus Plan had been attained at 80% of the target level. To assure that sufficient funds were available to provide a meaningful level of bonus payments to all other eligible participants, the committee established a supplemental bonus plan in December 2006, in an amount not to exceed the difference between $11.25 million and the actual amount determined under the 2006 Performance Bonus Plan. Participation in the supplemental bonus pool was limited to employees eligible to participate in the 2006 Performance Bonus Plan who were not executive officers.

As indicated, the committee reserved the discretion to determine the actual bonus awards payable to our executive officers under the 2006 Performance Bonus Plan to reflect individual performance. For our Chief Executive Officer, the committee used a list of objectives set forth in Mr. McGregor’s written strategy for Broadcom in 2006, which strategy was approved by the Board. Such objectives included product development and market and growth initiatives. The personal performance objectives for each of our other executive officers were developed by our Chief Executive Officer and the respective executive officer and were intended to focus their attention on the achievement of financial and other business objectives within their individual areas of responsibility and management. Our Chief Technical Officer did not participate in the 2006 Performance Bonus Plan.

In March 2007 the committee determined the actual bonus amounts to be distributed under the 2006 Performance Bonus Plan and the supplemental bonus plan. A total of 607 employees received bonus distributions for 2006, including the executive officers (other than our Chief Technical Officer), other officers, senior managers and certain other key contributors. The aggregate amount of those bonuses was approximately $10.63 million. The actual bonus award to each executive officer as reported in the Summary Compensation Table reflects any discretionary adjustment made by the committee based on such individual’s personal performance for the year and our Chief Executive Officer’s bonus recommendation with respect to that individual. The bonus payments made to executive officers for 2006 totaled $640,000, or 6.0% of the total bonuses distributed under the two plans.

On March 19, 2007 the committee approved, subject to shareholder approval at the Annual Meeting, the Executive Officer Performance Bonus Plan under which incentive bonuses, qualifying as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, may be provided to certain executive officers in 2007 and future years. For further information concerning this plan, see Proposal Three: Approval of the Executive Officer Performance Bonus Plan.

     Long-Term Incentives.  We have structured our long-term incentive program for executive officers in the form of equity awards under our 1998 Incentive Plan. For many years, stock option grants were the sole form of our equity awards, and we continue to use stock option grants in combination with other forms of equity awards available under the 1998 Incentive Plan to provide long-term incentives to our executive officers. Generally, the committee approves the stock option grants at a predetermined time each year in connection with the annual review of the performance of our executive officers and other employees. Each grant is designed to align the interests of the executive officer with those of the shareholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of our Class A common stock at a fixed price per share (the closing selling price on the grant date) over a specified period, usually ten years. Each option granted to a continuing executive officer generally vests and becomes exercisable in a series of monthly installments, over a four year service period, contingent upon the officer’s continued employment. Accordingly, each option will provide a return to the executive officer only to the extent he remains employed with us during the vesting period, and then only if the fair market value of the underlying shares appreciates over the period between grant and exercise of the option.

In 2005 we began to award RSUs as part of our long-term incentive program for most employees. We believe that RSUs are a valuable addition to our long-term incentive program for several reasons, including our ongoing concerns over the dilutive effect of option grants on our outstanding shares, our desire to have a more direct correlation between the SFAS 123R compensation expense we record for financial accounting purposes and the actual value delivered to our executive officers and other employees, and the fact that the incentive effects of RSUs are less subject to market volatility than stock options. Each RSU entitles the recipient to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other consideration. The vesting of RSUs is tied to continued service with us and is typically in the form of quarterly vesting over a four year service period.

The committee awarded both stock options and RSUs to our executive officers in 2006. The awards made to our executive officers are set forth in the Grants of Plan-Based Awards table. In determining the total number of shares to award each executive officer in the combined form of stock options and RSUs, the committee’s objective was to bring the total direct compensation (salary, bonus and equity) of each executive officer to between the 75th and 90th percentiles of the 2006 Radford Semiconductor Survey, measured at the time such equity awards were granted. For that purpose, the valuation methodology for each award was the same as used in the 2006 Radford Semiconductor Survey, namely RSUs were valued at their closing selling price on the award date and a net present value was determined for each option grant based on the same assumptions used in the 2006 Radford Semiconductor Survey. The net result for 2006 was to bring the total direct compensation of the executive officers other than Dr. Samueli(1) to approximately between the 75th and 90th percentiles of total direct compensation in the 2006 Radford Semiconductor Survey.

We believe that a long-term incentive program that includes awards of both RSUs and stock options will provide our executive officers and other employees with a competitive and more balanced equity compensation arrangement, while reducing the total number of shares of our common stock issuable under those stock-based awards. This is particularly important for Broadcom, since the total direct compensation of our executive officers is heavily weighted towards the equity award component. The equity component for the named executive officers ranges from 82.8% to 90.6% of total direct compensation. Such a disproportionate relationship reflects the basic tenet of our overall compensation philosophy of tying pay to performance. The stronger the market price of our common stock, the more likely the targeted compensation levels for this component of compensation will be achieved.

Share Ownership Policy.  Since a major objective of the equity incentive program is to align the interests of our executive officers with those of our shareholders, in April 2005 the Board established a share ownership policy for our executive officers and members of the Board. The policy was amended in August 2006 to increase the share ownership requirements. Pursuant to the amended policy, executive officers and directors who held office on October 31, 2005 must accumulate and continue to hold beneficial ownership of the following minimum numbers of shares of our common stock as of each respective date indicated:

December 31, 2005	1,000 shares
December 31, 2006	2,000 shares
December 31, 2007	3,000 shares
December 31, 2008	4,000 shares
December 31, 2009	5,000 shares

An individual who first becomes an executive officer or director after October 31, 2005 will be expected to hold 1,000 shares by the first anniversary of the date he or she commences service in that capacity. The required level of ownership will thereafter increase in annual increments of 1,000 shares as of each ensuing anniversary date, to a minimum ownership requirement of 5,000 shares after five years of service in that capacity. All of our current executive officers and directors are in compliance with this policy.

Option Amendments.  During 2006 we conducted a voluntary review of our past equity award practices and determined that the measurement date for accounting purposes of most stock options granted between June 1998 and May 2003, including grants made to executive officers, differed from the measurement dates previously used in accounting for those awards. Three of our current executive officers who received such grants, Messrs. Dull, Kiddoo and Lagatta, each agreed December 29, 2006 to an option agreement amendment that increased the per share exercise prices previously in effect for certain options. Additional information regarding these amendments is set forth in our Current Report on Form 8-K filed with the SEC January 4, 2007. Mr. Ruehle, our former Chief Financial Officer, agreed to a comparable adjustment December 17, 2006. In each instance, the exercise price per share of the option was increased to the closing price per share of our Class A common stock on the Nasdaq Global Select Market on the adjusted measurement date determined for the affected option in accordance with applicable accounting principles. Messrs. Kiddoo and Lagatta are entitled to special cash payments in January 2008 in the respective amounts of $10,491 and $525,870 to compensate them for the increase to the exercise prices of their amended options. The committee believed that such amendments and offsetting cash payments were appropriate to avoid any potential adverse taxation of those options

(1) For reasons discussed below under “Compensation of Henry Samueli,” the committee does not use comparative data when setting Dr. Samueli’s compensation.

under Section 409A of the Internal Revenue Code, including certain federal and state penalty taxes that could potentially have been imposed on the affected executive officers.

Market Timing of Equity Awards.  The committee does not engage in any “market timing” of equity awards made to the executive officers or other award recipients. As discussed earlier, annual equity awards granted to existing executive officers and employees are made in connection with an annual employee review process that occurs at a predetermined time each year. The annual equity awards are made during an open trading window following the public release of our financial results for a completed fiscal period. Accordingly, there is no established practice of timing our awards in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. Equity awards for newly-hired employees, including newly-hired executive officers, are normally made within one month, with respect to stock options, and three months, with respect to RSUs, after the employee’s actual commencement of employment. Under our current practice, equity awards for all officers are made by the Compensation Committee and equity awards for other eligible individuals are made by the Equity Award Committee. It is our intent that all stock option grants, whether made by the Compensation Committee or the Equity Award Committee, have an exercise price per share equal to the closing selling price per share on the grant date.

Internal Pay Equity.  In determining the size of equity awards made to our Chief Executive Officer and our other executive officers, the committee is mindful of internal pay equity considerations. Mr. McGregor’s 2006 equity awards were established as part of his compensation arrangement at the time we entered into a letter agreement with him in October 2004.(2) Future awards to Mr. McGregor are at the discretion of the committee. Since the equity component represents such a substantial portion of each executive officer’s total direct compensation, the committee expects to continue to grant future equity awards to Mr. McGregor with internal equity in mind so that a fair and equitable ratio is maintained between the total direct compensation of our Chief Executive Officer and that of each of our other executive officers.

Specific Compensation Arrangements.  To further assist our shareholders in understanding the elements of compensation disclosed in the Summary Compensation Table and related tables that follow, we believe it is important to discuss in more detail the compensation in effect for Mr. McGregor, our Chief Executive Officer, and Dr. Samueli, the Chairman of the Board and our Chief Technical Officer.

Compensation of Scott A. McGregor.  The compensation of Mr. McGregor in 2006 was primarily determined by the agreement we entered into with him in October 2004, before he became our President and Chief Executive Officer in January 2005. The agreement was negotiated at arm’s length before Mr. McGregor commenced employment with us, and the committee worked with FWC in formulating and structuring that compensation arrangement. FWC assisted us in analyzing the compensation from the perspective of the transfer cost of shareholder value, as measured as a percentage of our market capitalization at that time. Based on that analysis, FWC advised us that Mr. McGregor’s compensation was within the competitive range of comparable executive officer compensation at other companies of similar size and market capitalization. FWC also advised us that the equity component of Mr. McGregor’s compensation was fair to our shareholders because a very large percentage of the potential compensation for Mr. McGregor was in the form of equity grants and not cash-based. Accordingly, when our common stock performs well, both Mr. McGregor and our shareholders will benefit together. FWC also informed us that Mr. McGregor’s cash-based compensation and the severance provisions of his agreement were conservative when compared with those of similarly situated executives at other companies.

The material terms of Mr. McGregor’s compensation are described below in the section of the proxy statement entitled “Potential Payments upon Termination or Change in Control” on page 68.

Mr. McGregor’s salary was initially governed by the terms of his agreement and was set at $600,000 for 2006. At that level, he is at approximately the 25th percentile of chief executive officers in the 2006 Radford Semiconductor Survey, and the salary component represents 6.7% of his total direct compensation for the year. Mr. McGregor participated in the incentive bonus program for 2006 upon the same terms and conditions as the other executive officers and earned a cash bonus of $240,000, which reflected the committee’s assessment of his personal performance as well as Broadcom’s performance for the year. The bonus element represents 2.7% of his total direct compensation for 2006. These salary and bonus percentages reflect our basic compensation policy of basing a substantial portion of each executive officer’s total compensation on equity awards that are tied to our stock price performance, thereby furthering our overall pay-for-performance objective. In March 2007, following a review of Mr. McGregor’s performance during

(2) As discussed below, the amount of the 2006 equity awards ultimately granted to Mr. McGregor was reduced prior to the January 3, 2006 grant date.

2006, the committee increased Mr. McGregor’s base salary to $650,000, which represented an 8.3% increase over his prior base salary.

Mr. McGregor’s agreement provided that he would be granted a supplemental stock option grant covering 750,000 shares of Class A common stock on January 3, 2006. In 2005 the committee and Mr. McGregor agreed to restructure that award into a stock option grant covering 250,000 shares of Class A common stock and an RSU award covering an additional 124,999 shares of Class A common stock. Information regarding the vesting schedules of such awards is included in this proxy statement under the heading “Executive Compensation and Other Information — Grants of Plan-Based Awards.” Mr. McGregor voluntarily proposed the restructuring of his 2006 equity grants to assist our ongoing efforts to reduce the number of stock options being issued annually pursuant to our equity award programs and to bring his equity awards more into proportion with those being offered to other employees. Prior to implementing the amendment, the committee again obtained an opinion from FWC that the substituted equity awards were fair and reasonable to the shareholders. The equity adjustment was reflected in an amendment to Mr. McGregor’s letter agreement in December 2005. The modified supplemental stock option grant and RSU award were both made as scheduled on January 3, 2006. The option grant has an exercise price of $32.3867 per share. The total value of that equity component based on the Radford valuation methodology discussed above under “Long-Term Incentives” is $8,075,142, bringing his total direct compensation for 2006 to $8,915,142(3). At that level, Mr. McGregor’s total direct compensation was at approximately the 75th percentile of chief executive officers in the 2006 Radford Semiconductor Survey.

We believe that, in light of Mr. McGregor’s individual performance and his unique contribution to our financial results for 2006, his salary, bonus and equity awards for the year were in line with our overall compensation objectives, namely to provide compensation in a format that is both competitive and fair and reasonable from our perspective and that of our shareholders and is highly dependent upon our financial performance. During 2006, our revenue increased more than 37%, our non-GAAP net income increased nearly 50%, and our cash and marketable securities position increased more than 49%.

Compensation of Henry Samueli.  Dr. Samueli is one of Broadcom’s co-founders and holds a substantial equity ownership in Broadcom. For 2006, Dr. Samueli’s salary remained at the nominal level of $1.00 in accordance with his voluntary agreement to maintain his base salary at that amount, and he voluntarily did not participate in the 2006 Performance Bonus Plan. Because of these factors, his compensation cannot be realistically assessed or evaluated or compared to compensation data derived from market surveys such as the Radford or CHiPS surveys.

In 2006 the committee awarded Dr. Samueli stock options to purchase 125,000 shares of our common stock at an exercise price of $41.15 per share, which was in excess of the fair market value on the date of grant, and RSUs covering 62,500 shares. Information regarding the vesting schedules of such awards is included in this proxy statement under the heading “Executive Compensation and Other Information — Grants of Plan-Based Awards.” The awards were made in recognition of the valuable strategic technical contributions Dr. Samueli made to Broadcom in 2006 and the fact that Dr. Samueli did not receive cash compensation for his services during that year. Because of the lack of comparable market data and Dr. Samueli’s unique past and current contributions to Broadcom, the committee based his equity awards at approximately 50% of the equity awards made to Mr. McGregor. The total value of that equity component based on the Radford valuation methodology discussed above under “Long-Term Incentives” is $5,130,091, bringing his total direct compensation for 2006 to $5,130,092(3).

Prior to these 2006 equity awards, Dr. Samueli had not received an equity award since March 2002. No part of his March 2002 equity award remained unvested on the date of his 2006 equity awards. We believe that, in light of Dr. Samueli’s contribution to our technical strategic direction, his equity awards for the year were in line with our overall compensation objectives.

Officer Retention Program.  In 2004 the committee implemented a severance benefit program for our executive officers (other than Dr. Samueli and our chief executive officer) under which certain payments and benefits would be provided should the executive officer’s employment terminate under certain circumstances in connection with a change in control of our company or our hiring of a new chief executive officer. Although the program was intended in part to operate in connection with our search for a new chief executive officer during 2005 to replace Mr. Ross, which

(3) The dollar values shown in the Summary Compensation Table for the compensation cost recognized in our financial statements for 2006 and in the Grants of Plan-Based Awards table for the grant date fair value of 2006 equity awards differ from the dollar values derived by using the valuation methodologies employed in the 2006 Radford Semiconductor Survey. The values in the tables were computed in accordance with the provisions of SFAS 123R.

eventually led to the hiring of Mr. McGregor, we believe that the program continues to achieve two important goals crucial to our long-term financial success, namely, the long-term retention of our senior executives and their commitment to the attainment of our strategic objectives. The program will allow our participating executive officers to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. The committee worked with its own independent counsel in designing the program and retained an independent accounting firm (different from our independent registered public accounting firm) to perform certain tax calculations concerning the economic impact of the program upon both the company and the participating officers.

The officer retention program does not provide any tax gross-up payments. The benefits consist primarily of salary continuation for a period of twelve months, a prorated bonus payment, twenty-four months’ accelerated vesting of each affected officer’s outstanding equity awards, and the extension of the exercise period for his outstanding option grants. The benefits are only provided in a “double trigger” situation where the executive officer is terminated without cause or resigns for good reason within nine months following the change in control event or the appointment of a new chief executive officer. We believe that such a double trigger severance arrangement is fair and reasonable when we consider the years of service of the participating officers (average tenure of eight years) and the level of dedication and commitment that they have rendered to us over that period, the contributions they have made to our growth and financial success, and the value we would expect to receive from retaining their services prior to, and during, what we believe would be a complex and challenging transition period following a change in control transaction or the appointment of a new chief executive officer.

A summary of the material terms of the officer retention program, together with a quantification of the benefits available under the program to each of the executive officers named in the Summary Compensation Table, may be found in the section of the proxy statement entitled “Potential Payments upon Termination or Change in Control” on page 68.

Executive Officer Perquisites.  It is not our practice to provide our executive officers with any meaningful perquisites. In 2006 no executive officer received any perquisites that would be required to be reported in the Summary Compensation Table.

Other Programs.  Our executive officers are eligible to participate in the 1998 ESPP on the same basis as all other regular U.S. employees. However, Dr. Samueli does not currently participate in the 1998 ESPP because the federal tax laws applicable to such plan do not allow participation by individuals owning 5% or more of our common stock. For further information concerning the 1998 ESPP, see Proposal Two: Approval of Amendment and Restatement of the 1998 Employee Stock Purchase Plan.

Our executive officers are also eligible to participate in our 401(k) employee savings plan on the same basis as all other regular U.S. employees. Under the 401(k) employee savings plan, Broadcom matches $.25 per $1.00 contributed by the employee, up to a maximum of 1.25% of a participant’s eligible compensation.

Deferred Compensation Programs.  We do not maintain any non-qualified deferred compensation programs for our executive officers or any supplemental executive retirement plans. We believe that the equity award component of each executive officer’s total direct compensation should serve as a major source of wealth creation, including the accumulation of substantial resources to fund the executive officer’s retirement years.

Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered performance-based under the provisions of Section 162(m). Non-performance-based compensation paid to our executive officers for 2006 did not exceed the $1.0 million limit per officer except for the compensation paid to Mr. McGregor, which exceeded the limit by $3.4 million, primarily due to the vesting of RSUs. As we continue to award service-vesting RSUs as an element of equity compensation, it is likely that the non-performance-based compensation payable to other executive officers will exceed the $1.0 million limit in one or more future years. We believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential tax deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor, particularly during periods when such deductions will not result in immediate tax savings because of operating loss or tax credit carryforwards. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through RSUs tied to the executive officer’s continued

service, which together with base salary in the aggregate may be in excess of the amount deductible because of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible because of the Section 162(m) limitation.

Stock options with service-based vesting are generally considered performance-based for purposes of Section 162(m). However, it is possible that one or more option grants for which revised measurement dates have been determined for accounting purposes as a result of the recently completed voluntary review of our past equity award practices may not qualify as performance-based awards for purposes of Section 162(m). Consequently, the income tax deductions to which we become entitled upon the exercise of one or more of those options may be subject to the aggregate $1 million limit on the deductibility of the non-performance-based compensation paid to each named executive officer in a taxable year.

In light of our federal net operating loss and tax credit carryforwards (approximately $3.63 billion and $254 million, respectively, as of December 31, 2006), we do not believe that the amount of any tax deductions lost as a result of the application of Section 162(m) would have a meaningful impact upon our annual financial results.

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, referred to in this proxy statement as the Securities Act, or under the Exchange Act that might incorporate future filings made by Broadcom under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2007 Annual Meeting of Shareholders and incorporated by reference into Broadcom’s 2006 Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Board:

John Major, Chair
Maureen E. Grzelakowski*
Werner F. Wolfen

*	Ms. Grzelakowski was appointed to the Committee April 27, 2006.

Summary Compensation Table

The following table sets forth summary information concerning the compensation of each of our named executive officers for all services rendered in all capacities to us for the year ended December 31, 2006:

				Stock	Option	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)		Total

Scott A. McGregor	2006	$600,000	$240,000	$3,128,121	$5,926,553	$3,716		$9,898,390
President, Chief Executive Officer and Director (Principal Executive Officer)
Henry Samueli, Ph.D.	2006	1	0	551,154	236,693	0		787,848
Chairman of the Board and Chief Technical Officer
William J. Ruehle	2006	198,346	0	267,064	774,061	85,704	(6)	1,325,175
Former Senior Vice President and Chief Financial Officer (Principal Financial Officer until September 19, 2006)
Bruce E. Kiddoo	2006	236,162	100,000	260,026	1,703,526	3,380		2,303,094
Vice President, Corporate Controller and Acting Chief Financial Officer (Principal Financial Officer effective September 19, 2006)
David A. Dull	2006	275,712	100,000	456,330	1,732,871	4,556		2,569,469
Senior Vice President, Business Affairs, General Counsel and Secretary
Thomas F. Lagatta	2006	267,346	100,000	355,183	1,957,563	3,380		2,683,472
Senior Vice President, Worldwide Sales
Vahid Manian	2006	275,712	100,000	456,330	2,325,944	3,380		3,161,366
Senior Vice President, Global Manufacturing Operations

(1)	Includes compensation deferred under our 401(k) employee savings plan.

(2)	The amounts shown were earned under our 2006 Performance Bonus Plan. For a description of the 2006 Performance Bonus Plan, see Compensation Discussion & Analysis — Incentive Compensation.

(3)	The amounts shown are the compensation costs recognized in our financial statements for 2006 related to RSUs awarded to each named executive officer in 2006 and prior years, to the extent we recognized compensation cost in 2006 for such awards in accordance with the provisions of SFAS 123R. The fair values of the RSUs awarded were calculated based on the fair market value of our Class A common stock on the respective grant dates. The following table shows the portion of the overall amount of the compensation cost in 2006 attributable to each RSU award:

		Number of Shares of
		Stock Underlying RSUs
		Associated with
		Compensation	Compensation Cost
Named Executive Officer	RSU Award Date	Cost in 2006	in 2006($)

Scott A. McGregor	January 3, 2005	99,999	$2,130,979
	January 3, 2006	30,795	997,142
Henry Samueli, Ph.D.	May 10, 2006	14,096	551,154
William J. Ruehle	February 5, 2005	3,364	72,225
	April 24, 2006	4,687	194,839
Bruce E. Kiddoo	February 5, 2005	3,377	72,504
	April 24, 2006	4,511	187,522
David A. Dull	February 5, 2005	4,878	104,731
	April 24, 2006	8,458	351,599
Thomas F. Lagatta	February 5, 2005	5,627	120,812
	April 24, 2006	5,638	234,371
Vahid Manian	February 5, 2005	4,878	104,731
	April 24, 2006	8,458	351,599

The RSUs shown in the above table were issued under our 1998 Incentive Plan. Each RSU entitles the employee to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other consideration. Information regarding the vesting schedules for Messrs. McGregor, Kiddoo, Dull, Lagatta and Manian and Dr. Samueli is included in the footnotes to the “Outstanding Equity Awards at Fiscal Year End” table below.

(4)	The amounts shown are the compensation costs recognized in our financial statements for 2006 related to grants of stock options to each named executive officer in 2006 and prior years, to the extent we recognized compensation cost in 2006 for such awards in accordance with the provisions of SFAS 123R. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements included in Part IV, Item 15 of our 2006 Form 10-K. The following table shows the portion of the overall amount of the compensation cost in 2006 attributable to each award:

			Number of
			Shares of Stock
			Underlying
			Options
			Associated with
			Compensation	Compensation
Named Executive Officer	Option Grant Date	Exercise Price	Cost in 2006	Cost in 2006($)

Scott A. McGregor	January 3, 2005	$21.3133	2,616	$18,626
	January 3, 2005	21.3133	747,481	5,322,065
	January 3, 2006	32.3867	61,996	585,862
Henry Samueli, Ph.D.	March 1, 2002	23.3733	1,008	12,771
	May 10, 2006	41.1500	19,993	223,922
William J. Ruehle	August 5, 2002	10.6800	25,178	147,040
	August 5, 2002	10.6800	25,178	147,040
	December 7, 2003	22.8933	25,706	318,754
	February 5, 2005	21.4733	11,477	82,290
	May 5, 2005	41.1500	6,250	78,937
Bruce E. Kiddoo	July 3, 2002	10.4933	9,528	71,365
	July 3, 2002	10.4933	1,073	8,477
	July 3, 2002	10.4933	3,573	27,548
	November 10, 2003	23.4133	37,500	477,375
	November 10, 2003	23.4133	655	76,006
	November 10, 2003	23.4133	4,520	524,501
	December 7, 2003	22.8933	18,750	232,500
	December 12, 2003	22.3933	10,537	130,659
	February 5, 2005	21.4733	10,125	72,596
	May 5, 2006	41.1500	6,532	82,499
David A. Dull	November 3, 1998	13.6355	5,914	81,554
	November 3, 1998	13.6355	19,293	266,050
	August 5, 2002	10.4933	16,785	97,857
	August 5, 2002	10.4933	16,785	97,857
	December 7, 2003	22.8933	37,500	465,000
	December 12, 2003	22.3933	37,500	465,000
	February 5, 2005	21.4733	14,625	104,861
	May 5, 2006	41.1500	12,248	154,692
Thomas F. Lagatta	July 3, 2002	10.4933	7,994	59,395
	July 3, 2002	10.4933	11,665	86,671
	May 19, 2003	13.3333	54,435	536,729
	December 7, 2003	22.8933	84,375	1,046,250
	February 5, 2005	21.4733	16,875	120,994
	May 5, 2006	41.1500	8,165	103,124
	December 29, 2006(*)	16.6070	446	4,400
Vahid Manian	August 5, 2002	10.4933	16,785	99,199
	August 5, 2002	10.4933	16,785	99,199
	November 10, 2003	23.4133	49,090	1,402,993
	December 7, 2003	22.8933	37,500	465,000
	February 5, 2005	21.4733	14,625	104,861
	May 5, 2006	41.1500	12,248	154,692

The options shown in the above table were issued under our 1998 Incentive Plan. Other than Mr. McGregor’s January 2005 grant, each of the listed options vests and becomes exercisable in 48 successive monthly installments upon the executive’s completion of each month of service over the four-year service period measured from the grant date and has a maximum term of ten years. The options granted to Mr. McGregor in January 2005 vested and became exercisable for 25% of the shares on January 3, 2006 and vest and become exercisable for the remaining option shares in a series of 36 monthly installments measured from February 3, 2006.

(*)	The indicated option was originally granted May 19, 2003 and amended December 29, 2006. The compensation cost shown represents the portion of the total SFAS 123R compensation cost for that option for 2006 that is attributable to the 3-day period between the date such option was amended and the close of the 2006 year. For further information on the amendment to Mr. Lagatta’s option, see Footnote 4 to the “Grants of Plan-Based Awards” table below.

(5)	It is not the practice of the Compensation Committee or the company to provide its executive officers with any meaningful perquisites. The amounts shown include matching contributions made under our 401(k) employee savings plan and income attributable to life insurance coverage paid by us, as follows:

	401(k) Plan	Life Insurance
Named Executive Officer	Company Contributions	Coverage

Scott A. McGregor	$2,750	$966
Henry Samueli, Ph.D.	0	0
Bruce E. Kiddoo	2,750	630
David A. Dull	2,750	1,806
Thomas F. Lagatta	2,750	630
Vahid Manian	2,750	630

These benefits are provided to our executive officers on the same basis as that provided to all other regular U.S. employees.

(6)	Includes (i) $2,026 of income attributable to life insurance coverage paid by us, and (ii) $83,678 of income attributable to accrued vacation paid to Mr. Ruehle upon his retirement September 19, 2006. Does not include $9,576,990 paid to Mr. Ruehle in connection with a cash settlement in cancellation of his vested option to purchase 300,000 shares of our Class B common stock. For further information regarding the cash settlement, see Footnote 3 to the “Option Exercises and Stock Vested” table below.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 31, 2006. As of the end of 2006, none of the named executive officers held any performance-based equity or non-equity incentive awards.

		All Other Stock	All Other Option	Exercise or Base
		Awards: Number of	Awards: Number of	Price of Option		Grant Date Fair
		Shares of Stock or	Securities Underlying	Awards		Value of Stock and
Name	Grant Date	Units(1)	Options(2)	($/Sh)		Option Awards(3)

Scott A. McGregor	January 3, 2006		250,000	$32.3867		$2,362,500
	January 3, 2006	124,999		—		4,047,468
Henry Samueli, Ph.D.	May 10, 2006		125,000	41.1500		1,400,000
	May 10, 2006	62,500		—		2,443,750
William J. Ruehle	April 24, 2006	37,500		—		1,558,875
	May 5, 2006		75,000	41.1500		947,250
Bruce E. Kiddoo	April 24, 2006	20,000		—		831,400
	May 5, 2006		40,000	41.1500		505,200
	December 29, 2006		3,125	12.7400	(4)	0	(4)
	December 29, 2006		352	13.2400	(4)	0	(4)
	December 29, 2006		1,172	13.0130	(4)	0	(4)
David A. Dull	April 24, 2006	37,500		—		1,558,875
	May 5, 2006		75,000	41.1500		947,250
	December 29, 2006		32,250	20.5000	(4)	0	(4)
	December 29, 2006		167,500	10.6800	(4)	0	(4)
Thomas F. Lagatta	April 24, 2006	25,000		—		1,039,250
	May 5, 2006		50,000	41.1500		631,500
	December 29, 2006		37,193	12.6670	(4)	0	(4)
	December 29, 2006		135,939	16.6070	(4)	231,099	(4)
Vahid Manian	April 24, 2006	37,500		—		1,558,875
	May 5, 2006		75,000	41.1500		947,250

(1)	The stock awards reported in the above table represent RSUs issued under our 1998 Incentive Plan. Each RSU entitles the executive to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other consideration.

Information regarding the vesting schedules for Messrs. McGregor, Kiddoo, Dull, Lagatta and Manian and Dr. Samueli is included in the footnotes to the “Outstanding Equity Awards at Fiscal Year End” table below.

(2)	Amounts shown represent options issued under our 1998 Incentive Plan that vest and become exercisable in 48 successive installments upon the executive’s completion of each month of service over a four-year service period, generally measured from the grant date. Each option has a maximum term of ten years.

The options granted to all of our named executive officers (other than Mr. Ruehle, who retired September 19, 2006, and Dr. Samueli) will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”

(3)	The dollar value of the options shown represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of SFAS 123R. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements included in Part IV, Item 15 of our 2006 Form 10-K. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

The dollar value of RSUs shown represents the grant date fair value calculated based on the fair market value of our Class A common stock on the respective grant dates. The actual value that an executive will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the RSUs awarded.

(4)	In connection with the recent voluntary review of our past equity award practices, our Audit Committee determined that the accounting measurement dates for most stock options granted between June 1998 and May 2003 differed from the measurement dates previously used in accounting for those awards. Messrs. Dull, Kiddoo and Lagatta, who each received one or more such grants, each agreed on December 29, 2006 to an amendment that increased the per share exercise prices previously in effect for certain options. For purposes of the Exchange Act, the option amendment is deemed the cancellation of the lower-priced option and the grant of a replacement option at the higher exercise price per share. The amendments did not result in any additional compensation cost for accounting purposes under SFAS 123R. Accordingly, the grant date fair value reported for each of the amended options reflects the portion (if any) of the original grant date fair value of those options that had not yet been amortized as of December 29, 2006. That remaining portion will be amortized as compensation cost over the balance of the vesting period. For options that were fully vested at the time of amendment, the grant date fair value under SFAS 123R was zero. For further information on the stock option amendments, see “Compensation Discussion & Analysis — Option Amendments.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2006 (excluding Mr. Ruehle, who retired September 19, 2006 and had no outstanding equity awards at year end). As of the end of 2006, none of the named executive officers held any unearned equity incentive plan awards (i.e., awards subject to performance vesting requirements).

	Option Awards							Stock Awards
	Number of		Number of
	Securities		Securities					Number of		Market Value
	Underlying		Underlying					Shares or Units		of Shares or
	Unexercised		Unexercised		Option		Option	of Stock That		Units of Stock
	Options		Options		Exercise		Expiration	Have Not		That Have Not
Name	Exercisable		Unexercisable		Price		Date	Vested(1)		Vested(2)

Scott A. McGregor	893,381	(3)	1,562,504	(3)	$21.3133		01/02/2015
	57,291	(4)	192,709	(4)	32.3867		01/02/2016	215,624	(5)	$6,966,811
Henry Samueli, Ph.D.	750,000	(6)	0		23.3733		03/01/2012
	18,229	(7)	106,771	(7)	41.15	(7)	05/09/2016	50,782	(8)	$1,640,766
Bruce E. Kiddoo	3,125	(6)	0		12.74	(9)	07/02/2012
	352	(6)	0		13.24	(9)	07/02/2012
	1,172	(6)	0		13.013	(9)	07/02/2012
	3,018	(10)	2,158	(10)	23.4133		11/09/2013
	21,875	(4)	3,125	(4)	23.4133		11/09/2013
	10,938	(4)	18,750	(4)	22.8933		12/06/2013
	6,148	(4)	10,538	(4)	22.3933		12/11/2013
	5,906	(4)	21,938	(4)	21.4733		02/04/2015
	5,833	(4)	34,167	(4)	41.15		05/04/2016	23,845	(11)	$770,432
David A. Dull	61,866	(6)	0		1.6667		03/27/2008
	32,250	(6)	0		20.50	(9)	11/03/2008
	103,125	(6)	0		26.50		12/23/2011
	167,500	(6)	0		10.68	(9)	08/04/2012
	243,750	(6)	0		23.4133		11/09/2013
	112,500	(4)	37,500	(4)	22.8933		12/06/2013
	112,500	(4)	37,500	(4)	22.3933		12/11/2013
	26,812	(4)	31,688	(4)	21.4733		02/04/2015
	10,937	(4)	64,063	(4)	41.15		05/04/2016	41,439	(12)	$1,338,894
Thomas F. Lagatta	19,057	(6)	0		10.4933		07/02/2012
	37,193	(6)	0		12.667	(9)	07/02/2012
	112,501	(4)	23,438	(4)	16.607	(9)	05/18/2013
	51,561	(6)	0		13.3333		05/18/2013
	253,125	(4)	84,375	(4)	22.8933		12/06/2013
	30,937	(4)	36,563	(4)	21.4733		02/04/2015
	7,291	(4)	42,709	(4)	41.15		05/04/2016	32,971	(13)	$1,065,293
Vahid Manian	75,000	(6)	0		10.4933		08/04/2012
	60,000	(6)	0		23.4133		11/09/2003
	33,408	(14)	49,092	(14)	23.4133		11/09/2013
	37,500	(4)	37,500	(4)	22.8933		12/06/2013
	26,812	(4)	31,688	(4)	21.4733		02/04/2015
	10,937	(4)	64,063	(4)	41.15		05/04/2016	41,439	(12)	$1,338,894

(1)	Does not include RSUs that vested November 5, 2006. The shares of Class A common stock underlying those vested RSUs were not issued until February 5, 2007 because our registration statement on Form S-8 was not available for use on November 5, 2006.

(2)	Represents the fair market value per share of our common stock on December 31, 2006 ($32.31) multiplied by the number of shares or units that had not vested as of December 31, 2006.

(3)	Pursuant to the terms of his agreement, Mr. McGregor was granted an option to purchase 3,000,000 shares of our Class A Common Stock upon his commencement of services on a full-time basis January 3, 2005. The option vested and became exercisable as to 25% of the underlying shares on the first anniversary of such commencement date, and the remaining 75% vests in successive equal installments upon Mr. McGregor’s completion of each additional month of service over the ensuing 36 months.

(4)	The option vests and becomes exercisable for the total number of option shares in a series of successive equal monthly installments over the 48-month period measured from the grant date. The following schedule sets forth the grant date of each option with such a vesting schedule (identified in terms of the expiration date reported for that option in the above table) and the total number of shares for which that option was originally granted:

			Number of Shares
			Underlying Option
Name	Grant Date	Expiration Date	at Time of Grant

Scott A. McGregor	01/03/2006	01/02/2016	250,000
Bruce E. Kiddoo	11/10/2003	11/09/2013	150,000
	12/07/2003	12/06/2013	75,000
	12/12/2003	12/11/2013	42,150
	02/05/2005	02/04/2015	40,500
	05/05/2006	05/04/2016	40,000
David A. Dull	12/07/2003	12/06/2013	150,000
	12/12/2003	12/11/2013	150,000
	02/05/2005	02/04/2015	58,500
	05/05/2006	05/04/2016	75,000
Thomas F. Lagatta	05/19/2003	05/18/2013	225,000
	12/07/2003	12/06/2013	337,500
	02/05/2005	02/04/2015	67,500
	05/05/2006	05/04/2016	50,000
Vahid Manian	12/07/2003	12/06/2013	150,000
	02/05/2005	02/04/2015	58,500
	05/05/2006	05/04/2016	75,000

(5)	Includes RSUs awarded January 3, 2005 originally covering 300,000 shares of Class A common stock and RSUs awarded January 3, 2006 originally covering 124,999 shares of Class A common stock. The RSUs awarded January 3, 2005 vest, and the underlying shares of Class A common stock will generally be concurrently issued, as follows: (i) 8,334 units vested February 5, 2005; (ii) 275,001 units vest in a series of 11 equal successive installments upon Mr. McGregor’s completion of each three month period of service over the period measured from February 5, 2005 through November 5, 2007; and (iii) the remaining 16,665 units vest February 5, 2008. The RSUs awarded January 3, 2006 vest, and the underlying shares of Class A common stock will generally be concurrently issued, as follows: (i) 2,604 units vested February 5, 2006; (ii) 117,180 units vest in a series of fifteen equal successive quarterly installments upon Mr. McGregor’s completion of each three month period of service over the period measured from May 5, 2006 through November 5, 2009; and (iii) the remaining 5,215 units vest February 5, 2010.

(6)	Fully vested and immediately exercisable.

(7)	Such option was granted for 125,000 shares on May 10, 2006. The exercise price for such option, $41.15, was in excess of the fair market value on the day of grant by $2.05. The option vests and becomes exercisable for such shares in a series of 48 equal successive monthly installments over the period measured from May 5, 2006 through May 5, 2010.

(8)	The RSUs awarded to Dr. Samueli May 10, 2006, originally covering 62,500 shares, vest, and the underlying shares of Class A common stock will generally be concurrently issued, as follows: (i) 7,812 units vested August 5, 2006; and (ii) 54,688 of such units vest in a series of fourteen equal successive quarterly installments upon Dr. Samueli’s completion of each three month period of service over the period measured from August 5, 2006 through February 5, 2010.

(9)	The option was amended December 29, 2006 to increase the per share exercise price. For further information on these stock option amendments, see “Executive Compensation and Other Information — Compensation Discussion & Analysis — Option Amendments.”

(10)	Such option was granted for 20,701 shares on November 10, 2003 and was issued in replacement of an earlier cancelled option pursuant to Broadcom’s 2003 Option Exchange Program. The option vests and becomes exercisable for such shares in a series of 48 equal successive monthly installments over the period measured from May 5, 2003 through May 5, 2007.

(11)	Includes RSUs awarded February 5, 2005 originally covering 13,500 shares of Class A common stock and RSUs awarded April 24, 2006 originally covering 20,000 shares of Class A common stock. The RSUs awarded February 5, 2005 vest, and the underlying shares of Class A common stock will generally be concurrently issued, in a series of sixteen quarterly installments upon Mr. Kiddoo’s completion of each three month period of service over the period measured from February 5, 2005 through February 5, 2009. The RSUs awarded April 24, 2006 vest, and the underlying shares of Class A common stock will generally be concurrently issued, in a series of sixteen quarterly installments upon Mr. Kiddoo’s completion of each three month period of service over the period measured from February 5, 2006 through February 5, 2010.

(12)	Includes RSUs awarded February 5, 2005 originally covering 19,500 shares of Class A common stock and RSUs awarded April 24, 2006 originally covering 37,500 shares of Class A common stock. The RSUs awarded February 5, 2005 vest, and the underlying shares of Class A common stock will generally be concurrently issued, in a series of sixteen quarterly installments upon the holder’s completion of each three month period of service over the period measured from February 5, 2005 through February 5, 2009. The RSUs awarded April 24, 2006 vest, and the underlying shares of Class A common stock will generally be concurrently issued, in a series of sixteen quarterly installments upon the holder’s completion of each three month period of service over the period measured from February 5, 2006 through February 5, 2010.

(13)	Includes RSUs awarded February 5, 2005 originally covering 22,500 shares of Class A common stock and RSUs awarded April 24, 2006 originally covering 25,000 shares of Class A common stock. The RSUs awarded February 5, 2005 vest, and the underlying shares of Class A common stock will generally be concurrently issued, in a series of sixteen quarterly installments upon Mr. Lagatta’s completion of each three month period of service over the period measured from February 5, 2005 through February 5, 2009. The RSUs awarded April 24, 2006 vest, and the underlying shares of Class A common stock will generally be concurrently issued, in a series of sixteen quarterly installments upon Mr. Lagatta’s completion of each three month period of service over the period measured from February 5, 2006 through February 5, 2010.

(14)	Such option was granted for 225,000 shares on November 10, 2003 and was issued in replacement of an earlier cancelled option pursuant to Broadcom’s 2003 Option Exchange Program. The option vests and becomes exercisable for such shares in a series of 54 equal successive monthly installments over the period measured from May 5, 2003 through December 5, 2007.

The options and RSUs awarded to each of our named executive officers (other than Mr. Ruehle, who retired September 19, 2006, and Dr. Samueli) will vest on an accelerated basis upon the officer’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included below under the heading “Potential Payments upon Termination or Change in Control.”

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2006:

	Option Awards				Stock Awards
	Number of
	Securities				Number of
	Acquired		Value Realized on		Shares Acquired	Value Realized on
Name	on Exercise		Exercise(1)		on Vesting	Vesting(2)

Scott A. McGregor	544,115		$8,187,762		93,228	$3,373,789
Henry Samueli, Ph.D.	750,000		17,500,215		7,812	185,691
William J. Ruehle	180,000		7,493,182		8,907	306,796
	300,000	(3)	9,576,990	(3)		N/A
Bruce E. Kiddoo	174,446		2,745,644		5,031	173,922
David A. Dull	170,750		4,589,465		8,343	286,144
Thomas F. Lagatta	67,500		2,118,200		7,344	256,053
Vahid Manian	313,750		6,158,764		8,343	286,144

(1)	Based on the difference between the market price of a share of our Class A common stock on the dates of exercise and the exercise price per share so exercised.

(2)	Represents the closing price of a share of our Class A common stock on the date of vesting multiplied by the number of shares that vested on such date. Because our registration statement on Form S-8 was not then available for use, shares of our Class A common stock underlying RSUs that vested on November 5, 2006 were not issued to the respective holder until February 5, 2007. Such shares are not included in this table under the column “Number of Shares Acquired on Vesting.”

(3)	On December 17, 2006 we entered into an agreement with Mr. Ruehle to provide a cash settlement in cancellation of his outstanding vested options to purchase these 300,000 shares of our Class B common stock, which were granted prior to our initial public offering. The cash amount paid to Mr. Ruehle was $9,576,990 and was based on the difference between $1.6667 (the option exercise price per share) and $33.59 (the closing price per share of our Class A common stock on December 15, 2006) for each of the shares of our Class B common stock underlying the cancelled options. The amount received by Mr. Ruehle was reduced by $4,381,473 to cover required withholding taxes. Our agreement with Mr. Ruehle has been filed as Exhibit 10.7 to our 2006 Form 10-K.

Potential Payments upon Termination or Change in Control

No named executive officer has an employment agreement that provides a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of the Board.

We have entered into agreements with several of our executive officers that provide certain benefits upon the termination of their employment under certain prescribed circumstances. Those agreements are summarized as follows:

McGregor Agreement.  In October 2004 we entered into a letter agreement with Mr. McGregor. If we terminate Mr. McGregor’s employment other than for cause or disability or if Mr. McGregor terminates his employment for good reason (each a “qualifying termination” event for purposes of the table below), and Mr. McGregor’s employment is not terminated automatically as a result of his death, we will continue to pay him his then current base salary in regular payroll installments and continue certain of his employee benefits for one year after his termination date. We will also pay Mr. McGregor cash bonuses, if any, that were not vested because a requirement of continued employment had not been satisfied by him on the date of a termination event plus a prorated share of any cash bonus with respect to any period used for calculating bonuses that had been partially completed by him as of the date of a termination event, calculated as if the performance criteria (if any) used to determine the cash bonus had been fully satisfied. In addition, upon such a termination event, Mr. McGregor’s outstanding stock options, RSUs and any other equity awards granted to him will immediately vest as if he had completed an additional 24 months of service, and his options and other awards will remain exercisable for 24 months from the date of termination (but not beyond the expiration of their respective maximum terms). The agreement also provides that if Mr. McGregor’s employment is terminated because of his death or disability, he or his legal representative will be entitled to certain cash bonuses, if any, applicable to him upon such event, his outstanding stock options, RSUs and any other equity awards will immediately vest in full, and his stock options will remain exercisable for 12 months after the date of termination (but not beyond the expiration of their respective maximum terms).

Under McGregor’s agreement, “cause” is generally defined to include an executive’s (i) material breach of (a) a fiduciary duty owed to us, (b) any provisions of his confidentiality or invention assignment agreements with us, or (c) our Code of Ethics; (ii) conviction of a felony that involves fraud, dishonesty, theft, embezzlement and/or an act of violence or moral turpitude, or having pled guilty or no contest to any such felony; or (iii) commission of an act or omission that constitutes fraud, material negligence or material willful misconduct in connection with his employment with us.

Under McGregor’s agreement, “good reason” is generally defined as (i) a change in position that reduces the executive’s authority, duties or responsibilities; (ii) a reduction in the executive’s base salary; (iii) the taking of any action by us that would materially diminish the aggregate value of the executive’s cash incentive awards and other fringe benefits by more than 15%; (iv) a requirement that the executive be based at any office or location which increases the distance from the executive’s home to the office or location by more than 50 miles; (v) any purported termination by us of the executive’s employment otherwise than pursuant to a notice of termination; and (vi) any failure by us to require any successor of Broadcom to assume the agreement after receipt of written notice from the executive of such failure and a reasonable cure period.

Officer Retention Program.  In August 2004 we entered into letter agreements with each of Messrs. Dull, Lagatta, Manian and Ruehle formally memorializing an arrangement that the Compensation Committee had previously approved providing that if the employment of any such officer is terminated by us other than for cause or disability, or by the officer for good reason, within nine months following either the appointment of a new Chief Executive Officer or a change in control (each a “qualifying termination” event for purposes of the table below), such officer will receive (i) one year’s additional salary at his then current rate (paid in regular payroll installments); (ii) continuation of certain employee benefits for one year after the date of termination; (iii) a prorated portion of any cash bonus for which he would otherwise be eligible for the year in which such termination occurs; and (iv) accelerated vesting of his outstanding stock options, RSUs and any other equity awards as if he had completed an additional 24 months of service, which options and other awards will remain exercisable for 24 months from the date of termination (but not beyond the expiration of their respective maximum terms). Each executive’s letter agreement also provides that if the executive’s employment is terminated at any time during its term because of his death or disability, certain outstanding stock options and any other equity awards will immediately vest in full. The terms of the letter agreements apply to all stock options (with certain limited exceptions) and RSUs currently held by, and any future stock option or other equity awards made to, Messrs. Dull, Lagatta and Manian. In November 2004 we entered into a substantially similar letter agreement with Mr. Kiddoo.

Since Mr. Ruehle’s employment terminated under circumstances that did not constitute a qualifying termination for purposes of the Officer Retention Program, he did not receive any of the foregoing payments or benefits in connection with his retirement on September 19, 2006. On December 17, 2006 we entered into an agreement with Mr. Ruehle that

(i) cancelled certain of Mr. Ruehle’s outstanding stock options; (ii) provided a cash payment for and in satisfaction of the intrinsic value of his outstanding vested option to purchase 300,000 shares of our Class B common stock granted prior to our initial public offering, less applicable withholding taxes, and (iii) provided that in the event that Broadcom asserts any claim against Mr. Ruehle, including claims presently asserted in the pending shareholder derivative litigation, Mr. Ruehle will be entitled to a credit equal to the value of the options cancelled without cash consideration pursuant to the agreement, unless otherwise ordered or disapproved by a court, and subject to certain express conditions, including payment by Mr. Ruehle to Broadcom of any applicable withholding taxes. Our agreement with Mr. Ruehle has been filed as Exhibit 10.7 to our 2006 Form 10-K.

The definitions of “cause” and “good reason” under the officer retention letter agreements are substantially the same as the definitions described above for Mr. McGregor’s agreement.

Under the letter agreements, a “change in control” is generally defined as one of the following: (i) a shareholder-approved acquisition of Broadcom by merger or consolidation; (ii) a shareholder-approved sale of all or substantially all of Broadcom’s assets; (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities; or (iv) a change in a majority of the incumbent board members, except for changes in the majority of such members approved by such members during a period of 36 months or less.

Other Programs.  Under our 1998 Incentive Plan, in the event a change in control occurs, each outstanding equity award under the Discretionary Grant Program will automatically accelerate in full unless (i) that award is assumed by the successor corporation or otherwise continued in effect or (ii) the award is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that equity award (the excess of the fair market value of those shares over the exercise or base price in effect for the shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares. In addition, all unvested shares outstanding under the Discretionary Grant and Stock Issuance Programs will immediately vest upon the change in control, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continue in effect. Each outstanding equity award under the Stock Issuance Program, including RSUs, will vest as to the number of shares of Class A common stock subject to that award immediately prior to the change in control, and the underlying shares will become immediately issuable, unless that equity award is assumed by the successor corporation or otherwise continued in effect or replaced with a cash retention program similar to the program described in clause (ii) above.

The Plan Administrator has the discretion to structure one or more equity awards under the Discretionary Grant and Stock Issuance Programs so that those equity awards will vest in full either immediately upon a change in control or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction, whether or not those equity awards are to be assumed or otherwise continue in effect or replaced with a cash retention program.

Under the 1998 Incentive Plan, a change in control is generally defined as one of the following: (i) a shareholder-approved acquisition of Broadcom by merger or consolidation; (ii) a shareholder-approved sale of all or substantially all of Broadcom’s assets; (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities; or (iv) any other acquisition by any party or group of securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities.

Calculation of Potential Payments upon Termination or Change in Control

In accordance with the rules of the SEC, the following table presents our estimate of the benefits payable to the named executive officers, other than Mr. Ruehle, under our 1998 Incentive Plan and our letter agreements assuming that (i) for Mr. McGregor, (A) a change in control occurred on December 29, 2006, the last business day of 2006 and his equity awards under the 1998 Incentive Plan were neither assumed by the successor corporation nor replaced with a cash retention program, (B) a qualifying termination occurred on December 29, 2006, or (C) a termination for death or disability occurred on December 29, 2006; (ii) for Dr. Samueli, a change in control occurred on December 29, 2006 and his equity awards under the 1998 Incentive Plan were neither assumed by the successor corporation nor replaced with a cash retention program; and (iii) for Messrs. Dull, Kiddoo, Lagatta and Manian, (A) a change in control occurred on December 29, 2006 and their respective equity awards under the 1998 Incentive Plan were neither assumed by the successor corporation nor replaced with a cash retention program; (B) a qualifying termination occurred on December 29,

2006 following or in connection with a change of control or the appointment of a new Chief Executive Officer, or (C) a termination for death or disability occurred on December 29, 2006:

					Value of Restricted
			Continuation of	Value of Option	Stock
Name	Trigger	Salary and Bonus(1)	Benefits(2)	Acceleration(3)	Acceleration(3)	Total Value(4)

Scott A. McGregor	Change in Control	0	0	$17,182,388	$6,966,811	$24,149,199
	Qualifying Termination	$840,000	$47,997	22,541,971	5,788,692	29,218,660
	Death or Disability	240,000	0	17,182,388	6,966,811	24,389,199
Henry Samueli, Ph.D.	Change in Control	0	0	0	1,009,688	1,009,688
Bruce E. Kiddoo	Change in Control	0	0	565,802	770,432	1,336,234
	Qualifying Termination	336,162	49,460	859,127	541,193	1,785,942
	Death or Disability	0	0	565,802	770,432	1,336,234
David A. Dull	Change in Control	0	0	1,068,396	1,338,894	2,407,290
	Qualifying Termination	375,712	49,569	1,631,130	920,835	2,977,246
	Death or Disability	0	0	1,068,396	1,338,894	2,407,290
Thomas F. Lagatta	Change in Control	0	0	1,558,803	1,065,293	2,624,096
	Qualifying Termination	367,346	49,541	2,155,058	767,363	3,339,308
	Death or Disability	0	0	1,558,803	1,065,293	2,624,096
Vahid Manian	Change in Control	0	0	1,133,276	1,338,894	2,472,170
	Qualifying Termination	375,712	49,569	1,757,660	920,835	3,103,776
	Death or Disability	0	0	1,133,276	1,338,894	2,472,170

While we believe that the amounts shown above and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that any of the circumstances described above had occurred on December 29, 2006, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the 1998 Incentive Plan and the letter agreements.

(1)	Represents one year’s additional salary based on the salary earned by such executive officer in 2006. Also represents the cash bonuses actually earned by each named executive officer for 2006, as determined by our Compensation Committee March 1, 2007.

(2)	Represents the aggregate value of the continuation of certain employee benefits for up to three years after the date of termination. For the purposes of this calculation, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executives will find other employment, or discount rates for determining present value.

(3)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options and RSUs.

The amounts shown as the value of the accelerated stock options and RSUs in connection with a change in control without a qualifying termination and for termination upon death or disability are based solely on the intrinsic value of the options and RSUs as of December 29, 2006. For options this was calculated by multiplying (i) the difference between the fair market value of our Class A common stock on December 29, 2006 ($32.31) and the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis on December 29, 2006. For RSUs this was calculated by multiplying (i) the fair market value of our Class A common stock on December 29, 2006 ($32.31) by (ii) the assumed number of RSU shares vesting on an accelerated basis on December 29, 2006.

The amount shown as the value of each accelerated option in connection with a qualifying termination represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R, multiplied by the assumed number of option shares vesting on an accelerated basis on December 29, 2006 and taking into account the extended 24-month post-employment exercise period for each such option. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2006 Form 10-K.

The amount shown as the value of the accelerated RSUs in connection with a qualifying termination represents the fair value calculated based on the fair market value of our Class A common stock on December 29, 2006 ($32.31) multiplied by the assumed number of RSU shares vesting on an accelerated basis on December 29, 2006.

(4)	Excludes the value to the executive of the continuing right to indemnification and continuing coverage under our directors’ and officers’ liability insurance (if applicable).

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Ms. Grzelakowski, Mr. Major (Chair) and Mr. Wolfen. None of these individuals were officers or employees of Broadcom at any time during 2006 or at any other time. During 2006 none of our current executive officers served as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on our Board or Compensation Committee.

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act or under the Exchange Act that might incorporate future filings made by Broadcom under those statutes, the Audit Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the company under those statutes.

AUDIT COMMITTEE REPORT

Following is the report of the Audit Committee with respect to the company’s audited 2006 financial statements, which include its consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006, and the notes thereto.

Composition and Charter.  The Audit Committee of the Board of Directors currently consists of five directors, all of whom qualify as “independent” and meet the other requirements under the current Nasdaq listing standards and SEC rules regarding audit committee membership: Mr. Farinsky, who serves as Chair, Ms. Handel, and Messrs. Major, Switz and Wolfen. The Audit Committee operates under a written charter adopted by the Board, the current version of which is attached to the proxy statement as Appendix A and available on our website at www.broadcom.com/investors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Responsibilities.  The Audit Committee assists the Board in fulfilling its oversight responsibility by supervising and reviewing (i) the conduct of the accounting and financial reporting process and the integrity of the financial statements provided to shareholders and others; (ii) the functioning of the systems of internal accounting and financial controls; (iii) the engagement, compensation, performance, qualifications and independence of the independent registered public accounting firm; and (iv) the portions of the Code of Ethics that relate to the integrity of accounting and financial reporting.

It is not the duty of the Audit Committee to plan or conduct audits or to prepare the company’s financial statements. Management is responsible for preparing the financial statements and maintaining effective internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), and has the primary responsibility for assuring their accuracy, effectiveness and completeness. The independent registered public accounting firm is responsible for auditing those financial statements and internal control over financial reporting and expressing its opinion as to whether the financial statements present fairly, in accordance with U.S. generally accepted accounting principles, the company’s financial condition, results of operations and cash flows and that the company’s internal control over financial reporting is effective. However, the Audit Committee does consult with management and the independent registered public accounting firm prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into various aspects of the company’s financial affairs.

In the absence of their possession of a reason to believe that such reliance is unwarranted, the members of the Audit Committee necessarily rely on the information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of the financial statements have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the financial statements are presented in accordance with U.S. generally accepted accounting principles.

Review with Management and Independent Registered Public Accounting Firm.  The Audit Committee has reviewed and discussed the audited 2006 financial statements (including the quality of the company’s accounting principles) with management and the company’s independent registered public accounting firm, Ernst & Young LLP. In addition, the Audit Committee consulted with management and Ernst & Young LLP prior to recommending to the Board the presentation of the audited 2006 financial statements to the shareholders. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AU380), together with the guidelines established by the SEC and the Sarbanes-Oxley Act, including, among other items, matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its review of internal control over financial reporting pursuant to Section 404. Ernst & Young LLP has provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Rule 3600T, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Ernst & Young LLP the latter’s independence, including whether its provision of non-audit services has compromised such independence.

Conclusion and Reappointment of Independent Registered Public Accounting Firm.  Based upon the reviews and discussions referred to above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, and in March 2007 reappointed Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2007.

Equity Award Review.  Beginning in May 2006, the company engaged in a voluntary review of its equity award practices, which resulted in the restatement of its financial statements for the three months ended March 31, 2006 and prior periods included in amended reports filed with the SEC January 23, 2007. During the course of the review, conducted over an eight-month period, the Audit Committee members held more than 30 formal meetings and participated in numerous additional working sessions and informal telephonic and face-to-face meetings. Mr. Wolfen recused himself from 24 of the formal meetings as well as various working sessions and informal meetings because he served as a member of the Equity Award Committee and the Compensation Committee during portions of the period under review. The Audit Committee also reviewed the work of the company’s outside legal counsel in the portion of the review related to determining appropriate measurement dates for the company’s equity awards and directed and reviewed the work of the committee’s independent legal counsel in the portion of the review related to the conduct and performance of the company’s officers, employees and directors who were involved in the stock option granting process.

Submitted by the Audit Committee of the Board:

George L. Farinsky, Chair
Nancy H. Handel*
John Major*
Robert E. Switz
Werner F. Wolfen

*	Ms. Handel and Mr. Major were appointed to the Committee April 27, 2006 and August 2, 2006, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

The Nominating & Corporate Governance Committee of the Board has the responsibility to review and discuss with management and approve any transactions or courses of dealing with related parties. During this process, related party transactions are disclosed to all Board members. To the extent such transactions are ongoing business relationships, the transactions are reviewed annually and such relationships will be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arms’ length. The Nominating & Corporate Governance Committee intends to approve only those related party transactions that are in the best interests of Broadcom and our shareholders.

Other than as described below or elsewhere in this proxy statement, since January 1, 2006 there has not been a transaction or series of related transactions to which Broadcom was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Anaheim Ducks – Honda Center Transaction.  In October 2006 Broadcom renewed a corporate sponsorship package with the Anaheim Ducks hockey team and the Honda Center, both of which are under the control of Henry Samueli, our co-founder, Chairman of the Board and Chief Technical Officer. The sponsorship package provided Broadcom with advertising space on two dasher boards in the ice rink during the entire 2006-2007 hockey season. We received a discount of approximately 45% on the regular price of advertising space at the ice arena, and, as a result, paid approximately $85,000 for such space. In addition we received a complimentary ticket package that provided us with several thousand tickets to selected Ducks games for distribution to employees and certain charities selected by Broadcom’s Donations Committee. Broadcom employees were also given the opportunity to purchase available seats to Anaheim Ducks games at a discounted price. The transaction was approved by the Nominating & Corporate Governance Committee. The Committee members unanimously agreed with disinterested members of senior management that the sponsorship package affords Broadcom an appropriate opportunity to increase its name and brand recognition in the Southern California community as well as the opportunity to reward employee contributions and build employee morale.

Indemnification Agreements with Directors and Officers.  In addition to the indemnification provisions contained in our Second Amended and Restated Articles of Incorporation and Bylaws, we have entered into indemnification agreements with each of our directors and elected officers. These agreements require Broadcom, among other things, to indemnify each director or officer against expenses (including attorneys’ fees), judgments, fines and settlements (collectively, “liabilities”) paid by such individual in connection with any action, suit or proceeding arising out of the individual’s status or service as a director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by Broadcom. Pursuant to these agreements, we have advanced and will advance expenses and indemnify certain of our current and former directors and officers for certain liabilities incurred in connection with or related to the defense of the lawsuits currently pending against Broadcom described under the heading “Proposal One: Election of Directors — Litigation Involving Directors, Officers and Affiliates.”

FMR Corp.  Fidelity Management Trust Company, an affiliate of FMR Corp., has provided services to us in connection with the administration of our 401(k) employee savings plan since April 1, 1999. During 2006 the total amount of fees charged to Broadcom for these services was approximately $900. In addition, during 2006 our employees who participated in the 401(k) plan paid Fidelity $935,000 for asset management and plan administration services. Based on its holdings reported on a Schedule 13G/A filed on February 14, 2007, FMR Corp. beneficially owned 9.92% of our common stock as of December 31, 2006. The Nominating & Corporate Governance Committee has reviewed FMR Corp.’s stock ownership position in Broadcom and has concluded that such ownership position does not currently have and is not expected to have a bearing on Broadcom’s relationship with Fidelity Management Trust Company.

OTHER INFORMATION

2006 Annual Report to Shareholders

A copy of our 2006 Annual Report to Shareholders has been mailed concurrently with this proxy statement (or made available electronically, for shareholders who elected to access these materials over the Internet) to all shareholders entitled to notice of and to vote at the Annual Meeting. The 2006 Annual Report to Shareholders is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K for 2006

On February 20, 2007 we filed with the SEC an Annual Report on Form 10-K for the year ended December 31, 2006. The 2006 Form 10-K has been reprinted (without exhibits) as part of our 2006 Annual Report to Shareholders. Shareholders may also obtain a copy of the 2006 Form 10-K or its exhibits, and any of our other SEC reports, free of charge, from the SEC website at www.sec.gov or from our website at www.broadcom.com/investors, or by writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013. The 2006 Form 10-K and information contained on our website, other than this proxy statement, are not considered proxy solicitation material and are not incorporated by reference herein.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Dull
Irvine, California	Senior Vice President, Business Affairs,
March 29, 2007	General Counsel and Secretary

Appendix A

BROADCOM CORPORATION

AUDIT COMMITTEE CHARTER
(as amended March 9, 2007)

This Audit Committee Charter governs the operations of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Broadcom Corporation (the “Company”). This Charter is intended as a component of the flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements of the Nasdaq Global Select Marketsm, as well as in the context of the Company’s Second Amended and Restated Articles of Incorporation and Bylaws, as amended, it is not, subject to any contractual or other commitments of the Company, intended to establish by its own force any legally binding obligations.

I.	General Purpose And Authority; Role Of Management And Independent Registered Public Accounting Firm

The general purpose of the Committee is to assist the Board in fulfilling its responsibility to oversee management regarding: (i) the conduct of the Company’s financial reporting process and the integrity of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof; (ii) the functioning of the Company’s systems of internal accounting and financial controls; (iii) the engagement, compensation, performance, qualifications and independence of the Company’s independent registered public accounting firm, its conduct of the annual independent audit of the Company’s financial statements, and its engagement for all other services; and (iv) the portions of the Company’s Code of Ethics and Corporate Conduct that relate to the integrity of the Company’s financial reporting. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In discharging its oversight role, the Committee encourages free and open communication among the Committee, the Company’s independent registered public accounting firm, and management, and is empowered to investigate any matter brought to its attention with all requisite access to all books, records, facilities and personnel of the Company and to the Company’s independent registered public accounting firm and outside legal counsel. The Committee has the power to retain separate outside counsel, all auditors or other experts or advisors, different from the Company’s regular outside counsel, independent registered public accounting firm and other experts and advisors, and will receive adequate funding from the Company to engage such counsel, auditors, experts and advisors. The Committee shall have the sole authority to retain, compensate, terminate and oversee the Company’s independent registered public accounting firm and the independent registered public accounting firm is ultimately accountable to the Committee. In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s Bylaws and applicable laws and regulations.

Management is responsible for preparing the Company’s financial statements and for their accuracy and the Company’s independent registered public accounting firm is responsible for auditing those financial statements. While the Committee has certain authority and oversight responsibilities under this Charter, it is not the responsibility of the Committee to plan or conduct audits. In the absence of their possession of reason to believe that such reliance is unwarranted, the members of the Committee may rely without independent verification on the information provided to them and on the representations made by the Company’s management and the Company’s independent registered public accounting firm. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s authority and oversight responsibilities do not assure that the audits of the Company’s financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”

II.	Committee Membership

The Committee shall consist of not less than three members of the Board, each of whom shall be “independent” in accordance with applicable SEC rules, Nasdaq Global Select Market listing requirements and the Company’s Corporate

Governance Guidelines, and to that end Committee members shall not receive any compensation from the Company except for service as directors or committee members. All members shall meet the financial literacy requirements of the Nasdaq Global Select Market and at least one member shall be an “audit committee financial expert” as such term is defined in applicable SEC rules.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall continue to be members until their successors are elected and qualified or until their earlier retirement, resignation or removal. Any member may be removed, with or without cause, by the Board at any time.

III.	Committee Meetings

The Committee shall meet as often as may be deemed necessary or appropriate, generally at least four times annually, or more frequently as circumstances dictate. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. As part of its role to foster free and open communication and to discharge its oversight role, the Committee should meet at least quarterly with management and the Company’s independent registered public accounting firm and, if necessary, in separate executive sessions with only the independent registered public accounting firm and Committee members present, or with only management and Committee members present, or with only Committee members present, to discuss any matters that the Committee believes should be discussed privately. Notwithstanding the foregoing, the Committee may also exclude from its meetings any person it deems appropriate, including but not limited to, any non-management director who is not a member of the Committee.

IV.	Key Responsibilities

The Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the Company’s independent registered public accounting firm is responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the Company’s independent registered public accounting firm, have more time, knowledge and more detailed information concerning the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to work of the Company’s independent registered public accounting firm. Further, auditing literature, particularly Statement of Auditing Standards No. 100, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as applied to the Committee in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

The following functions and responsibilities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible to best react to changing conditions and circumstances, and that the Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

To fulfill its purpose the Committee shall:

1. Have the direct responsibility for the appointment, evaluation, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm and, where appropriate, the dismissal of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm shall report directly to the Committee, and the Committee’s responsibility includes the resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting.

2. Report its findings regularly to the Board, including any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, and the performance and independence of the Company’s independent registered public accounting firm.

3. Consider and pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. All non-audit services permitted pursuant to law to be provided by the independent registered public accounting firm must be considered and pre-approved by the Committee and such approvals must be disclosed in the Company’s Annual Report on Form 10-K. The Committee may delegate the authority to grant pre-approvals to one or more members of the Committee, whose decisions must be presented to the full Committee at or prior to its scheduled meetings.

4. Consider and review with the Company’s independent registered public accounting firm and management: (i) the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal controls; (ii) all significant deficiencies in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data; (iii) any improper action, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; (iv) the adequacy and effectiveness of those portions of the Company’s Code of Ethics and Corporate Conduct that relate to the integrity of the Company’s financial reporting; and (v) the related findings and recommendations of the Company’s independent registered public accounting firm together with management’s responses.

5. Consider and review with management, the Chief Financial Officer (the “CFO”) and/or the Controller, and the Company’s independent registered public accounting firm: (i) significant findings during the year, including the status of previous audit recommendations; (ii) any audit problems or difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information; (iii) any changes required in the planned scope of the audit plan; (iv) the overall scope and plans for the audit (including the audit budget and the adequacy of compensation and staffing); and (v) the coordination of audit efforts to monitor completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

6. Inquire of management, the CFO and/or the Controller, and the Company’s independent registered public accounting firm, about significant risks or exposures and assess the steps management has taken to minimize such risks. Discuss with management, the CFO and/or the Controller, and the Company’s independent registered public accounting firm the Company’s systems and policies with respect to risk monitoring, assessment and management.

7. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

8. Inquire about the Company’s independent registered public accounting firm’s view of the accounting treatment related to significant new transactions or other significant matters or events not in the ordinary course of business.

9. Review periodically with the Company’s General Counsel any legal and regulatory matters that may have a material impact on the Company’s financial statement compliance policies and programs.

10. Review periodically with senior management the provisions of the Company’s Code of Ethics and Corporate Conduct (including the Company’s policies and procedures with regard to trading by Company personnel in securities of the Company and use in trading of proprietary or confidential information) bearing on the integrity of financial reporting including any waivers provided under such code since the last review.

11. Review and discuss with management and the Company’s independent registered public accounting firm the accounting policies that may be viewed as critical, and review and discuss any significant changes in the accounting policies of the Company and any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports. Inquire about the Company’s independent registered public accounting firm’s views of management’s choices among alternative accounting principles and the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting.

12. The Committee shall review and discuss with management and the independent registered public accounting firm any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with entities of which the Committee is made aware whose accounts are not consolidated in the financial statements of the Company and that may have a material current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

13. Prior to any public disclosure thereof, the members of the Committee shall review and discuss (or otherwise have the opportunity to comment on) earnings press releases, as well as financial information and earnings guidance provided to analysts.

14. Review with the independent registered public accounting firm (i) all of its significant findings during the year, including the status of previous audit recommendations, (ii) any significant unadjusted audit differences, and (iii) any “management” or “internal control” letter issued by the independent registered public accounting firm to the Company.

15. (a) Review the Company’s financial statements, and, as part of that review, (i) review with management and the independent registered public accounting firm, prior to public release, (A) the Company’s annual and quarterly financial statements to be filed with the SEC, (B) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (C) any certifications regarding the financial statements or the Company’s internal accounting and financial controls and procedures and disclosure controls or procedures by the Company’s Chief Executive Officer or CFO that will be filed with or furnished to the SEC; and (ii) discuss with the independent registered public accounting firm the matters that the independent registered public accounting firm informs the Committee are required to be discussed under applicable auditing standards; (b) with respect to the independent registered public accounting firm’s annual audit report and certification, before release of the annual audited financial statements, meet separately with the independent registered public accounting firm without any management member present and discuss the adequacy of the Company’s system of internal accounting and financial controls and the appropriateness of the accounting principles used in and the judgments made in the preparation of the Company’s audited financial statements and the quality of the Company’s financial reports; and (c) make a recommendation to the Board of Directors regarding the inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC.

16. Periodically obtain and review a report by the Company’s independent registered public accounting firm describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the Company and its independent registered public accounting firm (to be set out in the formal written statement described in Item 17 below).

17. On an annual basis, request from the Company’s independent registered public accounting firm a formal written statement delineating all relationships between the independent registered public accounting firm and the Company, consistent with Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the Company’s management and the independent registered public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm from management and the Company and take appropriate action in response to the independent registered public accounting firm’s report to satisfy itself of the independent registered public accounting firm’s objectivity and independence. The Committee shall also (i) confirm with the independent registered public accounting firm that such firm is in compliance with the partner rotation requirements established by the SEC, (ii) consider whether, in the interest of assuring continuing independence of the Company’s independent registered public accounting firm, the Company should regularly rotate its independent registered public accounting firm; (iii) set clear policies for the Company’s hiring of employees or former employees of the Company’s independent registered public accounting firm; and (iv) if applicable, consider whether the independent registered public accounting firm’s provision of any permitted non-audit services to the Company is compatible with maintaining the independence of such firm.

18. Prepare a report to be included in the Company’s annual proxy statement meeting the requirements of applicable SEC rules.

19. Review with the head of internal audit and approve the annual internal audit plan and any changes thereto; review each significant audit finding and management responses thereto; review the adequacy and effectiveness of the internal audit department; and review the performance evaluation and replacement (if necessary) of the head of internal audit.

20. Conduct an annual self-evaluation of the performance of the Committee and its members, including its and their effectiveness and the Committee’s compliance with its Charter.

21. Review and reassess, at least annually, the adequacy of this Charter and submit any recommended changes to the Board for its consideration.

Appendix B

BROADCOM CORPORATION

1998 EMPLOYEE STOCK PURCHASE PLAN
(as Amended and Restated March 9, 2007)

I.	PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of Broadcom Corporation by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

All share numbers in this March 9, 2007 restatement have been adjusted to reflect all splits and dividends of the Corporation’s Common Stock subsequent to April 16, 1998, including the three-for-two split of the Common Stock that was effected on February 21, 2006 through the payment of one additional share of Common Stock for every two shares of Common Stock outstanding on February 6, 2006.

This March 9, 2007 restatement shall become effective upon approval of such restatement by the Corporation’s shareholders at the 2007 Annual Meeting of Shareholders. In the event such shareholder approval is not obtained, then the revisions to the Plan effected by the restatement shall have no force and effect; however, the 1998 Employee Stock Purchase Plan shall continue in effect in accordance with the terms and provisions of the plan in effect immediately prior to this restatement.

II.	ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.	STOCK SUBJECT TO PLAN

A.  The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. As of March 9, 2007, the maximum number of shares of Common Stock reserved for issuance over the term of the Plan was limited to 28,041,764 shares.

B.  The total number of shares of Common Stock available for issuance under the Plan and the International Plan shall automatically increase on the first trading day of January each calendar year during the remaining term of the Plan by an amount equal to one percent (1%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 10,000,000 shares.

C.  The shares of Common Stock reserved for issuance under the Plan shall also be used to provide the shares of Common Stock that become issuable under the International Plan. Accordingly, each share of Common Stock issued under the International Plan shall automatically reduce on a one-for-one basis the number of shares of Common Stock available for issuance under the Plan.

D.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share reserve under the Plan is to increase each calendar year pursuant to the provisions of Section III.B, (iii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iv) the maximum number and class of securities purchasable in total by all Participants under this Plan and the International Plan on any one Purchase Date and (v) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments shall be made in such manner as the Plan Administrator deems appropriate to prevent the dilution or enlargement of benefits under the Plan and the outstanding purchase rights thereunder, and such adjustments shall be final, binding and conclusive.

IV.	OFFERING PERIODS

A.  Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.  The first offering period after December 20, 2006 shall commence on the first business day of the first month following the date on which there is a current, available and effective registration statement in effect under the 1933 Act for the Common Stock issuable under the Plan, but in no event before February 1, 2007, and shall end on the last business day in April 2009 (or April 2008, if the Corporation’s shareholders do not approve an extension of the term of the Plan at the 2007 Annual Meeting of Shareholders). Each subsequent offering period shall commence on the start date determined in advance by the Plan Administrator.

C.  Each offering period commencing after December 20, 2006 shall be of such duration as determined by the Plan Administrator prior to the start date of that offering, subject, however, to the following provisions:

(i)  Except as otherwise provided in Section IV.B above with respect to the first post-December offering period or in subparagraph (ii) below, no offering period shall exceed twenty-four (24) months in duration.

(ii)  Should the last scheduled Purchase Date in the offering period occur at a time when the Corporation cannot effect an issuance of Common Stock under the Plan in compliance with applicable securities laws, including (without limitation) the registration requirements of the 1933 Act, then the duration of that offering period shall automatically be extended until the earlier of (a) the first date on which such issuance of Common Stock can be effected in compliance with applicable securities laws, with such date to serve as the final Purchase Date for that offering period, or (b) the expiration of the twenty-seven (27)-month period measured from the start date of that offering period.

D.  Each offering period shall consist of a series of one or more successive Purchase Intervals. Purchase Intervals shall run from the first business day in May each year to the last business day in October of the same year and from the first business day in November each year to the last business day in April of the following year. However, the first Purchase Interval in effect under the first offering period beginning after December 20, 2006 shall commence on the first business day of the first month following the date on which there is a current, available and effective registration statement in effect under the 1933 Act for the Common Stock issuable under the Plan and shall terminate on the last business day in April 2007.

E.  Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then that offering period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new offering period shall commence on the next business day following such Purchase Date. The new offering period shall have a duration of twenty (24) months (subject to the extension provisions of Section IV.C (ii) above), unless a shorter duration is established by the Plan Administrator within five (5) business days following the start date of that offering period.

V.	ELIGIBILITY

A.  Each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date or on any subsequent Quarterly Entry Date within that offering period, provided he or she remains an Eligible Employee.

B.  Each individual who first becomes an Eligible Employee after the start date of an offering period may enter that offering period on any subsequent Quarterly Entry Date within that offering period on which he or she is an Eligible Employee.

C.  Each corporation that becomes a Corporate Affiliate (other than a foreign subsidiary participating in the International Plan ) after March 9, 2007 shall automatically become a Participating Corporation effective as of the first Quarterly Entry Date coincident with or next following the date on which it becomes such an affiliate.

D.  The date an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period.

E.  To participate in the Plan for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designated representative) on or before his or her scheduled Entry Date.

VI.	PAYROLL DEDUCTIONS

A.  The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Cash Earnings paid to the Participant during each Purchase Interval within that offering period, up to a maximum of fifteen percent (15%). The deduction rate so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

(i)  The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction by filing the appropriate form with the Plan Administrator. The reduced rate shall become effective on the first pay day of the month following the month in which such form is filed, and there shall be no limit on the number of such reductions a Participant may effect during a Purchase Interval.

(ii)  The Participant may not increase the payroll deduction rate to be in effect for an offering period at any time after the start of that offering period. The Participant can only increase his or her rate of payroll deduction for a particular offering period by filing the appropriate form with the Plan Administrator prior to the start date of that offering period. The increased rate (which may not exceed the fifteen percent (15%) maximum) shall become effective with the start date of that offering period.

B.  Payroll deductions shall begin on the first pay day following the Participant’s Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

C.  Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

D.  The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

VII.	PURCHASE RIGHTS

A.  Grant of Purchase Right.  A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the Participant’s Entry Date into the offering period and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such offering period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B.  Exercise of the Purchase Right.  Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C.  Purchase Price.  The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within the offering period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D.  Number of Purchasable Shares.  The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 9,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants in this Plan and the International Plan on any one Purchase Date in any offering period beginning on or after December 20, 2006 shall not exceed 2,250,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants on each Purchase Date during that offering period.

E.  Excess Payroll Deductions.  To the extent payroll deductions cannot be applied to the purchase of whole shares of Common Stock on any Purchase Date, those payroll deductions shall be promptly refunded, unless the Plan Administrator determines that such deductions are to be applied to the purchase of fractional shares of Common Stock on each Purchase Date within the offering period. Any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in total by all Participants on such Purchase Date shall be promptly refunded.

F.  Withdrawal from Plan/Termination of Purchase Right:  The following provisions shall govern the withdrawal or the termination of outstanding purchase rights:

(i)  A Participant may, at any time prior to the next scheduled Purchase Date in the offering period, withdraw from the Plan by filing the appropriate form with the Plan Administrator (or its designated representative), and no further payroll deductions shall be collected from the Participant with respect to the offering period in which such withdrawal occurs. Any payroll deductions collected during the Purchase Interval in which such withdrawal occurs shall, at the Participant’s election, be promptly refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time of such withdrawal, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

(ii)  To resume participation in the Plan, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before any subsequently scheduled Quarterly Entry Date.

(iii)  Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Interval in which the purchase right so terminates shall be promptly refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. If the Participant fails to make an election, as a default the Corporation will apply such funds to the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (i) within ninety (90) days following the commencement of such leave or (ii) prior to the expiration of any longer period for which such Participant had reemployment rights with the Corporation provided by either statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable time period set forth in (i) or (ii) above shall be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into the offering period.

G.  Change in Control.  Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Purchase Interval in which such Change in Control occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into the offering period in which such Change in Control occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Change in Control. The applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants in this Plan and the International Plan.

The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Change in Control to all Participants, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

H.  Proration of Purchase Rights.  Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the total number of shares then available for issuance under this Plan and the International Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

I.  Assignability.  The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

J.  Shareholder Rights.  A Participant shall have no shareholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.	ACCRUAL LIMITATIONS

A.  No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.  For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i)  The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period in which such right remains outstanding.

(ii)  No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.  If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions that the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

D.  In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.	EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan was originally adopted by the Board on February 3, 1998 and became effective at the Effective Time. This amendment and restatement was adopted by the Board on March 9, 2007 and shall become effective upon approval thereof by the Corporation’s shareholders at the 2007 Annual Meeting of Shareholders. In no event, however, shall any payroll deductions be collected or purchase rights be exercised, and no shares of Common Stock shall be issued, pursuant to this March 9, 2007 restatement unless the Corporation is at the time in compliance with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on an appropriate and effective registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.

B.  Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in April 2017, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X.	AMENDMENT/TERMINATION OF THE PLAN

A.  The Board may alter, amend, suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval.

B.  In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation’s shareholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) modify the eligibility requirements for participation in the Plan.

XI.	GENERAL PROVISIONS

A.  All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

B.  Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C.  The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

D.  The Corporation and each Participating Corporation shall have the right to take whatever steps the Plan Administrator deems necessary or appropriate to comply with all applicable federal, state, local and employment tax withholding requirements, and the Corporation’s obligations to deliver shares under this Plan shall be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, the Corporation and each Participating Corporation shall have the right to withhold taxes from any other compensation or other amounts that it may owe to the Participant, or to require the Participant to pay to the Corporation or the Participating Corporation the amount of any taxes that the Corporation or the Participating Corporation may be required to withhold with respect to such shares. In this connection, the Plan Administrator may require the Participant to notify the Plan Administrator, the Corporation or a Participating Corporation before the Participant sells or otherwise disposes of any shares acquired under the Plan.

Schedule A

Corporations Participating in
Employee Stock Purchase Plan
As of March 9, 2007

Broadcom Corporation

Broadcom Asia Distribution Pte. Ltd.*

Broadcom Danmark ApS*

Broadcom SARL*

Broadcom Canada Ltd.*

Broadcom Communications Korea, Ltd.*

Broadcom Semiconductors Hellas S.A. (Greece)*

Broadcom India Research Private Limited*

Broadcom India Private Limited*

Broadcom Israel Ltd.*

Broadcom Israel Research Ltd.*

Broadcom Japan K.K.*

Broadcom Mexico, S de R.L. de C.V.*

Broadcom Netherlands B.V.*

Broadcom Singapore Pte. Ltd.*

Broadcom UK Ltd.*

Broadcom Europe Limited*

Serverworks Singapore Pte. Ltd.*

Broadcom Alberta ULC*

* Effective as of the start date of the first offering period implemented under the 2007 International Employee Stock Purchase Plan (“International Plan”), such companies shall cease to be Participating Corporations in this Plan and shall become participating corporations under the International Plan.

APPENDIX

The following definitions shall be in effect under the Plan:

A.  Board shall mean the Corporation’s Board of Directors.

B.  Cash Earnings shall mean the (i) base salary payable to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan plus (ii) all overtime payments, bonuses, commissions, current profit-sharing distributions and other incentive-type payments received during such period. Such Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Cash Earnings shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions deducted from such Cash Earnings) made by the Corporation or any Corporate Affiliate on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established.

C.  Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)  a shareholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)  a shareholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation, or

(iii)  the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders or pursuant to a private transaction or series of transactions with one or more of the Corporation’s shareholders.

D.  Code shall mean the Internal Revenue Code of 1986, as amended.

E.  Common Stock shall mean the Corporation’s Class A common stock.

F.  Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

G.  Corporation shall mean Broadcom Corporation, a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Broadcom Corporation that shall by appropriate action adopt the Plan.

H.  Effective Time shall mean the time at which the Underwriting Agreement was executed and the Common Stock priced for the initial public offering.

I.  Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

J.  Entry Date shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Time.

K.  Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)  If the Common Stock is at the time traded on the NASDAQ Global Select Market (or the NASDAQ Global Market), then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e. before after-hours trading begins) on the NASDAQ Global Select Market (or the NASDAQ Global Market) on the date in question, as such price is reported by The Wall Street Journal or such other source as the Plan Administrator deems reliable. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)  If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e. before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)  If the Common Stock is not listed on the NASDAQ Global Select Market, the NASDAQ Global Market or any other Stock Exchange, then the Fair Market Value of the Common Stock shall be determined by the Board.

L.  International Plan shall mean the Broadcom Corporation 2007 International Employee Stock Purchase Plan.

M.  1933 Act shall mean the Securities Act of 1933, as amended.

N.  Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

O.  Participating Corporation shall mean the Corporation and its Corporate Affiliates. The Participating Corporations in the Plan as of March 9, 2007 are listed in attached Schedule A.

P.  Plan shall mean the Corporation’s 1998 Employee Stock Purchase Plan, as set forth in this document.

Q.  Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

R.  Purchase Date shall mean the last business day of each Purchase Interval.

S.  Purchase Interval shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant. However, the first Purchase Interval under the first offering period beginning after December 20, 2006 shall commence on the first business day of the first month following the date on which there is a current, available and effective registration statement under the 1933 Act in effect for the Common Stock issuable under the Plan and shall terminate on the last business day in April 2007.

T.  Quarterly Entry Date shall mean the first business day in February, May, August and November each year on which an Eligible Employee may first enter an offering period.

U.  Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.

V.  Underwriting Agreement shall mean the agreement between the Corporation and the underwriter or underwriters managing the initial public offering of the Common Stock.

Appendix C

BROADCOM CORPORATION

EXECUTIVE OFFICER PERFORMANCE BONUS PLAN

I.	PURPOSES OF THE PLAN

A.  The Broadcom Corporation Executive Officer Performance Bonus Plan (the “Plan”) is intended to promote the interests of Broadcom Corporation (the “Company”) and its shareholders by establishing a compensation program to provide the Company’s executive officers with incentive awards that are tied to the achievement of specific goals relating to the performance of the Company and that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

B.  The Plan shall be in effect for the year ending December 31, 2007 and for each of the next four (4) years through the year ending December 31, 2011. Each year for which the Plan is in effect shall be designated a “Plan Year,” and bonuses may be earned under the Plan on the basis of the Company’s performance for each Plan Year.

II.	PLAN ADMINISTRATION

A.  The Plan shall be administered by a committee of two or more non-employee Board members each of whom shall qualify as an “outside director” under Code Section 162(m) and Section 1.162-27(e) of the Treasury Regulations thereunder. Such committee in its capacity as administrator of the Plan (the “Plan Administrator”) shall have full power and authority (subject to the express provisions of the Plan ) to:

(i)  establish the specific performance objectives that must be attained for each Plan Year at one or more designated levels (e.g. threshold, above-threshold, target and above-target) for bonuses to be earned under the Plan for that Plan Year;

(ii)  select the eligible individuals who are to participate in the Plan for such Plan Year;

(iii)  set the bonus potential for each participant at each designated level of performance;

(iv)  determine the actual bonus for each participant in an amount not to exceed the participant’s bonus potential for the actual level of performance attained for the Plan Year; and

(v)  reduce the actual bonus payable to any participant below his or her bonus potential for the attained level of performance for the Plan Year.

B.  The Plan Administrator shall also have full power and authority to interpret and construe the provisions of the Plan and adopt rules and regulations for the administration of the Plan.

C.  Decisions of the Plan Administrator shall be final and binding upon all parties who may have an interest in the Plan or any bonus amount payable under the Plan.

III.	ELIGIBILITY AND PARTICIPATION

A.  The individuals eligible to participate in the Plan shall be limited to executive officers of the Company subject to the short-swing profit liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

B.  An individual selected for participation in the Plan shall cease to be a participant and shall not be entitled to any bonus payment under the Plan for a given Plan Year if that participant ceases Employee status for any reason prior to the date that bonuses for that Plan Year are paid under the Plan (the “Distribution Date”); provided, however, that the following participants shall receive a portion of the actual bonus to which they would otherwise have been entitled pursuant to Articles IV and V on the basis of actual Company performance had they continued in Employee status through the Distribution Date:

(i)  any participant who ceases Employee status prior to the Distribution Date by reason of death or Disability;

(ii)  any participant whose Employee status terminates under circumstances that entitle that individual to a full or pro-rata bonus pursuant to the express terms of any agreement or arrangement to which that individual and the Company are parties; and

(iii)  any participant whose Employee status terminates under special circumstances that warrant, in the Plan Administrator’s sole discretion, a pro-rated bonus award under the Plan.

C.  In no event shall the bonus paid to any participant pursuant to Paragraph III.B(i) or (iii) exceed the dollar amount determined by dividing (a) the actual bonus to which that participant would have become entitled pursuant to Articles IV and V on the basis of actual Company performance had he or she continued in Employee status through the Distribution Date by (b) a fraction the numerator of which is the number of days such individual remained in active Employee status during the applicable Plan Period (as defined below) and the denominator of which is the total number of days in that Plan Period.

D.  For purposes of this Article III, the following definitions shall be in effect:

(i)  A participant shall be deemed to continue in “Employee” status for so long as that individual remains in the employ of the Company or any subsidiary of the Company.

(ii)  A participant shall be deemed to have ceased Employee status by reason of a “Disability” if such cessation of Employee status is occasioned by his or her absence from his or her duties with the Company on a full-time basis for 120 consecutive business days as a result of incapacity due to mental or physical illness which is both (A) determined to be total and permanent by two (2) physicians selected by the Company or its insurers and acceptable to such participant or his or her legal representative, and (B) entitles the participant to the payment of long-term disability benefits from the Company’s long-term disability plan.

(iii)  The “Plan Period” shall mean the period beginning with the first day of the Plan Year and ending with the Distribution Date for the bonuses earned for that Plan Year.

(vi)  Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a “subsidiary” of the Company, provided that each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

E.  A participant who is absent from active Employee status for a portion of a Plan Period by reason of an authorized leave of absence shall not be deemed to have ceased Employee status during the period of that leave. However, any bonus to which such participant may otherwise become entitled under the Plan for that Plan Year may be pro-rated based on the portion of the Plan Period during which that individual is in active working status and not on such leave of absence, unless the Plan Administrator otherwise deems it appropriate under the circumstances to provide that individual with a full bonus for the Plan Period.

IV.	DETERMINATION OF PERFORMANCE GOALS AND POTENTIAL BONUS AMOUNTS

A.  Participants will be eligible to receive cash awards under the Plan for each Plan Year for which one or more performance objectives established for that Plan Year by the Plan Administrator are attained. The Plan Administrator shall, within the first ninety (90) days of each Plan Year, establish the specific performance objectives for that Plan Year. In no event may a performance objective be established at a time when there exists no substantial uncertainty as to its attainment.

B.  For the Plan Year ending December 31, 2007, the Plan Administrator shall set the applicable performance objectives on the basis of the following measures: (i) net revenue, (ii) non-GAAP gross margin, (iii) non-GAAP operating margin, (iv) non-GAAP earnings per share and (v) non-GAAP free cash flow. In determining whether the non-GAAP measures under clauses (ii), (iii), (iv) and (v) are attained, the Plan Administrator shall apply the dollar amounts that the Company reports for those items in accordance with U.S. generally accepted accounting principles (“GAAP”), as adjusted for certain non-cash, non-recurring, extraordinary and other items set forth in Paragraph IV.C.

C.  For each subsequent Plan Year during the term of the Plan, the performance objectives may include one or more of the measures used as the 2007 Plan Year performance objectives as well as one or more of the following: (i) return on total shareholder equity; (ii) net income or operating income; (iii) earnings before interest, taxes, deprecation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (iv) return on assets, capital or investment; (v) market share in one or more markets; (vi) cost reduction goals; (vii) budget comparisons; (viii) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (ix) measures of customer satisfaction; (x) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand its customer base; (xi) completion of project milestones;

and (xii) any combination of, or a specified increase in, any of the foregoing provided, however, that for purposes of items (ii) and (vi) above, the Plan Administrator may, at the time the performance objects are established, specify certain adjustments to such items as reported in accordance with GAAP, which will exclude from the calculation of those performance objectives one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by the Company on a non-GAAP basis. In addition, such performance objectives may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business groups or division thereof or any parent or subsidiary.

B.  For each performance objective, the Plan Administrator may establish up to four (4) designated levels of attainment: threshold, above-threshold, target and above-target levels of attainment. At the time the performance objectives for a particular Plan Year are established, the Plan Administrator shall also set the bonus potential for each participant at each of the designated levels of performance. Under no circumstance shall the bonus potential for any participant exceed the Maximum Bonus Amount set forth in Paragraph V.B.

C.  The Plan Administrator shall also establish the maximum bonus pool to be paid in total under the Plan for each designated level of performance for a Plan Year. For the Plan Year ending December 31, 2007, the maximum bonus pool payable at each designated level of performance shall be as follows: for performance at the threshold level, the pool shall be $0, for performance at the above-threshold level, the pool shall be $250,000, for performance at the target level, the pool shall be $1,000,000, and for performance at the above-target level, the pool shall be $1,500,000. For each subsequent Plan Year during the term of the Plan, the maximum total bonus pool payable shall be limited to $10,000,000.

D.  The actual bonus pool for each Plan Year shall be determined by the Plan Administrator on the basis of the Company’s actual performance relative to each of the performance objectives established for that Plan Year. Accordingly, each performance objective shall be measured separately in terms of actual level of attainment and shall be weighted, equally or in such other proportion as the Plan Administrator shall determine at the time such performance objectives are established, in determining the actual total bonus pool. For example, if five (5) performance objectives are established and weighted equally, then each of those objectives attained at target level will contribute to the total bonus pool for the Plan Year in an amount equal to twenty percent (20%) of the total bonus pool payable at target level for that Plan Year, and each objective attained at above-target level will contribute to the total bonus pool for that Plan Year in an amount equal to twenty percent (20%) of the total bonus pool at above-target level. However, no bonus amount shall be payable with respect any performance objective, unless the Company attains more than the specified threshold level for that objective, with such specification to be made by the Plan Administrator at the time each performance objective is established. If the actual level of attainment for any performance objective is between two specified levels, then the bonus amount attributable to that performance objective shall be interpolated on a straight-line basis.

E.  The Plan Administrator shall certify in writing the actual level of attainment of each performance objective for the Plan Year before any bonus payments are made for that Plan Year under the Plan.

V.	INDIVIDUAL BONUS AWARDS

A.  The actual bonus to be made to each participant will be based on the bonus potential established for such individual at the various designated levels of performance for the Plan Year. Should the actual level of performance for the Plan Year be between two of the designated levels, then the participant’s bonus amount will be interpolated on a straight-line basis. In no event shall any participant receive a bonus in excess of the amount determined on the basis of the bonus potential (as interpolated) established for the particular level of performance attained for the Plan Year. However, the Plan Administrator shall have the discretion to reduce or eliminate the bonus that would otherwise be payable to one or more participants based upon the certified level of attained performance for the Plan Year.

B.  The maximum bonus payment that any one participant may receive under the Performance Bonus Plan for a particular Plan Year is limited to $2,000,000 (the “Maximum Bonus Amount”).

C.  Except as otherwise provided in Paragraphs III.B and C, no participant shall accrue any right to receive a bonus award under the Plan unless and until that participant remains in Employee status through the Distribution Date.

Accordingly, no bonus payment shall be made to any participant who ceases Employee status prior to the Distribution Date, provided, however, that the provisions of Paragraph III.B and C shall govern the bonus entitlement of participants whose Employee status terminates under the various circumstances set forth in those provisions.

D.  The Distribution Date for the individual bonus amount for each participant shall be as soon as is practicable following the determination of the actual performance levels for the Plan Year, but in no event later than two and one-half (2 1/2) months after the end of such Plan Year or, in the event the audit of the Company’s financial statements for the Plan Year cannot be completed by the Company’s independent registered public accounting firm by that date, as soon as administratively practicable following the completion of such audit, but in no event beyond the close of the year immediately succeeding such Plan Year.

E.  All bonus payments shall be made in cash, subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.

VI.	GENERAL PROVISIONS

A.  The Plan shall be subject to shareholder approval at the 2007 Annual Meeting of Shareholders. Should such shareholder approval not be obtained, then the Plan shall not be implemented, and no bonus payments hereunder shall be made to the Company’s named executive officers for 2007.

B.  The Plan and all rights hereunder shall be construed, administered and governed in all respects in accordance with the laws of the State of California without resort to its conflict-of-laws provisions. If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.

C.  The Plan Administrator may at any time amend, suspend or terminate the Plan, provided such action does not adversely affect the rights and interests of participants accrued to date under the Plan or otherwise impair their ability to earn a bonus award based upon the performance objectives established by the Plan Administrator for the then-current Plan Year. Any amendment or modification of the Plan shall be subject to shareholder approval to the extent required under Code Section 162(m) or any other applicable law, regulation or listing requirement of any securities exchange on which the Company’s Class A common stock is at the time listed for trading.

D.  Neither the action of the Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed to grant any person the right to remain in Employee status for any period of specific duration, and each participant shall at all times remain an Employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.

E.  Should a participant die before payment is made of the actual bonus to which he or she has become entitled under the Plan, then that bonus shall be paid to the executor or other legal representative of his or her estate.

F.  No participant shall have the right to transfer, alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the participant’s creditors or to attachment, execution or other process of law.

G.  The terms and conditions of the Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company.

H.  No amounts accrued or earned under the Plan shall actually be funded, set aside or to otherwise segregated prior to actual payment. The obligation to pay the bonuses that actually become due and payable under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors and shall look solely and exclusively to the general assets of the Company for payment.

I.  Any disputes between the Company and a participant arising out of or relating to the Plan, his or her entitlement to any bonus award hereunder or the amount or method of payment of such award shall be settled exclusively by binding arbitration to be held in the county in which the participant is (or has most recently been) employed by the Company (or any subsidiary) at the time of such arbitration. The arbitration proceedings shall be governed by (i) the national rules of the American Arbitration Association then in effect for the resolution of employment disputes and (ii) the Federal Arbitration Act. The decision of the arbitrator shall be final and binding on the parties to the arbitration and shall be in lieu of the rights those parties may otherwise have to a jury trial.

Appendix D

BROADCOM CORPORATION

1998 STOCK INCENTIVE PLAN
(as Amended and Restated March 9, 2007)

ARTICLE ONE

GENERAL PROVISIONS

I.  PURPOSE OF THE PLAN

This amended and restated 1998 Stock Incentive Plan is intended to promote the interests of Broadcom Corporation, a California corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the attached Appendix.

All share numbers in this restatement have been adjusted to reflect all splits and dividends of the Corporation’s Common Stock subsequent to April 16, 1998, including the three-for-two stock split that was effected on February 21, 2006 through the payment of a dividend of one additional share of Class A common stock for every two shares of Class A common stock outstanding, and one additional share of Class B common stock for every two shares of Class B common stock outstanding, as of the record date of February 6, 2006.

II.  STRUCTURE OF THE PLAN

A.  The Plan as hereby amended and restated is divided into three equity incentive programs:

•	the Discretionary Grant Program, under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock,

•	the Stock Issuance Program, under which eligible persons may be issued shares of Common Stock pursuant to restricted stock or restricted stock unit awards or other stock-based awards, made by and at the discretion of the Plan Administrator, that vest upon the completion of a designated service period and/or the attainment of pre-established performance milestones, or under which shares of Common Stock may be issued through direct purchase or as a bonus for services rendered the Corporation (or any Parent or Subsidiary), and

•	the Director Automatic Grant Program, under which Eligible Directors shall automatically receive option grants and restricted stock units at designated intervals over their period of Board service.

B.  The provisions of Articles One and Five shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III.	ADMINISTRATION OF THE PLAN

A.  The Primary Committee shall have sole and exclusive authority to administer the Discretionary Grant and Stock Issuance Programs with respect to Section 16 Insiders. Administration of the Discretionary Grant and Stock Issuance Programs with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to all such persons. However, any discretionary Awards to members of the Primary Committee must be authorized and approved by a disinterested majority of the Board.

B.  Members of the Primary Committee or any Secondary Committee shall serve for such period as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

C.  Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Grant and Stock Issuance Programs under its jurisdiction or any Award thereunder.

D.  Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award under the Plan.

E.  Administration of the Director Automatic Grant Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any Award under that program.

IV.  ELIGIBILITY

A.  The persons eligible to participate in the Discretionary Grant and Stock Issuance Programs are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.  Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine (i) with respect to Awards made under the Discretionary Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of shares to be covered by each such Award, the status of any awarded option as either an Incentive Option or a Non-Statutory Option, the exercise price per share in effect for each Award (subject to the limitations set forth in Article Two), the time or times when each Award is to vest and become exercisable and the maximum term for which the Award is to remain outstanding, and (ii) with respect to Awards under the Stock Issuance Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the number of shares subject to each such Award, the vesting schedule (if any) applicable to the shares subject to such Award, and the cash consideration (if any) payable for such shares.

C.  The Plan Administrator shall have the absolute discretion to grant options or stock appreciation rights in accordance with the Discretionary Grant Program and to effect stock issuances or other stock-based awards in accordance with the Stock Issuance Program.

D.  Eligible Directors for purposes of the Director Automatic Grant Program shall be limited to members of the Board who are not, at the time of such determination, employees of the Corporation (or any Parent or Subsidiary). However, a Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive an Award under the Director Automatic Grant Program at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic Awards under the Director Automatic Grant Program while he or she continues to serve as an Eligible Director.

V.	STOCK SUBJECT TO THE PLAN

A.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. Subject to the automatic share increase provisions of Section V.B. of this Article One and any additional shares authorized by the vote of the Board and approved by the shareholders, as of March 9, 2007 the number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed 418,854,627 shares.1 To the extent any unvested shares of Common Stock outstanding under the Predecessor Plans as of the Original Effective Date are subsequently repurchased by the Corporation, at the option exercise price paid per share, in connection with the holder’s termination of Service prior to vesting in those shares, the

1 The Common Stock issuable under the Plan shall be Class A Common Stock, except to the extent such stock is to be issued upon the exercise of outstanding options incorporated from the Predecessor Plans. For those options, the issuable stock shall be Class B Common Stock. As of March 8, 2007, 38,941,689 shares of Class B Common Stock have been reserved for issuance over the remaining term of the Plan.

repurchased shares shall be added to the reserve of Common Stock available for issuance under the Plan, but in no event shall such addition exceed 27,000,000 shares.

B.  The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan by an amount equal to four and one-half percent (4.5%) of the total number of shares of Class A and Class B Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 45,000,000 shares.

C.  No one person participating in the Plan may be granted Awards for more than 9,000,000 shares of Common Stock in the aggregate per calendar year.

D.  Shares of Common Stock subject to outstanding Awards under the Plan (including options incorporated into this Plan from the Predecessor Plans) shall be available for subsequent issuance under the Plan to the extent (i) those Awards expire or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards or (ii) the Awards are cancelled in accordance with the cancellation-regrant provisions of Article Two. Unvested shares issued under the Plan and subsequently cancelled or repurchased by the Corporation at the original exercise or issue price paid per share pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance under the Plan. All shares that become available for reissuance under the Plan, including the shares of Class B Common Stock subject to the outstanding options incorporated into this Plan from the Predecessor Plans that expire or terminate unexercised and any unvested shares of Class B Common Stock repurchased by the Corporation pursuant to its repurchase rights, shall be issuable solely as Class A Common Stock. In addition, should the exercise price of an option under the Plan be paid with shares of Common Stock, the authorized reserve of Common Stock under the Plan shall be reduced only by the net number of shares issued under the exercised stock option. Should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or vesting of an Award under the Plan, the number of shares of Common Stock available for issuance under the Plan shall be reduced only by the net number of shares issued with respect to that Award.

E.  If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year, (iii) the number and/or class of securities for which stock option grants and restricted stock unit awards are subsequently to be made under the Director Automatic Grant Program to new and continuing Eligible Directors, (iv) the number and/or class of securities and the exercise or base price per share (or any other cash consideration payable per share) in effect under each outstanding Award under the Discretionary Grant Program and the Director Automatic Grant Program, (v) the number and/or class of securities and exercise price per share in effect under each outstanding option incorporated into this Plan from the Predecessor Plans, (vi) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share thereunder, (vii) the maximum number and/or class of securities by which the share reserve may increase automatically each calendar year pursuant to the provisions of Section V.B of this Article One and (viii) the maximum number and/or class of securities that may be added to the Plan through the repurchase of unvested shares issued under the Predecessor Plans. Similar adjustments shall be made to the number of shares of Class B Common Stock issuable under the Plan and the number of shares subject to outstanding stock options for Class B shares and exercise price per share in effect under those options in the event of any similar changes to the outstanding shares of Class B Common Stock. To the extent such adjustments are to be made to outstanding Awards, those adjustments shall be effected in a manner that shall preclude the enlargement or dilution of rights and benefits under those Awards. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

DISCRETIONARY GRANT PROGRAM

I.  OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.  Exercise Price.

1.  The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2.  The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock valued at Fair Market Value on the Exercise Date and held for the period (if any) necessary to avoid any additional charges to the Corporation’s earnings for financial reporting purposes, or

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a brokerage firm (designated by the Corporation)2 to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.  Exercise and Term of Options.  Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C.  Effect of Termination of Service.

1.  The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option or as otherwise specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with Optionee, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option held by the Optionee at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii) Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options under this Article Two, all those options shall terminate immediately and cease to be outstanding.

2 With respect to Section 16 Insiders, the brokerage firm need only be reasonably satisfactory to the Corporation for purposes of administering such procedure.

(iv) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which that option is at the time exercisable. No additional shares shall vest under the option following the Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with Optionee. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.

2.  The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D.  Shareholder Rights.  The holder of an option shall have no shareholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price for and become a holder of record of the purchased shares.

E.  Repurchase Rights.  The Plan Administrator shall have the discretion to grant options that are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F.  Transferability of Options.  The transferability of options granted under the Plan shall be governed by the following provisions:

(i) Incentive Options.  During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.

(ii) Non-Statutory Options.  Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more Non-Statutory Options so that the option may be assigned in whole or in part during the Optionee’s lifetime to one or more Family Members of the Optionee or to a trust established exclusively for the Optionee and/or one or more such Family Members, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(iii) Beneficiary Designations.  Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II.  INCENTIVE OPTIONS

The terms specified below, together with any additions, deletions or changes thereto imposed from time to time pursuant to the provisions of the Code governing Incentive Options, shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Five shall be applicable to

Incentive Options. Options that are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A.  Eligibility.  Incentive Options may only be granted to Employees.

B.  Exercise Price.  The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

C.  Dollar Limitation.  The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options that become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitation on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

D.  10% Shareholder.  If any Employee to whom an Incentive Option is granted is a 10% Shareholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III.  STOCK APPRECIATION RIGHTS

A.  Authority.  The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.

B.  Types.  Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”), and (ii) standalone stock appreciation rights (“Standalone Rights”).

C.  Tandem Rights.  The following terms and conditions shall govern the grant and exercise of Tandem Rights.

1. One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying stock option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.

2. No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this Section III may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

3. If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than ten (10) years after the date of the option grant.

D.  Standalone Rights.  The following terms and conditions shall govern the grant and exercise of Standalone Rights under this Article Two:

1. One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Standalone Right not tied to any underlying option under this Discretionary Grant Program. The Standalone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Standalone Right have a maximum term in excess of ten (10) years measured from the grant date. Upon exercise of the Standalone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares.

2. The number of shares of Common Stock underlying each Standalone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Standalone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date.

3. Standalone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options and may not be transferred during the holder’s lifetime, except to one or more Family Members of the holder or to a trust established exclusively for the holder and/or such Family Members, to the extent such assignment is in connection with the holder’s estate plan or pursuant to a domestic relations order covering the Standalone Right as marital property. In addition, one or more beneficiaries may be designated for an outstanding Standalone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.

4. The distribution with respect to an exercised Standalone Right may be made in shares of Common Stock valued at Fair Market Value on the exercise date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

5. The holder of a Standalone Right shall have no shareholder rights with respect to the shares subject to the Standalone Right unless and until such person shall have exercised the Standalone Right and become a holder of record of shares of Common Stock issued upon the exercise of such Standalone Right.

E.  Post-Service Exercise.  The provisions governing the exercise of Tandem and Standalone Appreciation Rights following the cessation of the recipient’s Service or the recipient’s death shall be substantially the same as those set forth in Section I.C of this Article Two for the options granted under the Discretionary Grant Program.

F.  Net Counting.  Upon the exercise of any Tandem or Standalone Right under this Section III, the share reserve under Section V of Article One shall only be reduced by the net number of shares actually issued by the Corporation upon such exercise, and not by the gross number of shares as to which such Tandem or Standalone Right is exercised.

IV. CHANGE IN CONTROL/HOSTILE TAKE-OVER

A.  No Award outstanding under the Discretionary Grant Program at the time of a Change in Control shall vest and become exercisable on an accelerated basis if and to the extent that: (i) such Award is, in connection with the Change in Control, assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, (ii) such Award is replaced with a cash retention program of the successor corporation that preserves the spread existing at the time of the Change in Control on the shares of Common Stock as to which the Award is not otherwise at that time vested and exercisable and provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those shares, or (iii) the acceleration of such Award is subject to other limitations imposed by the Plan Administrator. However, if none of the foregoing conditions are satisfied, each Award outstanding under the Discretionary Grant Program at the time of the Change in Control but not otherwise vested and exercisable as to all the shares at the time subject to that Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Change in Control, vest and become exercisable as to all the shares of Common Stock at the time subject to that Award and may be exercised as to any or all of those shares as fully vested shares of Common Stock.

B.  All outstanding repurchase rights under the Discretionary Grant Program shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control, except to the extent: (i) those repurchase rights are assigned to the successor corporation (or parent thereof) or otherwise continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.

C.  Immediately following the consummation of the Change in Control, all outstanding Awards under the Discretionary Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction.

D.  Each option that is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities that would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. In the event outstanding Standalone Rights are to be assumed in connection with a Change in Control transaction or otherwise continued in effect, the shares of Common Stock underlying each such Standalone Right shall be adjusted immediately after such Change in Control to apply to the number and class of securities into which those shares of Common Stock would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the base price per share in effect under each outstanding Standalone Right, provided the aggregate base price shall remain the same, (iii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, (iv) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year, (v) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year pursuant to the automatic share increase provisions of the Plan, (vi) the number and/or class of securities for which stock option grants and restricted stock unit awards are subsequently to be made under the Director Automatic Grant Program to new and continuing Eligible Directors and (vii) the maximum number and class of securities that may be added to the Plan through the repurchase of unvested shares issued under the Predecessor Plans. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards under the Discretionary Grant Program, substitute, for the securities underlying those assumed Awards, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

E.  The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall, immediately prior to the effective date of a Change in Control or a Hostile Take-Over, vest and become exercisable as to all the shares at the time subject to those Awards and may be exercised as to any or all of those shares as fully vested shares of Common Stock, whether or not those Awards are to be assumed or otherwise continued in full force and effect pursuant to the express terms of such transaction. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall immediately terminate at the time of such Change in Control or consummation of such Hostile Take-Over and shall not be assignable to successor corporation (or parent thereof), and the shares subject to those terminated rights shall accordingly vest in full at the time of such Change in Control or consummation of such Hostile Take-Over.

F.  The Plan Administrator shall have full power and authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall immediately vest and become exercisable as to all of the shares at the time subject to those Awards in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control or a Hostile Take-Over in which those Awards do not otherwise vest on an accelerated basis. Any Awards so accelerated shall remain exercisable as to fully vested shares until the expiration or sooner termination of their term. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of his or her Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G.  The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

H.  Awards outstanding under the Discretionary Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I.  STOCK ISSUANCE TERMS

A.  Issuances.  Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement that complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards or restricted stock units, awarded by and at the discretion of the Plan Administrator, that entitle the recipients to receive the shares underlying those awards or units upon the attainment of designated performance goals and/or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units.

B.  Issue Price.

1. The price per share at which shares of Common Stock may be issued under the Stock Issuance Program shall be fixed by the Plan Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the issuance date.

2. Shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration that the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation;

(ii) past services rendered to the Corporation (or any Parent or Subsidiary); or

(iii) any other valid form of consideration permissible under the California Corporations Code at the time such shares are issued.

C.  Vesting Provisions.

1. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service and/or upon attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards or restricted stock units that entitle the recipients to receive the shares underlying those awards and/or units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the Participant’s Service.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall vest (or vest and become issuable) upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) return on total shareholder equity; (ii) net income per share of Common Stock; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to the Corporation’s business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Corporation’s revenue or profitability or expand its customer base; provided, however, that for purposes of items (ii), (iii), (vii) and (ix) above, the Plan Administrator may, at the time the Awards are made, specify certain adjustments to such items as reported in accordance with generally accepted accounting principles in the U.S. (“GAAP”), which will exclude from the calculation of those performance goals one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains or losses, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-

recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by the Corporation on a non-GAAP basis. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business groups or divisions thereof or any Parent or Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned. The Plan Administrator may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the award attributable to that performance objective shall be interpolated on a straight-line basis.

3. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) that the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or a substantial reduction in the value of outstanding shares of Common Stock as a result of a spin-off transaction or an extraordinary dividend or distribution, shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

4. The Participant shall have full shareholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares. The Participant shall not have any shareholder rights with respect to the shares of Common Stock subject to a restricted stock unit or share right award until that award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding restricted stock unit or share right awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

5. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Corporation shall repay to the Participant the same amount and form of consideration as the Participant paid for the surrendered shares.

6. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock that would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section II.E of this Article Three.

7. Outstanding share right awards or restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards or units, if the performance goals or Service requirements established for such awards or units are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding share right awards or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to awards or units which were at the time of grant intended to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section II.E of this Article Three.

II.  CHANGE IN CONTROL/HOSTILE TAKE-OVER

A.  All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control, except to the extent (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B.  Each outstanding Award under the Stock Issuance Program that is assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control to apply to the number and class of securities into which the shares of Common Stock subject to the Award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the cash consideration (if any) payable per share thereunder, provided the aggregate amount of such consideration shall remain the same. If any such Award is not so assumed or otherwise continued in effect or replaced with a cash retention program that preserves the Fair Market Value of the shares underlying the Award at the time of the Change in Control and provides for the subsequent payout of that value in accordance with the vesting schedule in effect for the Award at the time of such Change in Control, such Award shall vest, and the shares of Common Stock subject to that Award shall be issued as fully-vested shares, immediately prior to the consummation of the Change in Control.

C.  The Plan Administrator shall have the discretionary authority to structure one or more unvested Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall automatically vest (or vest and become issuable) in whole or in part immediately upon the occurrence of a Change in Control or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of that Change in Control transaction.

D.  The Plan Administrator shall also have the discretionary authority to structure one or more unvested Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall automatically vest (or vest and become issuable) in whole or in part immediately upon the occurrence of a Hostile Take-Over or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of that Hostile Take-Over.

E.  The Plan Administrator’s authority under Paragraphs C and D of this Section II shall also extend to any Award intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards pursuant to Paragraph C or D of this Section II may result in their loss of performance-based status under Code Section 162(m).

ARTICLE FOUR

DIRECTOR AUTOMATIC GRANT PROGRAM

I.  TERMS

A.  Grant Dates.  Grants under this amended and restated Article Four shall be made on the dates specified below:

1. On the date of each annual meeting of shareholders, beginning with the 2006 Annual Meeting of Shareholders, each individual who is to continue to serve as an Eligible Director, whether or not that individual is standing for re-election to the Board at that particular annual meeting of shareholders, shall automatically be granted a Non-Statutory Option to purchase 10,000 shares of Common Stock and restricted stock units covering 5,000 shares of Common Stock. There shall be no limit on the number of such annual option grants and restricted stock unit awards any one Eligible Director may receive over his or her period of Board service, and Eligible Directors who have previously been in the employ of the Corporation (or any Parent or Subsidiary) shall be eligible to receive one or more such annual option grants and restricted stock unit awards over their period of Board service.

2. Each individual who is first elected or appointed as an Eligible Director at any time on or after February 24, 2006, other than at an annual meeting of shareholders, shall, on the date he or she commences Service as an Eligible

Director, automatically be granted the following Awards, provided such individual has not previously been in the employ of the Corporation (or any Parent or Subsidiary):

(i) a Non-Statutory Option to purchase that number of shares of Common Stock determined by multiplying the normal 10,000-share automatic annual option grant by a fraction the numerator of which is the number of months (including any partial month, expressed as a fraction) that will elapse between the date he or she commenced Service as an Eligible Director and the first May 5th next succeeding such Service commencement date and the denominator of which is 12 months; and

(ii) a restricted stock unit award covering the number of shares of Common Stock determined by multiplying the normal 5,000-share automatic annual restricted stock unit award by a fraction the numerator of which is the number of months (including any partial month, expressed as a fraction) that will elapse between the date he or she commenced Service as an Eligible Director and the first May 5th next succeeding such Service commencement date and the denominator of which is 12 months.

B.  Exercise Price.

1. The exercise price per share for each option granted under this Article Four shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall be payable in one or more of the alternative forms authorized under the Discretionary Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

C.  Option Term.  Each option granted under this Article Four shall have a term of ten (10) years measured from the option grant date.

D.  Exercise and Vesting of Options.  Each option granted under this Article Four shall be immediately exercisable for any or all of the option shares. However, any unvested shares purchased under the option shall be subject to repurchase by the Corporation, at the exercise price paid per share, upon the Optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each grant shall vest, and the Corporation’s repurchase right shall lapse, in a series of one or more successive equal quarterly installments over the period measured from the date of the option grant. The quarterly vesting dates shall be the 5th day of February, May, August and November each year, with the first such quarterly vesting date to be at least thirty (30) days after the date of the option grant and the final vesting date to be the earlier of (i) the last quarterly vesting date determined for such option in accordance with the foregoing specified dates or (ii) the day immediately preceding the date of the first annual meeting of shareholders following the grant date of such option. The Optionee shall not vest in any additional shares subject to such option following his or her cessation of service as a Board member; provided, however, that should such cessation of Board service occur by reason of the Optionee’s death or Permanent Disability, all the shares purchased or purchasable under that option shall immediately vest.

E.  Vesting of Restricted Stock Units and Issuance of Shares.  Each restricted stock unit award shall vest in a series of one or more successive equal quarterly installments over the period measured from the date of such award. The quarterly vesting dates shall be the 5th day of February, May, August and November each year, with the first such quarterly vesting date to be at least thirty (30) days after the date of the award and the final vesting date to be the earlier of (i) the last quarterly vesting date determined for such award in accordance with the foregoing specified dates or (ii) the day immediately preceding the date of the first annual meeting of shareholders following the date of such award. The Board member shall not vest in any additional restricted stock units following his or her cessation of service as a Board member; provided, however, that each restricted stock unit award held by an Eligible Director under the Director Automatic Grant Program will immediately vest in full upon his or her cessation of Board service by reason of death or Permanent Disability. As the restricted stock units under the Director Automatic Grant Program vest in one or more installments, the shares of Common Stock underlying those vested units shall be promptly issued.

F.  Limited Transferability of Options.  Each option granted under the Director Automatic Grant Program may be assigned in whole or in part during the Optionee’s lifetime to one or more Family Members of the Optionee or to a trust established exclusively for Optionee and/or for one or more such Family Members, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. The Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Four, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

G.  Termination of Board Service.  The following provisions shall govern the exercise of any outstanding options under the Director Automatic Grant Program held by the Optionee at the time the Optionee ceases to serve as a Board member:

(i) The Optionee (or, in the event of Optionee’s death, the personal representative of the Optionee’s estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or the designated beneficiary or beneficiaries of such option) shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise each such option.

(ii) During the twelve (12)-month exercise period, the option may not be exercised for more than the number of vested shares of Common Stock for which the option is exercisable at the time of the Optionee’s cessation of Board service.

(iii) Should the Optionee cease to serve as a Board member by reason of death or Permanent Disability, all shares at the time subject to the option shall immediately vest so that such option may, during the twelve (12)-month exercise period following such cessation of Board service, be exercised for all or any portion of those shares as fully-vested shares of Common Stock.

(iv) In no event shall the option remain exercisable after the expiration of its term. Upon the expiration of the twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Board service for any reason other than death or Permanent Disability, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

II.  CHANGE IN CONTROL/ HOSTILE TAKE-OVER

A.  In the event of any Change in Control while the Eligible Director remains a Board member, the following provisions shall apply:

(i) The shares of Common Stock at the time subject to each outstanding option held by such Eligible Director under the Director Automatic Grant Program but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the option shares as fully-vested shares of Common Stock and may be exercised for any or all of those vested shares. Immediately following the consummation of the Change in Control, each automatic option grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Change in Control transaction.

(ii) The shares of Common Stock that are at the time of such Change in Control subject to any outstanding restricted stock units awarded to such Director under the Director Automatic Grant Program shall, immediately prior to the effective date of the Change in Control, vest in full and be issued to such individual as soon as administratively practicable thereafter, but in no event later than fifteen (15) business days.

B.  In the event of a Hostile Take-Over while the Eligible Director remains a Board member, the following provisions shall apply:

(i) The shares of Common Stock at the time subject to each option outstanding option held by such Eligible Director under the Director Automatic Grant Program but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Hostile Take-Over, become exercisable for all the option shares as fully-vested shares of Common Stock and may be exercised for any or all of those vested shares. Each such option shall remain exercisable for such fully-vested option shares until the expiration or sooner termination of the option term or the surrender of the option in connection with that Hostile Take-Over.

(ii) The shares of Common Stock that are at the time of such Hostile Take-Over subject to any outstanding restricted stock units awarded to such Eligible Director under the Director Automatic Grant Program shall, immediately prior to the effective date of the Hostile Take-Over, vest in full and be issued to such individual as soon as administratively practicable thereafter, but in no event later than fifteen (15) business days.

C.  All outstanding repurchase rights under the Director Automatic Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control or Hostile Take-Over.

D.  Each option that is assumed in connection with a Change in Control or otherwise continued in full force and effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities that would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control transaction, the successor corporation may, in connection with the assumption of the outstanding options under the Director Automatic Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

F.  The existence of outstanding Awards under the Director Automatic Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

III.  REMAINING TERMS

The remaining terms of each option granted under the Director Automatic Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Grant Program.

ARTICLE FIVE

MISCELLANEOUS

I.  TAX WITHHOLDING

A.  The Corporation’s obligation to deliver shares of Common Stock upon the issuance, exercise or vesting of Awards under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

B.  The Plan Administrator may, in its discretion, provide any or all Optionees or Participants to whom Awards are made under the Plan (other than the Awards made under the Director Automatic Grant Program) with the right to utilize either or both of the following methods to satisfy all or part of the Withholding Taxes to which those holders may become subject in connection with the issuance, exercise or vesting of those Awards.

Stock Withholding:  The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the issuance, exercise or vesting of those Awards a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the Optionee or Participant and make a cash payment equal to such Fair Market Value directly to the appropriate taxing authorities on such individual’s behalf. The shares of Common Stock so withheld shall not reduce the number of shares of Common Stock authorized for issuance under the Plan.

Stock Delivery:  The election to deliver to the Corporation, at the time the Award is issued, exercised or vests, one or more shares of Common Stock previously acquired by such the Optionee or Participant (other than in connection with the issuance, exercise or vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by such holder. The shares of Common Stock so delivered shall not be added to the shares of Common Stock authorized for issuance under the Plan.

II.  SHARE ESCROW/LEGENDS

Unvested shares issued under the Plan may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

III.  EFFECTIVE DATE AND TERM OF THE PLAN

A.  The Plan became effective immediately on the Original Effective Date. Awards may be granted under the Discretionary Grant Program, the Stock Issuance Program and the Director Automatic Grant Program at any time on or after the Original Effective Date.

B.  The Plan shall serve as the successor to the Predecessor Plans, and no further option grants or direct stock issuances shall be made under the Predecessor Plans after April 16, 1998. All options outstanding under the Predecessor Plans on April 16, 1998 were incorporated into the Plan at that time and are treated as outstanding options under the Plan. However, each outstanding option so incorporated shall continue to be governed solely by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated options with respect to their acquisition of shares of Common Stock.

C.  One or more provisions of the Plan, including (without limitation) the option/vesting acceleration provisions of Article Two relating to Changes in Control and Hostile Take-Overs, may, in the Plan Administrator’s discretion, be extended to one or more options incorporated from the Predecessor Plans that do not otherwise contain such provisions.

D.  The Plan was amended and restated by the Board on March 9, 2007 (the “2007 Restatement”), subject to shareholder approval at the 2007 Annual Meeting of Shareholders, to extend the term of the plan through March 9, 2017 and effect various technical revisions to facilitate plan administration. The revisions to the Plan shall not become effective unless the shareholders approve the 2007 Restatement at the 2007 Annual Meeting of Shareholders. Should shareholder approval not be obtained at the 2007 Annual Meeting of Shareholders, the proposed revision to the term of the Plan will not be implemented. The Plan will, however, continue in effect, and Awards will continue to be made under the Plan until all the shares available for issuance under the Plan have been issued pursuant to Awards made under the Plan.

E.  The Plan shall terminate upon the earliest to occur of (i) March 9, 2017, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares or (iii) the termination of all outstanding Awards in connection with a Change in Control. Should the Plan terminate March 9, 2017, all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such Awards.

IV.  AMENDMENT OF THE PLAN

A.  The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, shareholder approval will be required for any amendment to the Plan that (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive option grants or other awards under the Plan, (iii) materially increases the benefits accruing to the Optionees and Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan or (v) expands the types of awards available for issuance under the Plan.

B.  Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased either by (1) the automatic annual share increase provisions of Section V.B. of Article One or (2) shareholder approval of an amendment of the Plan sufficiently increasing the share reserve. If shareholder approval is required and is not obtained within twelve (12) months after the date of the first such excess Award, then all Awards made on the basis of such excess shares shall terminate and cease to be outstanding.

V.  USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI.  REGULATORY APPROVALS

A.  The implementation of the Plan, the grant of any Award and the issuance of shares of Common Stock in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.

B.  No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange on which Common Stock is then listed for trading.

VII.  NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A.  Award shall mean any of the following stock or stock-based awards authorized for issuance or grant under the Plan: stock option, stock appreciation right, direct stock issuance, restricted stock or restricted stock unit award or other stock-based award.

B.  Board shall mean the Corporation’s Board of Directors.

C. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a shareholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) a shareholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation, or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders or pursuant to a private transaction or series of transactions with one or more of the Corporation’s shareholders.

D.  Code shall mean the Internal Revenue Code of 1986, as amended.

E.  Common Stock shall mean the Corporation’s Class A Common Stock.

F.  Corporation shall mean Broadcom Corporation, a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Broadcom Corporation that shall by appropriate action adopt the Plan.

G.  Director Automatic Grant Program shall mean the director automatic grant program in effect under Article Four of the Plan for the Eligible Directors.

H.  Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.

I.  Eligible Director shall mean a Board member who is not, at the time of such determination, an employee of the Corporation (or any Parent or Subsidiary) and who is accordingly eligible to participate in the Director Automatic Grant Program in accordance with the eligibility provisions of Articles One and Four.

J.  Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K.  Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

L.  Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq Global Select Marketsm, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the Nasdaq Global Select Market on the date in question, as such price is reported by the National Association of Securities Dealers. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

M.  Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, bother-in-law or sister-in-law.

N.  Hostile Take-Over shall mean either of the following events effecting a change in control or ownership of the Corporation:

(i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders that the Board does not recommend such shareholders to accept, or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be composed of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

O.  Incentive Option shall mean an option that satisfies the requirements of Code Section 422.

P.  Involuntary Termination shall mean the termination of the Service of any individual that occurs by reason of:

(i) such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation that materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

Q.  Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

R.  1934 Act shall mean the Securities Exchange Act of 1934, as amended.

S.  Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

T.  Optionee shall mean any person to whom an option is granted under the Discretionary Grant or Director Automatic Grant Program.

U.  Original Effective Date shall mean February 3, 1998.

V.  Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

W.  Participant shall mean any person who is issued shares of Common Stock or restricted stock units or other stock-based awards under the Stock Issuance Program, and any person who is issued restricted stock units under the Director Automatic Grant Program.

X.  Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Director Automatic Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the Eligible Director to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

Y.  Plan shall mean the Corporation’s 1998 Stock Incentive Plan, as set forth in this document.

Z.  Plan Administrator shall mean the particular entity, whether the Primary Committee, the Board or a Secondary Committee, which is authorized to administer the Discretionary Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons then subject to its jurisdiction.

AA.  Predecessor Plans shall collectively mean the Corporation’s 1994 Amended and Restated Stock Option Plan and the Special Stock Option Plan, as in effect immediately prior to the Original Effective Date hereunder.

BB.  Primary Committee shall mean the committee of two (2) or more Eligible Directors appointed by the Board to administer the Discretionary Grant and Stock Issuance Programs with respect to Section 16 Insiders.

CC.  Secondary Committee shall mean a committee of two or more Board members appointed by the Board to administer the Discretionary Grant and Stock Issuance Programs with respect to one or more classes of eligible persons other than Section 16 Insiders.

DD.  Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liability provisions of Section 16 of the 1934 Act.

EE.  Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, an Eligible Director or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the Award made to such person. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity.

FF.  Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.

GG.  Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

HH.  Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.

II.  Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

JJ.  Take-Over Price shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or, if applicable, (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over through the acquisition of such Common Stock. However, if the surrendered option is an Incentive Option, the Take-Over Price shall not exceed the clause (i) price per share.

KK.  10% Shareholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

LL.  Withholding Taxes shall mean the federal, state and local income and employment taxes to which the Optionee or Participant may become subject in connection with the issuance, exercise or vesting of the Award made to him or her under the Plan.

BROADCOM CORPORATION
CLASS A COMMON STOCK

PROXY FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF BROADCOM CORPORATION

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held May 2, 2007 and the proxy statement, and appoints Bruce E. Kiddoo and Vahid Manian, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Class A common stock of Broadcom Corporation (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California May 2, 2007 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE
THANK YOU FOR VOTING

5300 CALIFORNIA AVENUE
IRVINE, CALIFORNIA 92617-3038

VOTE OVER THE INTERNET: www.proxyvote.com
To use the Internet to transmit your voting instructions, go to the website address shown above and have your proxy card in hand. Follow the instructions to create and submit electronic voting instructions.
ELECTRONIC ACCESS TO FUTURE SHAREHOLDER COMMUNICATIONS
You can access future Broadcom annual reports and proxy statements over the Internet through Broadcom’s online delivery service. By using this service, you will improve the speed and efficiency by which you can access these materials and help Broadcom reduce the printing and postage costs of distributing paper copies as well as the environmental impact of printing paper copies. To enroll in the online program, please follow the instruction above to vote over the Internet and, when prompted, indicate that you agree to access shareholder communications electronically in future years.
VOTE BY TELEPHONE: +1.800.690.6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and follow the directions given.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Broadcom Corporation c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Please mail early to ensure that your proxy card is received prior to the Annual Meeting.
The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Time on May 1, 2007. If you vote over the Internet or by telephone, you DO NOT need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ BRODC1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BROADCOM CORPORATION

1.	To elect nine directors to serve on the Company’s Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified:			For All	Withhold For All	For All Except

Director Nominees:
01.	George L. Farinsky	06.	Alan E. Ross	☐	☐	☐
02.	Maureen E. Grzelakowski	07.	Henry Samueli, Ph.D.
03.	Nancy H. Handel	08.	Robert E. Switz
04.	John Major	09.	Werner F. Wolfen
05.	Scott A. McGregor
To withhold authority to vote for any individual nominee while voting for other nominees, mark “For All Except” and write the name(s) of the nominee(s) for whom authority is withheld:

		For	Against	Abstain
2.	To approve an amendment and restatement of Broadcom’s 1998 Employee Stock Purchase Plan, as previously amended and restated, that would (i) extend the term of the plan through April 30, 2017, (ii) increase the limitation on the amount by which the share reserve of the plan is to automatically increase each year to not more than 10,000,000 shares of Class A common stock, and (iii) effect various technical revisions to facilitate plan administration.	☐	☐	☐

3.	To approve the Broadcom Corporation Executive Officer Performance Bonus Plan under which incentive bonuses, qualifying as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, may be provided to certain executive officers.	☐	☐	☐

4.	To approve an amendment and restatement of Broadcom’s 1998 Stock Incentive Plan, as previously amended and restated, that would (i) extend the term of the plan through March 9, 2017, (ii) eliminate Broadcom’s ability to reduce the exercise price of outstanding options, except in connection with certain changes to our capital structure, (iii) eliminate Broadcom’s ability to grant options with exercise prices less than 100% of the fair market value of our Class A common stock on the date of grant, (iv) increase the limitation on the amount by which the share reserve of the plan is to automatically increase each year to not more than 45,000,000 shares of Class A common stock, and (v) effect various technical revisions to facilitate plan administration.	☐	☐	☐

5.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐

6.	To consider a shareholder proposal, if properly presented at the Annual Meeting.	☐	☐	☐

7.	In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote FOR the nominees listed above, a vote FOR proposals 2, 3, 4 and 5, and a vote AGAINST proposal 6. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted FOR the election of the nominees listed above, FOR proposals 2, 3, 4 and 5 and AGAINST proposal 6.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BROADCOM CORPORATION
CLASS B COMMON STOCK

PROXY FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF BROADCOM CORPORATION

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held May 2, 2007 and the proxy statement, and appoints Bruce E. Kiddoo and Vahid Manian, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Broadcom Corporation (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California May 2, 2007 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE
THANK YOU FOR VOTING

5300 CALIFORNIA AVENUE
IRVINE, CALIFORNIA 92617-3038

VOTE OVER THE INTERNET: www.proxyvote.com
To use the Internet to transmit your voting instructions, go to the website address shown above and have your proxy card in hand. Follow the instructions to create and submit electronic voting instructions.

ELECTRONIC ACCESS TO FUTURE SHAREHOLDER COMMUNICATIONS
You can access future Broadcom annual reports and proxy statements over the Internet through Broadcom’s online delivery service. By using this service, you will improve the speed and efficiency by which you can access these materials and help Broadcom reduce the printing and postage costs of distributing paper copies as well as the environmental impact of printing paper copies. To enroll in the online program, please follow the instruction above to vote over the Internet and, when prompted, indicate that you agree to access shareholder communications electronically in future years.

VOTE BY TELEPHONE: +1.800.690.6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and follow the directions given.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Broadcom Corporation c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Please mail early to ensure that your proxy card is received prior to the Annual Meeting.

The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Time on May 1, 2007. If you vote over the Internet or by telephone, you DO NOT need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ BRODC3	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BROADCOM CORPORATION

1.	To elect nine directors to serve on the Company’s Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified:			For All	Withhold For All	For All Except

Director Nominees:
01.	George L. Farinsky	06.	Alan E. Ross	☐	☐	☐
02.	Maureen E. Grzelakowski	07.	Henry Samueli, Ph.D.
03.	Nancy H. Handel	08.	Robert E. Switz
04.	John Major	09.	Werner F. Wolfen
05.	Scott A. McGregor

To withhold authority to vote for any individual nominee while voting for other nominees, mark “For All Except” and write the name of the nomince(s) for whom authority is withheld:

		For	Against	Abstain
2.	To approve an amendment and restatement of Broadcom’s 1998 Employee Stock Purchase Plan, as previously amended and restated, that would (i) extend the term of the plan through April 30, 2017, (ii) increase the limitation on the amount by which the share reserve of the plan is to automatically increase each year to not more than 10,000,000 shares of Class A common stock, and (iii) effect various technical revisions to facilitate plan administration.	☐	☐	☐

3.	To approve the Broadcom Corporation Executive Officer Performance Bonus Plan under which incentive bonuses, qualifying as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, may be provided to certain executive officers.	☐	☐	☐

4.	To approve an amendment and restatement of Broadcom’s 1998 Stock Incentive Plan, as previously amended and restated, that would (i) extend the term of the plan through March 9, 2017, (ii) eliminate Broadcom’s ability to reduce the exercise price of outstanding options, except in connection with certain changes to our capital structure, (iii) eliminate Broadcom’s ability to grant options with exercise prices less than 100% of the fair market value of our Class A common stock on the date of grant, (iv) increase the limitation on the amount by which the share reserve of the plan is to automatically increase each year to not more than 45,000,000 shares of Class A common stock, and (v) effect various technical revisions to facilitate plan administration.	☐	☐	☐

5.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐

6.	To consider a shareholder proposal, if properly presented at the Annual Meeting.	☐	☐	☐

7.	In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote FOR the nominees listed above, a vote FOR proposals 2, 3, 4 and 5, and a vote AGAINST proposal 6. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted FOR the election of the nominees listed above, FOR proposals 2, 3, 4 and 5 and AGAINST proposal 6.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BROADCOM CORPORATION
5300 California Avenue
Irvine, California 92617-3038

March 29, 2007

Dear Fellow Shareholder:

We are pleased to offer you the opportunity to access future Broadcom annual reports and proxy statements in electronic form over the Internet through our online delivery service. By using this service, you will improve the speed and efficiency by which you can access these materials and help Broadcom reduce the environmental impact and costs of printing and distributing paper copies. The cost to print and mail these materials this year is over $500,000.

To enroll in the online delivery program, please follow the instructions at www.icsdelivery.com/broadcom. It is fast and easy. If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm or other financial institution, your brokerage firm or other financial institution must be a participant in the online delivery program for you to enroll. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, you will need to provide separate consent for each account for which you wish to access future reports in electronic form.

You can also vote your shares electronically over the Internet or by telephone. Please refer to the instructions on the enclosed proxy card or voting instruction form for further information regarding electronic voting. Regardless of the means by which you choose to vote, should you receive more than one proxy card or voting instruction form, please be sure to vote each one separately to ensure that all of your shares are voted.

If you have any questions regarding the online delivery service or electronic voting, please call our Shareholder Services Department at +1.949.926.6400 or contact us by email at shareholder@broadcom.com.

As always, thank you for your support of Broadcom.

Sincerely,

Scott A. McGregor
President and Chief Executive Officer